Exhibit 2.1

Execution Version

AGREEMENT  AND PLAN OF MERGER

By and Among

KENVUE INC.,

KIMBERLY-CLARK CORPORATION,

VESTA SUB I,  INC.

and

VESTA SUB II, LLC

Dated as of November  2, 2025

i

TABLE OF CONTENTS (CONT’D)

ii

TABLE OF CONTENTS (CONT’D)

Exhibit  A: Form  of Certificate of Incorporation of the Initial Surviving Company

Exhibit  B: Form  of Certificate of Formation of the Final Surviving Company

iii

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November  2, 2025, is entered into by and among Kenvue Inc., a Delaware corporation (“Kenvue”), Kimberly-Clark Corporation, a Delaware corporation (“Kimberly-Clark”), Vesta Sub I,  Inc., a Delaware corporation and a direct wholly owned subsidiary of Kimberly-Clark (“First Merger Sub”), and Vesta Sub II, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Kimberly-Clark (“Second Merger Sub” and, collectively with Kimberly-Clark and First Merger Sub, the “Kimberly-Clark Parties”, and each, a “Kimberly-Clark Party”).

WHEREAS, Kimberly-Clark has incorporated or organized First Merger Sub and Second Merger Sub (as applicable) for the purpose of effecting the transactions contemplated by this Agreement;

WHEREAS, the parties intend that, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”) and the Delaware Limited Liability Company Act (the “DLLCA”), (a)  First Merger Sub will be merged with and into Kenvue (the “First Merger”), with Kenvue surviving as a direct wholly owned subsidiary of Kimberly-Clark (the “Initial Surviving Company”), and (b)  immediately following the First Merger, and as part of the same overall transaction as the First Merger, the Initial Surviving Company will be merged with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with Second Merger Sub surviving as a direct wholly owned subsidiary of Kimberly-Clark (the “Final Surviving Company”);

WHEREAS, the Board of Directors of Kenvue (the “Kenvue Board”) has unanimously (a)  determined that it is fair to, and in the best interests of, Kenvue and its stockholders, and declared it advisable, that Kenvue enter into this Agreement and consummate the Mergers and the other transactions contemplated hereby (collectively, the “Transactions”), (b)  adopted resolutions approving and declaring the advisability of this Agreement and the consummation of the Transactions, including the Mergers, (c)  adopted resolutions recommending that Kenvue’s stockholders adopt this Agreement and (d)  directed that this Agreement and the First Merger be submitted to Kenvue’s stockholders for adoption;

WHEREAS, the Board of Directors of Kimberly-Clark (the “Kimberly-Clark Board”) has unanimously (a)  determined that it is fair to, and in the best interests of, Kimberly-Clark and its stockholders, and declared it advisable, that Kimberly-Clark enter into this Agreement and consummate the Mergers, the Share Issuance and the other Transactions, (b)  adopted resolutions approving and declaring the advisability of this Agreement and the consummation of the Transactions, including the Mergers and the Share Issuance, (c)  adopted resolutions recommending that Kimberly-Clark’s stockholders approve the Share Issuance and (d)  directed that the Share Issuance be submitted to Kimberly-Clark’s stockholders for approval;

WHEREAS, the Board of Directors of First Merger Sub has unanimously (a)  determined that it is in the best interests of First Merger Sub and its sole stockholder, and declared it advisable, that First Merger Sub enter into this Agreement and consummate the First Merger, (b)  adopted resolutions approving and declaring the advisability of this Agreement and the consummation of the First Merger and (c)  adopted resolutions recommending that the sole stockholder of First Merger Sub adopt this Agreement and directed that this Agreement and the First Merger be submitted to the sole stockholder of First Merger Sub for adoption;

WHEREAS, Kimberly-Clark, as the sole member of Second Merger Sub, has approved and declared advisable this Agreement, the Second Merger and the other Transactions and adopted this Agreement; and

WHEREAS, for U.S. federal income tax purposes, the parties intend that (a)  the First Merger and the Second Merger be treated as a single integrated transaction that will qualify as a “reorganization” within the meaning of Section  368(a)  of the Code (as defined herein), (b)  Kimberly-Clark, First Merger Sub, Second Merger Sub and Kenvue each be a party to the reorganization within the meaning of Section  368(b)  of the Code and (c)  this Agreement will constitute a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code (clauses (a)  through (c), collectively, the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein and intending to be legally bound, the parties agree as follows:

ARTICLE  I

Definitions; Interpretation

Section  1.01          Definitions. For purposes of this Agreement:

“Action” means any proceeding, suit, claim, charge, complaint, audit, investigation, arbitration or action, whether legal, administrative or otherwise, by or before any Governmental Authority.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Antitrust Laws” means the HSR Act and all other applicable competition, merger control, antitrust or similar Laws and all other applicable Laws that are designed or intended to prohibit, restrict, review or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Benefit Plan” means any compensation, employment, individual consulting, individual independent contractor, salary, bonus, commission, vacation, deferred compensation, incentive compensation, stock purchase, equity or equity-based, phantom equity, severance pay, termination pay, death benefit, disability benefit, hospitalization, medical, dental, vision, health and welfare, life insurance, cafeteria or flexible benefits, supplemental unemployment benefit, or profit-sharing, pension, retirement, change of control, transaction bonus, retention, perquisite, relocation plan, policy, practice, program, agreement, arrangement or contract and each other “employee benefit plan” (as such term is defined in Section  3(3)  of ERISA), whether or not subject to ERISA and whether written or unwritten.

“Business Day” means any day other than (a)  a Saturday or a Sunday or (b)  a day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York City.

“cGMP” means the minimum standards relating to current good manufacturing practices, including the quality oversight, design, manufacturing, development, processing, storing, packaging, repackaging, testing, packing, labeling, relabeling, commercial and clinical distribution, transportation, handling, and holding of medical and other FDA- or similar Governmental Authority-regulated products, including the Products of Kenvue, as promulgated, enforced or endorsed by any Governmental Authority.

“Code” means the Internal Revenue Code of 1986.

“Collective Bargaining Agreement” means any collective bargaining, works council or other trade or labor union Contract or labor, employee association or similar arrangement (including all addenda, side letters, memoranda of undertakings, amendments and similar ancillary agreements thereto).

“Consent” means any consent, approval, clearance, waiver, Permit or order.

“Contract” means any agreement, arrangement, contract, lease, sublease, license, indenture, note, bond, mortgage, commitment, concession, franchise or other obligation that is legally binding.

“Data Privacy Laws” means any Laws concerning the privacy, processing, data protection or security of Personal Data.

“Debt Commitment Letter” means the commitment letter dated November  2, 2025, among Kimberly-Clark and JPMorgan Chase Bank, N.A., together with all attachments thereto and the fee letters referred to therein.

“Environmental Claim” means any administrative, regulatory or judicial Actions, Judgments, demands, directives, liens or written or oral notices of noncompliance or violation by or from any Person alleging liability of whatever kind or nature arising out of, based on or resulting from (a)  the presence or Release of, or exposure to, any Hazardous Materials at any location; or (b)  the failure to comply with any Environmental Law or any Permit issued pursuant to Environmental Law.

“Environmental Laws” means all applicable federal, national, state, provincial, local and foreign Laws, Judgments, or Permits issued, promulgated or entered into by or with any Governmental Authority, relating to pollution or to the protection of natural resources, endangered or threatened species, the climate, the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or human health and safety (as related to exposure to hazardous or toxic substances in the environment or workplace), including all Laws relating to the production, use or registration of chemicals (such as Regulation (EC) No 1907/2006 concerning the Registration, Evaluation, Authorisation and Restriction of Chemicals) or to providing notice to workers, consumers or the public regarding the use or presence of hazardous, toxic or carcinogenic materials (such as California’s Safe Drinking Water and Toxic Enforcement Act of 1986, commonly known as Proposition  65).

“Equity Award Exchange Ratio” means a fraction (a)  the numerator of which is the sum of the Cash Consideration and an amount equal to the product of (i)  the Exchange Ratio and (ii)  the Kimberly-Clark Closing Price and (b)  the denominator of which is the Kimberly-Clark Closing Price.

“Equity Interests” mean, with respect to any Person, any (a)  shares of capital stock and any other voting securities in such Person, (b)  other equity, ownership or voting interests in such Person, (c)  securities convertible into or exchangeable for capital stock, voting securities or other equity, ownership or voting interests, in each case in such Person, (d)  stock appreciation rights, performance shares, “phantom” stock rights and any other rights that (i)  give the holder thereof any economic or voting interest of a nature that would accrue to the holders of capital stock in such Person or (ii)  are linked in any way to the value of such Person, the price of any shares of capital stock or other voting securities in such Person or any dividends or other distributions declared or paid on any shares of capital stock or other voting securities in such Person and (e)  options, warrants, calls, subscriptions or other rights (contingent or otherwise) to acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange Act” means the Securities Exchange Act of 1934.

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977 (15 U.S.C. §  78dd-1, et seq.).

“FDA” means the United States Food and Drug Administration.

“Financing” means any debt financing, whether in the form of debt securities, a credit or loan facility or otherwise, obtained or proposed to be obtained by Kimberly-Clark or any Kimberly-Clark Subsidiary in connection with the Transactions, including the debt financing contemplated by the Debt Commitment Letter or any other debt financing the proceeds of which are intended to be used to finance the payment, in whole or in part, of the Cash Consideration or any of the other amounts payable by Kimberly-Clark or any Kimberly-Clark Subsidiary under this Agreement or in connection with the Transactions, including any debt refinancing.

“Financing Documents” means the Debt Commitment Letter, any other commitment letter, engagement letter, underwriting agreement, purchase agreement, placement agreement, credit agreement or indenture or any other agreement or document, in each case entered into by any Financing Source, on the one hand, and Kimberly-Clark or any Kimberly-Clark Subsidiary, on the other, in connection with any Financing.

“Financing Related Parties” means the Financing Sources, their respective Affiliates and the respective partners, managers, members, trustees, officers, directors, employees, controlling persons, agents and other Representatives of any of the foregoing, and their respective successors and permitted assigns.

“Financing Sources” means the Persons (other than Kimberly-Clark or any Kimberly-Clark Subsidiary) party from time to time to the Debt Commitment Letter or any other Financing Document, including any such Persons becoming party thereto pursuant to any joinder documentation, and each other Person that has committed or agreed to provide, arrange, syndicate, underwrite, purchase or place any Financing, or has otherwise entered into any agreement with Kimberly-Clark or any Kimberly-Clark Subsidiary in connection with, or that is otherwise acting as an arranger, bookrunner, underwriter, initial purchaser, placement agent, administrative agent, trustee or a similar representative in respect of, all or any part of the Financing, and their respective successors and permitted assigns.

“Foreign Investment Laws” means all applicable foreign investment Laws, foreign subsidiary regulations and all other applicable Laws, in each case that are designed or intended to prohibit, restrict, review or regulate foreign investment or the effects of subsidies granted by Governmental Authorities.

“fraud” means, with respect to any Person, an actual, intentional and knowing common law fraud (and not a constructive fraud, negligent misrepresentation or omission, or any form of fraud premised on recklessness or negligence), by such Person in the making of the representations and warranties in this Agreement or any certificate executed and delivered by such Person pursuant to the terms of this Agreement.

“GAAP” means generally accepted accounting principles in the United States.

“GCP” means ethical and scientific quality standards for designing, conducting, performing, monitoring, auditing, analyzing, recording and reporting trials that involve the participation of human subjects, as promulgated, enforced, or endorsed by any Governmental Authority.

“GLP” means a set of rules  and criteria for a quality system, standards, practices, and procedures concerned with the organizational process and the conditions under which non-clinical health and safety studies are planned, performed, monitored, recorded, reported and archived, as promulgated, enforced, or endorsed by any Governmental Authority.

“Government Official” means any official, officer, employee or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Authority, and includes any official or employee of any directly or indirectly government-owned or -controlled entity, and any officer or employee of a public international organization, as well as any Person acting in an official capacity for or on behalf of any such Governmental Authority, or for or on behalf of any such public international organization.

“Governmental Authority” means any federal, national, state, provincial, local or transnational (in each case whether domestic or foreign) government, court, administrative agency or commission, judicial body or tribunal, arbitrator or arbitration  panel, self-regulatory agency (including Nasdaq and NYSE) or other governmental or regulatory authority or instrumentality.

“Hazardous Materials” means any petroleum or petroleum products, explosive or radioactive materials or wastes, asbestos, per- and poly-fluorinated substances, polychlorinated biphenyls and hazardous or toxic materials and any other material, substance or waste that is regulated or may result in liability under any Environmental Law.

“Healthcare Laws” means all applicable Law relating to the procurement, development, research, manufacture, production, packaging, labeling, sterilization, distribution, importation, exportation, handling, quality, safety surveillance, reporting of adverse events and product complaints, recall, reprocessing, commercialization, sale, or promotion of medical and other FDA- or similar Governmental Authority-regulated products, including the Products of Kenvue, the regulation, provision, management or administration of, ordering or arranging for, or payment or reimbursement for, any healthcare items or services, and standards for establishments involved in any such activities, including: the Federal Food, Drug, and Cosmetic Act (21 C.F.R. § 301 et seq.), the U.S. Public Health Service Act (42 U.S.C. § 201 et seq.), and all rules, regulations, product monographs and guidance promulgated thereunder; cGMP, GCP and GLP; the Federal Trade Commission Act (15 U.S.C. §§ 41 et seq.) and all rules, regulations and guidance promulgated thereunder; licensure Laws relating to the regulation, provision or administration of, or payment for, the manufacture, distribution, storage, holding, dispensing and possession of medical and other FDA- or similar Governmental Authority-regulated products; state pharmacy Laws; the False Claims Act (31 U.S.C. §§ 3729-3733); the Exclusion Law, 42 U.S.C. § 1320a-7; the Civil Monetary Penalties Law (42 U.S.C. § 1320 a-7a); the Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h); the False Claim Law (42 U.S.C. § 1320a-7b(a)); the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)); HIPAA; and any applicable Law with respect to healthcare related fraud and abuse, false claims, self-referral, anti-kickback and licensing.

“Healthcare Program” shall mean any U.S. federal health program as defined in 42 U.S.C. § 1320a-7b(f), including Medicare, Medicaid, TRICARE, CHAMPVA and state health care programs (as defined therein), and any health insurance program for the benefit of federal employees, including those under Chapter 89 of Title V, United States Code.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, including the Standards for Privacy of Individually Identifiable Health Information (45 CFR Part  160 and Part  164, Subparts A, D and E), the Transactions and Code Set Standards (45 CFR Part  162), and the Security Standards for the Protection of Electronic Protected Health Information (45 CFR Part  164, Subparts A and C), the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009) as set forth at 42 USC §§ 17931 et seq., and their implementing regulations.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means, with respect to any Person, without duplication, all obligations or undertakings by such Person: (a)  for borrowed money (including deposits or advances of any kind to such Person); (b)  evidenced by bonds, including performance or surety bonds, debentures, notes or similar instruments; (c)  for capitalized leases or to pay the deferred and unpaid purchase price of property or equipment; (d)  pursuant to securitization or factoring programs or arrangements; (e)  to maintain or cause to be maintained the financing or financial position of others; (f)  net cash payment obligations under swaps, options, derivatives or other hedging Contracts that will be payable upon termination thereof (assuming termination on the date of determination); (g)  letters of credit, bank guarantees or other similar Contracts entered into by or on behalf of such Person to the extent they have been drawn upon; or (h)  pursuant to guarantees or arrangements having the economic effect of a guarantee of any obligations of the type described in the foregoing clauses of any other Person.

“Intellectual Property” means any of the following existing under the Laws of the United States or any other jurisdiction: (a)  patents (including all reissues, reexaminations, supplemental examinations, substitutions, renewals and extensions thereof) and patent applications (including provisional non-provisional applications, continuations, divisionals and continuations-in-part); (b)  registered and unregistered trademarks, service marks, trade names and other similar indicia or source or origin, pending trademark and service mark registration applications, and intent-to-use registrations or similar reservations of marks, together with the goodwill symbolized by any of the foregoing; (c)  registered and unregistered copyrights, applications for registration of copyright and other equivalent rights in works of authorship; (d)  internet domain names; (e)  trade secrets, know-how, processes, formulae, recipes, methods, techniques, procedures, algorithms, specifications, inventions, ideas, marketing materials, customer and supplier lists, and other rights in proprietary information, in each case, to the extent qualifying as a trade secret under applicable Law (“Trade Secrets”); (f)  rights in Software; and (g)  all other intellectual property, proprietary, industrial and similar rights, and any registrations, applications for registration and renewals therefor.

“IT Systems” means computers, software, databases, firmware, middleware, servers, workstations, networks, systems, routers, hubs, switches, data communications lines and all other information technology equipment and associated documentation.

“Johnson  & Johnson” means Johnson  & Johnson, a New Jersey corporation.

“Johnson  & Johnson TMA” means that certain Tax Matters Agreement, dated May  3, 2023, by and between Kenvue and Johnson  & Johnson.

“Judgment” means any judgment, order, writ, ruling, determination, injunction, decree, award, stipulation or settlement (in each case whether civil, administrative or criminal) of or with any Governmental Authority.

“Kenvue Benefit Plan” means each Benefit Plan sponsored, maintained, contributed to, or required to be contributed to, by Kenvue or any Kenvue Subsidiary or with respect to which Kenvue or any Kenvue Subsidiary has any liability (whether actual or contingent), including each Benefit Plan providing compensation or benefits to any current or former director, officer, employee, consultant or other individual service provider, in all cases, excluding plans, programs or arrangements sponsored by any Governmental Authority.

“Kenvue Common Stock” means the common stock of Kenvue, par value $0.01 per share.

“Kenvue Credit Facility” means that certain Credit Agreement, dated as of March  6, 2023, among Kenvue, the subsidiaries of Kenvue party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (as amended, restated, amended and restated, supplemented or otherwise modified, or refinanced or replaced, in a manner not prohibited hereby from time to time).

“Kenvue Deferred Fee Plan” means Kenvue’s Amended and Restated Deferred Fee Plan for Directors, as amended from time to time.

“Kenvue Designee” shall mean an individual who (a)  is serving as a director on the Kenvue Board of as of the date of this Agreement and as of the Closing and (b)  is designated by Kenvue and approved by Kimberly-Clark (such approval not to be unreasonably withheld, conditioned or delayed).

“Kenvue DSU” means each deferred stock unit with respect to shares of Kenvue Common Stock granted under the Kenvue Stock Plan, the Kenvue Deferred Fee Plan or otherwise to any non-employee member of the Kenvue Board.

“Kenvue Equity Awards” means, collectively, the Kenvue Stock Options, the Kenvue RSUs, the Kenvue PSUs, the Kenvue DSUs and any other equity or equity-related awards under the Kenvue Stock Plan or Kenvue Deferred Fee Plan.

“Kenvue ERISA Affiliate” means any entity which, at any relevant time, is considered a single employer with Kenvue under Section  414 of the Code or Section  4001 of ERISA.

“Kenvue Executive Severance Plan” means the Executive Severance Pay Plan of Kenvue and U.S. Affiliated Companies, amended effective as of July  7, 2025, as may be amended or otherwise modified from time to time.

“Kenvue Intellectual Property” means all Intellectual Property owned or purported to be owned by Kenvue or a Kenvue Subsidiary.

“Kenvue Leased Real Property” means each real property leased, subleased, licensed or similarly occupied by Kenvue or a Kenvue Subsidiary that is greater than 200,000 square feet.

“Kenvue Material Adverse Effect” means a Material Adverse Effect with respect to Kenvue.

“Kenvue Notes” means, collectively, (a)  the 5.350% Senior Notes due 2026 issued by Kenvue pursuant to that certain First Supplemental Indenture, dated as of March  22, 2023 (as amended or supplemented, the “Kenvue First Supplemental Indenture”), by and between Kenvue, as issuer, and Deutsche Bank Trust Company Americas, as trustee, to the Indenture, dated as of March  22, 2023, by and between Kenvue, as issuer, and Deutsche Bank Trust Company Americas, as trustee (as amended or supplemented, the “Kenvue Indenture”), (b)  the 5.050% Senior Notes due 2028 issued by Kenvue pursuant to the Kenvue First Supplemental Indenture, (c)  the 5.000% Senior Notes due 2030 issued by Kenvue pursuant to the Kenvue First Supplemental Indenture, (d)  the 4.850% Senior Notes due 2032 issued by Kenvue pursuant to that certain Second Supplemental Indenture, dated as of May  22, 2025, by and between Kenvue, as issuer, and Deutsche Bank Trust Company Americas, as trustee, to the Kenvue Indenture, (e)  the 4.900% Senior Notes due 2033 issued by Kenvue pursuant to the Kenvue First Supplemental Indenture, (f)  the 5.100% Senior Notes due 2043 issued by Kenvue pursuant to the Kenvue First Supplemental Indenture, (g)  the 5.050% Senior Notes due 2053 issued by Kenvue pursuant to the Kenvue First Supplemental Indenture and (h)  the 5.200% Senior Notes due 2063 issued by Kenvue pursuant to the Kenvue First Supplemental Indenture.

“Kenvue Owned Real Property” means each material real property owned in fee simple (or its jurisdictional equivalent) by Kenvue or a Kenvue Subsidiary.

“Kenvue PSU” means each restricted stock unit with respect to shares of Kenvue Common Stock granted under the Kenvue Stock Plan or otherwise that is subject to performance-based vesting conditions.

“Kenvue Real Property” means the Kenvue Owned Real Property and the Kenvue Leased Real Property.

“Kenvue Real Property Leases” means the leases, subleases and licenses under which Kenvue or a Kenvue Subsidiary leases, subleases or licenses any Kenvue Leased Real Property, including any amendments, extensions, assignments, guaranties and other material agreements with respect thereto.

“Kenvue Registered Intellectual Property” means each patent, patent application, registered trademark, trademark registration application, internet domain name, registered copyright and copyright registration application, in each case, constituting Kenvue Intellectual Property.

“Kenvue RSU” means each restricted stock unit with respect to shares of Kenvue Common Stock granted under the Kenvue Stock Plan or otherwise that is not a Kenvue PSU or a Kenvue DSU.

“Kenvue Stock Option” means each option to purchase shares of Kenvue Common Stock granted under the Kenvue Stock Plan or otherwise.

“Kenvue Stock Plan” means Kenvue’s Long-Term Incentive Plan, as amended from time to time.

“Kenvue Subsidiaries” means each of the Subsidiaries of Kenvue.

“Kenvue Termination Fee” means $1,136,000,000.

“Kimberly-Clark Benefit Plan” means each Benefit Plan sponsored, maintained, contributed to, or required to be contributed to, by Kimberly-Clark or any Kimberly-Clark Subsidiary or with respect to which Kimberly-Clark or any Kimberly-Clark Subsidiary has any liability (whether actual or contingent), including each Benefit Plan providing compensation or benefits to any current or former director, officer, employee, consultant or other individual service provider, in all cases, excluding plans, programs or arrangements sponsored by any Governmental Authority.

“Kimberly-Clark Closing Price” means the closing price of Kimberly-Clark Common Stock on Nasdaq (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by the parties) on the Trading Day immediately prior to the date of the First Effective Time.

“Kimberly-Clark Common Stock” means the common stock of Kimberly-Clark, par value $1.25.

“Kimberly-Clark Credit Facilities” means (a)  that certain Five-Year Revolving Credit Agreement, dated as of June  2, 2023, among Kimberly-Clark, the banks party thereto, Citibank, N.A., as a bank and as administrative agent for the banks, and JPMorgan Chase Bank, N.A., as syndication agent and (b)  that certain 364-Day Revolving Credit Agreement, dated as of May  30, 2025, among Kimberly-Clark, the banks party thereto, Citibank, N.A, as a bank and as administrative agent for the banks, and JPMorgan Chase Bank, N.A., as syndication agent (each as amended, restated, amended and restated, supplemented or otherwise modified, or refinanced or replaced, in a manner not prohibited hereby from time to time).

“Kimberly-Clark Equity Awards” means, collectively, the Kimberly-Clark Stock Options, the Kimberly-Clark RSUs, the Kimberly-Clark PSUs and any other equity or equity-related awards under the Kimberly-Clark Stock Plans.

“Kimberly-Clark ERISA Affiliate” means any entity which, at any relevant time, is considered a single employer with Kimberly-Clark under Section  414 of the Code or Section  4001 of ERISA.

“Kimberly-Clark Executive Severance Agreement” means any Executive Severance Agreement, regardless of tier, between Kimberly-Clark, on the one hand, and any individual executive of Kimberly-Clark, on the other hand.

“Kimberly-Clark Intellectual Property” means all Intellectual Property owned or purported to be owned by Kimberly-Clark or a Kimberly-Clark Subsidiary.

“Kimberly-Clark Leased Real Property” means each real property leased, subleased, licensed or similarly occupied by Kimberly-Clark or a Kimberly-Clark Subsidiary that is greater than 200,000 square feet.

“Kimberly-Clark Material Adverse Effect” means a Material Adverse Effect with respect to Kimberly-Clark.

“Kimberly-Clark Owned Real Property” means each material real property owned in fee simple (or its jurisdictional equivalent) by Kimberly-Clark or a Kimberly-Clark Subsidiary.

“Kimberly-Clark PSU” means each restricted stock unit with respect to shares of Kimberly-Clark Common Stock granted under any Kimberly-Clark Stock Plan or otherwise that is subject to performance-based vesting conditions.

“Kimberly-Clark Real Property” means the Kimberly-Clark Owned Real Property and the Kimberly-Clark Leased Real Property.

“Kimberly-Clark Real Property Leases” means the leases, subleases and licenses under which Kimberly-Clark or a Kimberly-Clark Subsidiary leases, subleases or licenses any Kimberly-Clark Leased Real Property, including any amendments, extensions, assignments, guaranties and other material agreements with respect thereto.

“Kimberly-Clark Registered Intellectual Property” means each patent, patent application, registered trademark, trademark registration application, internet domain name, registered copyright and copyright registration application, in each case, constituting Kimberly-Clark Intellectual Property.

“Kimberly-Clark RSU” means each restricted stock unit with respect to shares of Kimberly-Clark Common Stock granted under any Kimberly-Clark Stock Plan or otherwise that is not a Kimberly-Clark PSU.

“Kimberly-Clark Stock Option” means each option to purchase shares of Kimberly-Clark Common Stock granted under any Kimberly-Clark Stock Plan or otherwise.

“Kimberly-Clark Stock Plans” means Kimberly-Clark’s 2011 Equity Participation Plan, Kimberly-Clark’s 2021 Outside Directors’ Compensation Plan and Kimberly-Clark’s 2021 Equity Participation Plan, each as amended from time to time.

“Kimberly-Clark Subsidiaries” means each of the Subsidiaries of Kimberly-Clark.

“Kimberly-Clark Termination Fee” means $1,136,000,000.

“Knowledge” means, with respect to any matter in question, the actual knowledge of (a)  in the case of Kimberly-Clark, the individuals set forth in Section  1.01(a)  of the Kimberly-Clark Disclosure Letter and (b)  in the case of Kenvue, the individuals set forth in Section  1.01(a)  of the Kenvue Disclosure Letter.

“Law” means any applicable federal, national, state, provincial, local or transnational (in each case, whether domestic or foreign) statute, law (including common law) or ordinance, or rule, code, directive, binding guidance or regulation of any Governmental Authority.

“Legal Restraint” means any Law or Judgment (in each case, whether temporary, preliminary or permanent) enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority of competent jurisdiction.

“Lien” means any mortgage, deed of trust, lien, pledge, charge, claim, hypothecation, option, right of first offer or refusal, security interest, lease, license, easement, right-of-way, title retention agreement or other similar encumbrance.

“Material Adverse Effect” means, with respect to any Person, any effect, change, event, circumstance, condition, development or occurrence that, individually or in the aggregate, has a material adverse effect on the business, assets, liabilities, results of operations or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole; provided, however, that none of the following shall constitute a Material Adverse Effect or be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: (a)  changes in general conditions in the industries in which such Person and its Subsidiaries operate, (b)  changes in general economic or political conditions, including conditions in the securities, credit, financial or other capital markets, in each case in the United States or any other jurisdiction in which such Person or any of its Subsidiaries operate, (c)  changes after the date of this Agreement in Law or in GAAP, or in the interpretation or enforcement of the foregoing, (d)  the public announcement of this Agreement or the public announcement, pendency or consummation of the Transactions, including the impact thereof on the relationships, contractual or otherwise, of such Person or any of its Subsidiaries with employees, labor unions, customers, suppliers or partners (provided, however, that this clause  (d)  shall not apply to any representation or warranty to the extent the purpose thereof is to address consequences resulting from the public announcement of this Agreement or the public announcement, pendency or consummation of the Transactions), (e)  acts of war (whether or not declared), military activity, sabotage, civil disobedience or terrorism (including cyberattacks), or any escalation or worsening thereof, (f)  earthquakes, fires, floods, hurricanes, tornadoes or other natural disasters, (g)  any epidemic, pandemic, or other public health event or worsening thereof, (h)  any change in such Person’s credit ratings, (i)  any decline in the market price, or change in trading volume, of any securities of such Person, (j)  any failure to meet any internal or published projections, forecasts, budgets or financial or operating predictions in respect of revenue, earnings, cash flow or cash position, (k)  the imposition or modification of any tariffs, trade restrictions or other duties, including those arising from changes in trade policies or international relations, and the effects of any trade wars or (l)  with respect to Kenvue, any effect, change, event, circumstance, condition, development or occurrence relating to any Products of Kenvue or any Kenvue Subsidiary containing acetaminophen, in each case solely to the extent related to allegations of autism spectrum disorder or attention deficit hyperactivity disorder from the use of such Products by pregnant women or children; provided that, for the avoidance of doubt, this clause (l)  does not cover the matters set forth on Section  1.01(b)  of the Kenvue Disclosure Letter; provided that the underlying facts or occurrences giving rise or contributing to such change, decline or failure in clauses (h), (i)  and (j)  may be deemed to constitute a Material Adverse Effect or be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not otherwise excluded hereunder; provided, further, that any effect, change, event, circumstance, condition, development or occurrence referred to in clauses  (a), (b), (c), (e), (f), (g)  or (k)  may be deemed to constitute a Material Adverse Effect, or be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur, to the extent such effect, change, event, circumstance, condition, development or occurrence has a disproportionate adverse effect on such Person and its Subsidiaries (without giving effect to the Mergers), taken as a whole, as compared to other participants in the industry in which they operate (in which case, only the incremental disproportionate adverse effect may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur).

“Nasdaq” means the Nasdaq Global Select Market.

“NYSE” means the New York Stock Exchange.

“Open Source Software” means Software licensed, distributed or made available pursuant to any license that is, or is substantially similar to a license (a)  identified as an open source license by the Open Source Initiative (www.opensource.org), or (b)  considered “free” or “open source software” by the Free Software Foundation (www.fsf.org), including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), GNU Affero General Public License (AGPL), MIT License (MIT), Apache License, Artistic License and BSD Licenses.

“Organizational Documents” means (a)  with respect to a corporation, the charter, articles or certificate of incorporation, as applicable, and by-laws thereof, (b)  with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement thereof and (c)  with respect to any other Person the organizational, constituent or governing documents or instruments of such Person.

“party” or “parties” means a party or the parties to this Agreement, except as the context may otherwise require.

“Permit” means any license, franchise, permit, variance, certificate, approval, exemption (including from the requirement to obtain a marketing authorization on the basis of being in compliance with an applicable over-the-counter drug product monograph), registration (including establishment registration), authorization (including marketing authorizations), consent, certification, listing, authorization or registration from any Governmental Authority.

“Permitted Liens” means: (a)  Liens for Taxes, assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (b)  mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business with respect to liabilities that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (c)  zoning, entitlement and other land use Laws of any Governmental Authority that are not presently violated by the current use of the real property subject thereto; (d)  easements, declarations, covenants, rights-of-way, encroachments, leases, restrictions, minor title defects and other similar non-monetary encumbrances that do not, and would not reasonably be expected to, materially impair the current use of any real property affected thereby; (e)  deposits securing liability to insurance carriers under insurance or self-insurance arrangements; (f)  deposits to secure the performance of bids, tenders, trade contracts (other than contracts for indebtedness for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; and (g)  non-exclusive licenses of Intellectual Property rights granted in the ordinary course of business.

“Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Authority or other entity.

“Personal Data” means (a)  any information that directly or indirectly identifies a natural person or (b)  any information considered “personally identifiable information”, “personal information”, “personal data” or other comparable term under applicable Data Privacy Laws.

“Privacy Legal Requirements” means all applicable (a)  Data Privacy Laws, (b)  obligations under Contracts that relate to the Processing of Personal Data and (c)  publicly posted policies of Kimberly-Clark and the Kimberly-Clark Subsidiaries or Kenvue and the Kenvue Subsidiaries, as applicable, regarding the Processing of Personal Data.

“Processing” means any operation performed on Personal Data or that relevant Privacy Legal Requirements include in the definition of processing, processes or process, including the collection, creation, receipt, access, use, handling, recording, compilation, analysis, organizing, monitoring, maintenance, retention, storage, holding, hosting, transmission, transfer, protection, disclosure, amendment, distribution, erasure, destruction or disposal of Personal Data.

“Products” means the products or services developed, manufactured, marketed, promoted, offered, performed, licensed, sold, distributed or otherwise made commercially available by Kimberly-Clark or any Kimberly-Clark Subsidiary or Kenvue or any Kenvue Subsidiary, as applicable.

“Regulatory Approvals” means those Consents, registrations, declarations, notices, filings or Judgments with, to or of any Governmental Authority (including the fulfillment of any conditions required by such Governmental Authority to be fulfilled prior to the consummation of the Mergers in connection with such Consents, registrations, declarations, notices, filings or Judgments), and the expiration or termination of all waiting periods (including any extension thereof and any commitments by the parties not to close before a certain date under a timing agreement provided to any Governmental Authority in accordance with Section  7.03(b)), in each case, in connection with the execution, delivery and performance of this Agreement and the consummation of the Transactions.

“Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the indoor or outdoor environment (including ambient air, surface water, groundwater, land surface or subsurface strata).

“Required Financial Information” means (a)  audited consolidated balance sheets and related consolidated statements of operations, of comprehensive income, of stockholders’ equity and of cash flows of Kenvue and the Kenvue Subsidiaries for the three most recently completed fiscal years ended at least 60 days before the Closing Date and (b)  unaudited condensed consolidated balance sheets and related condensed consolidated statements of operations, of comprehensive income, of stockholders’ equity and of cash flows of Kenvue and the Kenvue Subsidiaries for each subsequent fiscal quarter (other than the fourth fiscal quarter) ended at least 45  days before the Closing Date (and the corresponding periods for the prior fiscal year).

“Required Regulatory Approvals” means those Regulatory Approvals set forth in Section  1.01(c)  of the Kenvue Disclosure Letter.

“Sanctions Regulations” means the relevant sanctions Laws where Kenvue or Kimberly-Clark, as applicable, does business or is otherwise subject to jurisdiction, including U.S. sanctions Laws and regulations administered by the Department of the Treasury’s Office of Foreign Assets Control.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 and the related rules  and regulations promulgated thereunder and under the Exchange Act.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Share Issuance” means the issuance by Kimberly-Clark of Kimberly-Clark Common Stock in connection with the First Merger.

“Software” means any computer software, including, for the avoidance of doubt, (a)  computer programs, applications, files, user interfaces, application programming interfaces, diagnostics, software development tools and kits, templates, menus, analytics and tracking tools, compilers, libraries, version control systems and operating systems, including all software implementations of algorithms, models and methodologies for any of the foregoing, whether in source code, object code or other form, and (b)  user documentation, including user manuals and training materials, relating to any of the foregoing.

“Subsidiary” means, with respect to any Person, any entity of which (a)  such Person or any other Subsidiary of such Person is a general partner (in the case of a partnership) or managing member (in the case of a limited liability company), (b)  voting power to elect at least a majority of the board of directors, board of managers or others performing similar functions with respect to such entity is held, directly or indirectly, by such Person or (c)  more than 50 percent of any class of shares or capital stock or of the outstanding Equity Interests are owned, directly or indirectly, by such Person.

“Tax Opinion Counsel” means each of Kirkland  & Ellis LLP and Cravath, Swaine  & Moore LLP, or other tax counsel (or “Big 4” accounting firm) of nationally recognized standing that is reasonably acceptable to Kenvue and Kimberly-Clark.

“Tax Return” means all Tax returns, declarations, statements, reports, schedules, forms and information returns, any amended Tax return and any other document filed, required to be filed or permitted to be filed with any Governmental Authority with respect to Taxes (in each case, including attachments thereto).

“Taxes” means all taxes, customs, tariffs, imposts, levies, duties, fees or other like assessments or charges of any kind imposed by a Governmental Authority, in each case, in the nature of a tax, together with all interest, penalties and additions imposed by a Governmental Authority with respect to such amounts.

“Termination Fee” means the Kimberly-Clark Termination Fee or the Kenvue Termination Fee, as applicable.

“Trade Control Regulations” means the relevant, import/customs and export control Laws where Kenvue or Kimberly-Clark, as applicable, does business or is otherwise subject to jurisdiction, including the U.S. International Traffic in Arms Regulations, the Export Administration Regulations, the anti-boycott regulations administered by the U.S. Department of Commerce and the U.S. Department of the Treasury and the U.S. customs regulations at 19 C.F.R. Chapter 1, the Foreign Trade Regulations (15 C.F.R. Part  30) and all applicable import regulations maintained by the Bureau of Alcohol, Tobacco, Firearms, and Explosives, including 27 C.F.R. Parts 447–479 and Part  555.

“Trading Day” means a day on which shares of Kimberly-Clark Common Stock are traded on Nasdaq.

“VWAP Price” means, for any Trading Day, the volume weighted average price per share of Kimberly-Clark Common Stock on Nasdaq for such Trading Day, as reported by Bloomberg, L.P. under the heading “Bloomberg VWAP” on Bloomberg page  “KMB US Equity” (or its equivalent successor if such page  is not available) or, if not reported thereby, in another authoritative source mutually selected in writing by Kenvue and Kimberly-Clark.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, or any similar laws.

“Willful Breach” means a material breach of this Agreement that is the consequence of an intentional act or failure to act of a party with the knowledge that such act or failure to act would, or would reasonably be expected to, constitute a material breach of this Agreement.

Section  1.02          Other Defined Terms. The following terms are defined in the Section  of this Agreement set forth across from such term below:

Term	Section
Agreement	Preamble
Alternate Financing	Section 7.07(b)
Appraisal Shares	Section 3.03(a)
Bankruptcy and Equity Exception	Section 4.04(a)(i)
Bonus Eligible Employee	Section 7.04(i)
Book-Entry Share	Section 3.01(a)(iv)
Cash Consideration	Section 3.01(a)(iii)
Centerview	Section 4.25
Certificate	Section 3.01(a)(iv)
Certificates of Merger	Section 2.03(b)
Claim	Section 7.06(b)
Closing	Section 2.02
Closing Date	Section 2.02
Closing-Year Bonus	Section 7.04(i)
Combined Company	Section 2.01(b)
Committed Financing	Section 5.24
Confidentiality Agreement	Section 7.02(c)
Consent Solicitations	Section 7.07(j)
Continuation Period	Section 7.04(a)
Continuing Employee	Section 7.04(a)
Debt Offer Documents	Section 7.07(j)
DGCL	Recitals
DLLCA	Recitals
DTC	Section 3.02(c)(ii)
Exchange Agent	Section 3.02(a)
Exchange Fund	Section 3.02(a)

Exchange Ratio	Section 3.01(a)(iii)
Filed Kimberly-Clark SEC Documents	Article V
Filed Kenvue SEC Documents	Article IV
Final Surviving Company	Recitals
Financing Related Action	Section 10.10(a)
First Certificate of Merger	Section 2.03(a)
First Effective Time	Section 2.03(a)
First Merger	Recitals
First Merger Sub	Preamble
First Merger Sub Common Stock	Section 3.01(a)(i)
First Merger Sub Sole Stockholder Approval	Section 5.04(a)
Form S-4	Section 4.05(b)
Fractional Share Consideration	Section 3.01(a)(iv)
Goldman Sachs	Section 4.25
Indemnified Party	Section 7.06(a)(i)
Initial Surviving Company	Recitals
Intended Tax Treatment	Recitals
J.P. Morgan	Section 5.25
Joint Proxy Statement	Section 7.01(a)
Kenvue	Preamble
Kenvue Adverse Recommendation Change	Section 6.03(c)
Kenvue Assumed Stock Option	Section 7.05(a)(i)
Kenvue Board	Recitals
Kenvue By-Laws	Section 4.01
Kenvue Capitalization Date	Section 4.02(a)
Kenvue Charter	Section 4.01
Kenvue Compensation Committee	Section 7.04(i)
Kenvue DERs	Section 7.05(a)(ii)(A)
Kenvue Disclosure Letter	Article IV
Kenvue DSU Award	Section 7.05(a)(iv)
Kenvue Financial Advisors	Section 4.25
Kenvue Intervening Event	Section 6.03(g)
Kenvue IT Systems	Section 4.20(a)
Kenvue Leases	Section 4.17(d)
Kenvue Material Contract	Section 4.16(a)
Kenvue Note Offers and Consent Solicitations	Section 7.07(j)
Kenvue Notice	Section 6.03(d)
Kenvue Notice Period	Section 6.03(d)
Kenvue Preferred Stock	Section 4.02(a)
Kenvue Properties	Section 4.17(d)
Kenvue PSU Award	Section 7.05(a)(iii)
Kenvue Recommendation	Section 4.04(a)(i)
Kenvue Refinanced Indebtedness	Section 6.01(a)(ix)
Kenvue RSU Award	Section 7.05(a)(ii)

Kenvue SEC Documents	Section 4.06(a)
Kenvue Senior Executive	Section 6.01(a)(iv)
Kenvue Source Code	Section 4.19(e)
Kenvue Stockholder Approval	Section 4.04(a)(i)
Kenvue Stockholders Meeting	Section 4.04(a)(i)
Kenvue Supplemental Indenture	Section 7.07(j)
Kenvue Takeover Proposal	Section 6.03(g)
Kenvue Takeover Proposal Materials	Section 6.03(e)
Kenvue Title IV Plan	Section 4.10(f)
Kenvue Top Customer	Section 4.18(a)
Kenvue Top Supplier	Section 4.18(a)
Kimberly-Clark	Preamble
Kimberly-Clark Adverse Recommendation Change	Section 6.02(c)
Kimberly-Clark Board	Recitals
Kimberly-Clark By-Laws	Section 5.01
Kimberly-Clark Capitalization Date	Section 5.02(a)
Kimberly-Clark Charter	Section 5.01
Kimberly-Clark Continuing Employee	Section 7.04(h)
Kimberly-Clark Disclosure Letter	Article V
Kimberly-Clark Financial Advisors	Section 5.25
Kimberly-Clark Intervening Event	Section 6.02(g)
Kimberly-Clark IT Systems	Section 5.20(a)
Kimberly-Clark Leases	Section 5.17(d)
Kimberly-Clark Material Contract	Section 5.16(a)
Kimberly-Clark Notice	Section 6.02(d)
Kimberly-Clark Notice Period	Section 6.02(d)
Kimberly-Clark Parties	Preamble
Kimberly-Clark Party	Preamble
Kimberly-Clark Preferred Stock	Section 5.02(a)
Kimberly-Clark Properties	Section 5.17(d)
Kimberly-Clark Recommendation	Section 5.04(a)
Kimberly-Clark Refinanced Indebtedness	Section 6.01(b)(viii)
Kimberly-Clark SEC Documents	Section 5.06(a)
Kimberly-Clark Source Code	Section 5.19(e)
Kimberly-Clark Stockholder Approval	Section 5.04(a)
Kimberly-Clark Stockholders Meeting	Section 5.04(a)
Kimberly-Clark Takeover Proposal	Section 6.02(g)
Kimberly-Clark Takeover Proposal Materials	Section 6.02(e)
Kimberly-Clark Title IV Plan	Section 5.10(f)
Kimberly-Clark Top Customer	Section 5.18(a)
Kimberly-Clark Top Supplier	Section 5.18(a)
Merger Consideration	Section 3.01(a)(iii)
Mergers	Recitals
New Commitment Letter(s)	Section 7.07(b)

Offers to Exchange	Section 7.07(j)
Offers to Purchase	Section 7.07(j)
Original Financing Failure	Section 7.07(b)
Outside Date	Section 9.01(b)(i)
Permitted Kenvue Interim Refinancing	Section 6.01(a)(ix)
Permitted Kimberly-Clark Interim Refinancing	Section 6.01(b)(viii)
PJT Partners	Section 5.25
Prohibited Modification	Section 7.07(a)
Qualifying Termination	Section 7.04(h)
Remedial Action	Section 7.03(c)
Remedy Strategy Right	Section 7.03(b)
Representatives	Section 6.02(a)
Required Amounts	Section 5.24
RSU Conversion Award	Section 7.05(a)(ii)(B)
Second Certificate of Merger	Section 2.03(b)
Second Effective Time	Section 2.03(b)
Second Merger	Recitals
Second Merger Sub	Preamble
Second Merger Sub Sole Member Approval	Section 5.04(a)
Secretary of State	Section 2.03(a)
Separation Agreement	Section 4.16(a)(xi)
Sole Equityholder Approvals	Section 5.04(a)
Stock Consideration	Section 3.01(a)(iii)
Superior Kenvue Proposal	Section 6.03(g)
Superior Kimberly-Clark Proposal	Section 6.02(g)
Takeover Statute	Section 4.04(b)
Tax Opinion	Section 7.17(b)
Transactions	Recitals
Transition and Development Committee	Section 7.02(d)
Unpaid Dividends	Section 3.01(a)(iv)

Section  1.03          Interpretation. When a reference is made in this Agreement to an Article, Section, Exhibit  or Schedule, such reference shall be to an Article  or Section  of, or an Exhibit  or Schedule to, this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” when used in this Agreement shall refer to the date of this Agreement. The words “or”, “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Other than for purposes of Section  5.28, the words “made available to Kenvue” and words of similar import refer to documents (a)  posted to the Intralinks virtual data room or provided pursuant to “clean team” arrangements, in each case, by or on behalf of Kimberly-Clark prior to 2:00 p.m., New York City time, on November  2, 2025 or (b)  included in the Filed Kimberly-Clark SEC Documents. Other than for purposes of Section  4.27, the words “made available to Kimberly-Clark” and words of similar import refer to documents (i)  posted to the Datasite virtual data room or provided pursuant to “clean team” arrangements, in each case, by or on behalf of Kenvue prior to 2:00 p.m., New York City time, on November  2, 2025, or (ii)  included in the Filed Kenvue SEC Documents. All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Unless otherwise specifically indicated, any Law defined or referred to herein means such Law as from time to time amended, modified or supplemented, including by succession of comparable successor Laws, and all rules  and regulations promulgated thereunder. Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the United States of America. References to a Person are also to its permitted assigns and successors. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

ARTICLE  II

The Mergers

Section  2.01          The Mergers.

(a)             On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the First Effective Time, First Merger Sub shall be merged with and into Kenvue, whereupon the separate corporate existence of First Merger Sub shall cease, and Kenvue shall continue as the Initial Surviving Company.

(b)             Immediately following the consummation of the First Merger, on the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL and the DLLCA, at the Second Effective Time, the Initial Surviving Company shall be merged with and into Second Merger Sub, whereupon the separate corporate existence of the Initial Surviving Company shall cease and Second Merger Sub shall continue as the Final Surviving Company as a wholly owned subsidiary of Kimberly-Clark (Kimberly-Clark, with respect to the period from and after the First Effective Time, being sometimes referred to herein as the “Combined Company”). References herein to “Kenvue” with respect to the period from and after the Second Effective Time shall be deemed to be references to the Final Surviving Company.

(c)             In connection with the Mergers and prior to the First Effective Time, Kimberly-Clark shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Kimberly-Clark Common Stock to permit the issuance of shares of Kimberly-Clark Common Stock to the holders of shares of Kenvue Common Stock as of the First Effective Time in accordance with the terms of this Agreement.

Section  2.02          Closing. The closing (the “Closing”) of the Mergers shall take place remotely by exchange of documents and signatures (or their electronic counterparts) on the third Business Day following the day on which the last to be satisfied or (to the extent permitted by Law) waived by the party or parties entitled to the benefits thereof of the conditions set forth in Article  VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions) shall have been satisfied or (to the extent permitted by Law) waived in accordance with this Agreement, or at such other place, time and date as shall be agreed in writing between Kimberly-Clark and Kenvue. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

Section  2.03          Effective Times.

(a)             Subject to the provisions of this Agreement, Kenvue and First Merger Sub shall, as soon as practicable on the Closing Date, file with the Secretary of State of the State of Delaware (the “Secretary of State”) the certificate of merger relating to the First Merger (the “First Certificate of Merger”) and otherwise in such form as is required by the relevant provisions of the DGCL and make all other filings, recordings or publications required under the DGCL in connection with the First Merger. The First Merger shall become effective concurrently upon the due filing of the First Certificate of Merger with the Secretary of State or at such later time as Kimberly-Clark and Kenvue shall agree and specify in the First Certificate of Merger (the “First Effective Time”).

(b)             Immediately following the First Effective Time, subject to the provisions of this Agreement, the Initial Surviving Company and Second Merger Sub shall file with the Secretary of State the certificate of merger relating to the Second Merger (the “Second Certificate of Merger” and, together with the First Certificate of Merger, the “Certificates of Merger”) and otherwise in such form as is required by the relevant provisions of the DGCL and DLLCA make all other filings, recordings or publications required under the DGCL and DLLCA in connection with the Second Merger. The Second Merger shall become effective concurrently upon the due filing of the Second Certificate of Merger with the Secretary of State or at such later time as Kimberly-Clark and Kenvue shall agree and specify in the Second Certificate of Merger (the “Second Effective Time”).

Section  2.04          Effects. The Mergers shall have the effects set forth in this Agreement and the applicable provisions of the DGCL and the DLLCA, as applicable.

Section  2.05          Organizational Documents of the Surviving Companies.

(a)             At the First Effective Time, the certificate of incorporation in the form attached hereto as Exhibit  A shall be the certificate of incorporation of the Initial Surviving Company until thereafter changed or amended as provided therein or by applicable Law (and subject to Section  7.06). At the First Effective Time, the by-laws of First Merger Sub as in effect immediately prior to the First Effective Time shall be the by-laws of the Initial Surviving Company (except that references to the name of First Merger Sub shall be replaced by references to the name of Kenvue) until thereafter changed or amended as provided therein or by applicable Law (and subject to Section  7.06).

(b)             At the Second Effective Time, the certificate of formation in the form attached hereto as Exhibit  B shall be the certificate of formation of the Final Surviving Company until thereafter changed or amended as provided therein or by applicable Law (and subject to Section  7.06), except that the name of the Final Surviving Company shall be “Kenvue LLC”. At the Second Effective Time, the limited liability company agreement of Second Merger Sub as in effect immediately prior to the Second Effective Time shall be the limited liability company agreement of the Final Surviving Company (except that references to the name of Second Merger Sub shall be replaced by references to the name of Kenvue) until thereafter changed or amended as provided therein or by applicable Law (and subject to Section  7.06).

Section  2.06          Directors and Officers of the Surviving Companies.

(a)             The parties shall take any and all actions necessary so that  (i)  the directors of First Merger Sub immediately prior to the First Effective Time shall, from and after the First Effective Time, be the directors of the Initial Surviving Company until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be, and (ii)  the officers of First Merger Sub immediately prior to the First Effective Time shall be the officers of the Initial Surviving Company until the earlier of their death, resignation or removal or until their respective successors are duly appointed and qualified, as the case may be, in each case in accordance with the Organizational Documents of the Initial Surviving Company.

(b)             The parties shall take any and all actions necessary so that the officers of the Initial Surviving Company immediately prior to the Second Effective Time shall, from and after the Second Effective Time, be the officers of the Final Surviving Company until the earlier of their death, resignation or removal or until their respective successors are duly appointed and qualified, as the case may be, in each case in accordance with the Organizational Documents of the Final Surviving Company.

ARTICLE  III

Effect on the Capital Stock of the Constituent Entities; Exchange of Certificates

Section  3.01          Effect on Capital Stock of the Mergers.

(a)             Effect on Capital Stock of the First Merger. At the First Effective Time, by virtue of the First Merger and without any action on the part of Kenvue, the Kimberly-Clark Parties or the holders of any shares of Kenvue Common Stock or First Merger Sub Common Stock:

(i)               Conversion of First Merger Sub Common Stock. Each share of common stock, par value $0.01 per share, of First Merger Sub (the “First Merger Sub Common Stock”) issued and outstanding immediately prior to the First Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Initial Surviving Company and shall constitute the only outstanding shares of capital stock of the Initial Surviving Company. From and after the First Effective Time, all certificates formerly representing shares of First Merger Sub Common Stock shall be deemed for all purposes to represent the number of shares of common stock of the Initial Surviving Company into which they were converted in accordance with the immediately preceding sentence.

(ii)             Cancellation of Certain Shares. Each share of Kenvue Common Stock that is owned by Kimberly-Clark or Kenvue or any wholly owned Subsidiary of Kimberly-Clark or Kenvue (or are held in treasury by Kenvue) immediately prior to the First Effective Time shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(iii)            Conversion of Kenvue Common Stock. Each share of Kenvue Common Stock issued and outstanding immediately prior to the First Effective Time (other than (x)  shares to be canceled in accordance with Section  3.01(a)(ii)  and (y)  Appraisal Shares) shall be converted into the right to receive, and become exchangeable for, 0.14625 validly issued, fully paid and non-assessable shares (the “Exchange Ratio”) of Kimberly-Clark Common Stock subject to Section  3.02(d)  with respect to any Fractional Share Consideration (the “Stock Consideration”) plus $3.50 in cash (the “Cash Consideration” and, together with the Stock Consideration, the “Merger Consideration”), in each case, without interest.

(iv)            Kenvue Common Stock. At the First Effective Time, all such shares of Kenvue Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (each, a “Certificate”) that immediately prior to the First Effective Time represented any such shares of Kenvue Common Stock or non-certificated shares of Kenvue Common Stock held in book-entry form (each, a “Book-Entry Share”) shall cease to have any rights with respect thereto, except the right to receive, upon the surrender thereof, (i)  the Merger Consideration (including any cash in lieu of fractional shares of Kenvue Common Stock to be paid pursuant to Section  3.02(d)  (the “Fractional Share Consideration”)) and (ii)  any dividends or other distributions to which holders become entitled pursuant to Section  3.02(e)  (“Unpaid Dividends”), in each case in accordance with this Article  III.

(v)             Changes to Stock. If at any time between the date of this Agreement and the First Effective Time, any change in outstanding Kenvue Common Stock or Kimberly-Clark Common Stock shall occur by reason of any reclassification, recapitalization, stock split, subdivision or combination, consolidation, split-up, exchange or readjustment of shares or any stock dividend or stock distribution thereon with a record date or ex-dividend date during such period, or any similar extraordinary transaction or event (including any merger, consolidation, share exchange, business combination or similar transaction as a result of which Kenvue Common Stock or Kimberly-Clark Common Stock will be converted or exchanged), the Merger Consideration, the Exchange Ratio and other similarly dependent items, as the case may be, shall be appropriately and equitably adjusted to provide to Kimberly-Clark and the holders of Kenvue Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided that this sentence shall not be construed to permit Kenvue, Kimberly-Clark or First Merger Sub to take any action with respect to its securities that is prohibited or restricted by the terms of this Agreement.

(b)             Effect on Capital Stock of the Second Merger. At the Second Effective Time, by virtue of the Second Merger and without any action on the part of Kenvue, the Kimberly-Clark Parties or the holders of any shares of the common stock of the Initial Surviving Company or any units of Second Merger Sub, (i)  each share of common stock, par value $0.01 per share, of the Initial Surviving Company issued and outstanding immediately prior to the Second Effective Time shall automatically be canceled and shall cease to exist without any conversion thereof or payment therefor and (ii)  each unit of Second Merger Sub issued and outstanding immediately prior to the Second Effective Time shall remain issued and outstanding and shall represent validly issued, fully paid and nonassessable units of the Final Surviving Company (except as such non-assessability may be limited by the DLLCA), which shall constitute the only outstanding units of the Final Surviving Company immediately following the Second Effective Time.

Section  3.02          Exchange of Certificates and Book-Entry Shares.

(a)             Exchange Agent. Prior to the First Effective Time, Kimberly-Clark shall designate a bank or trust company reasonably acceptable to Kenvue to act as exchange agent (the “Exchange Agent”) for the payment of the Merger Consideration, including any Fractional Share Consideration and any Unpaid Dividends, in each case in accordance with this Article  III and, in connection therewith, prior to the Closing Date shall enter into an agreement with the Exchange Agent in a form reasonably acceptable to Kenvue. At or prior to the First Effective Time, Kimberly-Clark shall deposit or cause to be deposited with the Exchange Agent for exchange in accordance with this Article  III (i)  a number of shares of Kimberly-Clark Common Stock equal to the sum of the aggregate Stock Consideration (excluding the Fractional Share Consideration) issuable pursuant to Section  3.01(a)(iii)  and (ii)  an amount of cash sufficient to pay the Cash Consideration and the Fractional Share Consideration. In addition, Kimberly-Clark shall deposit or cause to be deposited with the Exchange Agent, as necessary from time to time after the First Effective Time, any Unpaid Dividends to which the holders of Certificates or Book-Entry Shares may be entitled pursuant to Section  3.02(e)  (the shares of Kimberly-Clark Common Stock and any cash deposited with the Exchange Agent pursuant to this Section  3.02(a)  being hereinafter referred to as the “Exchange Fund”).

(b)             Payment Procedures for Certificates.

(i)               As promptly as practicable after the First Effective Time (but in no event more than three Business Days thereafter), Kimberly-Clark shall cause the Exchange Agent to mail to each Person who was, at the First Effective Time, a holder of record of Certificates (other than (A)  Certificates representing a share of Kenvue Common Stock to be canceled in accordance with Section  3.01(a)  and (B)  Appraisal Shares, which shall be treated in accordance with Section  3.03) (x)  a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu of Certificates as provided in Section  3.02(g)) to the Exchange Agent, and which shall be in such form and shall have such other provisions as Kimberly-Clark and Kenvue may reasonably agree) and (y)  instructions for use in effecting the surrender of the Certificates to the Exchange Agent.

(ii)             With respect to Certificates, upon delivery of a letter of transmittal as contemplated in subsection  (i)  of this Section  3.02(b), duly completed and validly executed in accordance with such letter’s instructions (and such other documents as reasonably required by the Exchange Agent), together with surrender of a Certificate to the Exchange Agent (or an affidavit of loss in lieu of a Certificate as provided in Section  3.02(g)), the holder of record of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration (including any Fractional Share Consideration) and any Unpaid Dividends, in each case to be issued or paid in accordance with this  Article  III, for each share of Kenvue Common Stock formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled. Until surrendered as contemplated by this Section  3.02, each Certificate (other than (A)  Certificates representing a share of Kenvue Common Stock to be canceled in accordance with Section  3.01(a)  and (B)  Appraisal Shares, which shall be treated in accordance with Section  3.03) shall be deemed at any time after the First Effective Time to represent only the right to receive the Merger Consideration (including any Fractional Share Consideration) and any Unpaid Dividends, in each case to be issued or paid in accordance with this  Article  III.

(iii)            With respect to Certificates, if payment of the Merger Consideration (including any Fractional Share Consideration) and any Unpaid Dividends, in each case to be issued or paid in accordance with this  Article  III, is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, Kimberly-Clark may cause the Exchange Agent to pay or issue the Merger Consideration (including any Fractional Share Consideration) and any Unpaid Dividends to such Person only if such Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence to the reasonable satisfaction of the Exchange Agent that any applicable stock transfer or similar Taxes have been paid or are not applicable.

(c)             Payment Procedures for Book-Entry Shares.

(i)               The Persons who were, at the First Effective Time, holders of Book-Entry Shares (other than (A)  shares of Kenvue Common Stock to be canceled in accordance with Section  3.01(a)  and (B)  Appraisal Shares, which shall be treated in accordance with Section  3.03) shall not be required to take any action with respect to the exchange of their Book-Entry Shares for the Merger Consideration.

(ii)             With respect to Book-Entry Shares not held through the Depository Trust Company (“DTC”), as promptly as practicable after the First Effective Time, Kimberly-Clark shall cause the Exchange Agent to deliver to the holder of record of such Book-Entry Shares (A)  a statement reflecting the number of shares of Kimberly-Clark Common Stock issued to such holder as Stock Consideration in the name of such holder and (B)  by check or wire transfer, the amount of the Cash Consideration, any Fractional Share Consideration (if applicable) and any Unpaid Dividends (if applicable), in each case that such holder has the right to receive pursuant to this Article  III, as well as appropriate materials advising the holder of the completion of the Closing.

(iii)            With respect to Book-Entry Shares held through DTC, Kenvue and Kimberly-Clark shall cooperate to establish procedures with the Exchange Agent and DTC to ensure that the Exchange Agent will transmit to DTC or its nominees as soon as practicable after the First Effective Time, upon surrender of Book-Entry Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the Merger Consideration (including any Fractional Share Consideration) and any Unpaid Dividends, in each case to be issued or paid in accordance with this Article  III.

(iv)           With respect to Book-Entry Shares, payment of the Merger Consideration (including any Fractional Share Consideration) and any Unpaid Dividends, in each case to be issued or paid in accordance with this  Article  III, shall only be made to the Person in whose name such Book-Entry Shares are registered in the stock transfer books of Kenvue as of the First Effective Time.

(d)             Fractional Shares. Notwithstanding anything in this Agreement to the contrary, no fractional shares of Kimberly-Clark Common Stock will be issued as Stock Consideration upon the conversion of shares of Kenvue Common Stock pursuant to Section  3.01(a)(iii). In lieu of any such fractional shares, each holder of record of Certificates or Book-Entry Shares who would otherwise be entitled to such fractional shares shall be entitled to an amount in cash, without interest, rounded to the nearest cent, equal to the product of (i)  the amount of the fractional share interest in a share of Kimberly-Clark Common Stock to which such holder would, but for this Section  3.02(d), be entitled under Section  3.01(a)(iii)  and (ii)  an amount equal to the average of the VWAP Price on each of the five consecutive Trading Days ending on (and including) the first Trading Day immediately prior to the Closing Date. No holder of shares of Kenvue Common Stock shall be entitled by virtue of the right to receive the Fractional Share Consideration to any dividends, voting rights or any other rights in respect of any fractional share of Kimberly-Clark Common Stock. The payment of the Fractional Share Consideration is not a separately bargained-for consideration but merely represents a mechanical rounding-off of the fractions in the exchange.

(e)             Distributions with Respect to Un-surrendered Shares. All shares of Kimberly-Clark Common Stock to be issued as Merger Consideration shall be deemed issued and outstanding as of the First Effective Time. Whenever a dividend or other distribution is declared by Kimberly-Clark in respect of the Kimberly-Clark Common Stock, the record date for which is at or after the First Effective Time, that declaration shall include dividends or other distributions in respect of all shares of Kimberly-Clark Common Stock to be issued as Stock Consideration pursuant to this Agreement. No dividends or other distributions in respect of shares of Kimberly-Clark Common Stock shall be paid to any holder of any un-surrendered Certificate (including in respect of any Book-Entry Shares held by such holder) or any Book-Entry Shares until the Certificate (or affidavit of loss in lieu of a Certificate as provided in Section  3.02(g)) or Book-Entry Share, as applicable, is surrendered for exchange in accordance with this Article  III. Subject to applicable Law, following such surrender, there shall be issued or paid to the holder of record of the whole shares of Kimberly-Clark Common Stock issued in exchange for the Certificates (and any Book-Entry Shares held by such holder) or the Book-Entry Shares, as applicable, in accordance with this Article  III, without interest, (i)  at the time of such surrender, the dividends or other distributions with a record date after the First Effective Time theretofore payable with respect to such whole shares of Kimberly-Clark Common Stock and (ii)  at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Kimberly-Clark Common Stock with a record date after the First Effective Time and prior to surrender, but with a payment date subsequent to surrender. Each holder of Book-Entry Shares of Kimberly-Clark Common Stock shall be entitled to vote after the First Effective Time at any meeting of Kimberly-Clark stockholders with a record date at or after the First Effective Time the number of whole shares of Kimberly-Clark Common Stock into which the shares represented by such Book-Entry Shares of Kimberly-Clark Common Stock have been exchanged pursuant to this Article  III, regardless of whether such holder has exchanged any Certificates also held by such holder.

(f)               Transfer Books; No Further Ownership Rights. The Merger Consideration issued or paid in respect of the Kenvue Common Stock in accordance with the terms of this Article  III shall be deemed to have been issued or paid in full satisfaction of all ownership rights in such Equity Interests, and at the First Effective Time, the transfer books of Kenvue shall be closed and thereafter there shall be no further registration of transfers on the transfer books of the Initial Surviving Company of the Equity Interests in Kenvue that were outstanding immediately prior to the First Effective Time. From and after the First Effective Time, the holders of shares of Kenvue Common Stock outstanding immediately prior to the First Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided for herein or by applicable Law. Subject to the last sentence of Section  3.02(h), if, at any time after the First Effective Time, Certificates or Book-Entry Shares are presented to the Combined Company, the Initial Surviving Company or the Final Surviving Company for any reason, they shall be canceled and exchanged as provided in this Article  III.

(g)             Lost, Stolen or Destroyed Certificates. Subject to Section  3.02(j), if any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Combined Company or the Exchange Agent, the posting by such Person of a bond, in such reasonable amount as the Combined Company may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent or, if the Exchange Fund has terminated, the Combined Company will pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration (including any Fractional Share Consideration) and any Unpaid Dividends, in each case to be issued or paid in accordance with this  Article  III, for each share of Kenvue Common Stock formerly represented by such Certificate.

(h)             Termination of Exchange Fund. At any time following 180 days after the First Effective Time, the Combined Company shall be entitled to require the Exchange Agent to deliver to it any portion of the Exchange Fund which has not been disbursed to holders of Certificates or Book-Entry Shares and thereafter such holders shall be entitled to look only to the Combined Company for, and the Combined Company shall remain liable for, payment of their claims for the Merger Consideration (including any Fractional Share Consideration) and any Unpaid Dividends that such holder has the right to receive in accordance with this Article  III. Notwithstanding the foregoing, any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of the Combined Company or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(i)               Investment of Exchange Fund. The Exchange Agent shall invest any cash in the Exchange Fund as directed by the Combined Company. Any interest and other income resulting from such investments shall be paid to the Combined Company. The Combined Company shall promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Exchange Agent to make all payments of Cash Consideration in accordance herewith. No investment losses resulting from investment of the funds deposited with the Exchange Agent shall diminish the rights of any holder of shares of Kenvue Common Stock to receive the Cash Consideration as provided herein.

(j)               No Liability. Notwithstanding any provision of this Agreement to the contrary, none of the parties, the Combined Company, the Initial Surviving Company, the Final Surviving Company or the Exchange Agent shall be liable to any Person for the Merger Consideration (including any Fractional Share Consideration) and any Unpaid Dividends, in each case to be issued or paid in accordance with this Article  III, properly delivered to a public official pursuant to any applicable state, federal or other abandoned property, escheat or similar Law.

(k)             Withholding Rights. Each of Kimberly-Clark, Kenvue, First Merger Sub, Second Merger Sub, the Initial Surviving Company, the Final Surviving Company and the Exchange Agent (without duplication) shall be entitled to deduct and withhold, or to cause the applicable withholding agent to deduct and withhold, from the consideration otherwise payable pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under applicable Tax Law. Amounts so withheld and paid over to the appropriate taxing authority shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. If a portion of the shares of Kimberly-Clark Common Stock otherwise deliverable to a Person is deducted and withheld hereunder, the applicable withholding agent shall be treated as having sold such shares of Kimberly-Clark Common Stock on behalf of such Person for an amount of cash equal to the fair market value thereof at the time of the required withholding and paid such cash proceeds to the applicable taxing authority.

Section  3.03          Appraisal Rights. (a)  Notwithstanding anything in this Agreement to the contrary, shares of Kenvue Common Stock that are outstanding immediately prior to the First Effective Time and that are held by any stockholder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, Section  262 of the DGCL (such shares, “Appraisal Shares”) shall not be converted into or be exchangeable for the right to receive the Merger Consideration as provided in Section  3.01(a)(iii), but instead shall be canceled and shall represent the right to receive only those rights provided under Section  262 of the DGCL; provided, however, that if any such stockholder shall fail to perfect or otherwise shall effectively waive, withdraw or lose the right to appraisal under Section  262 of the DGCL, then the right of such stockholder to receive those rights provided under Section  262 of the DGCL shall cease and such Appraisal Shares shall be deemed to have been converted as of the First Effective Time into, and shall represent only the right to receive, the Merger Consideration as provided in Section  3.01(a)(iii), without interest thereon.

(b)             Kenvue shall give prompt notice to Kimberly-Clark of any demands or notices received by Kenvue for appraisal of any shares of Kenvue Common Stock, and Kimberly-Clark shall have the right to participate in all negotiations and Actions with respect to such demands or notices. Prior to the First Effective Time, Kenvue shall not, without the prior written consent of Kimberly-Clark make any payment with respect to any such demands or notices or settle or offer or agree to settle any such demands, or agree to do any of the foregoing. Following the First Effective Time, any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section  3.02 to pay for shares of Kenvue Common Stock for which appraisal rights have been perfected shall be returned to Kimberly-Clark upon demand.

ARTICLE  IV

Representations and Warranties of Kenvue

Kenvue hereby represents and warrants to the Kimberly-Clark Parties that the statements contained in this Article  IV are true and correct except as set forth in (a)  the publicly available Kenvue SEC Documents filed on or after December  30, 2023 and at least one Business Day prior to the date of this Agreement (the “Filed Kenvue SEC Documents”) (excluding any disclosures in any “Risk Factors” section, any forward-looking disclosure in any section related to forward-looking statements and other disclosures that are predictive or forward-looking in nature, in each case, other than statements of historical fact included therein and including, for the avoidance of doubt, all exhibits thereto and information incorporated therein), or (b)  the corresponding sections or subsections of the disclosure letter delivered by Kenvue to Kimberly-Clark at or before the time of entering into this Agreement (the “Kenvue Disclosure Letter”) (it being understood and agreed that any disclosure set forth in one section or subsection of the Kenvue Disclosure Letter shall be deemed disclosure with respect to, and shall be deemed to qualify (i)  the section or subsection of this Agreement to which it corresponds in number and (ii)  each other section or subsection of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other section or subsection).

Section  4.01          Organization, Standing and Power. Kenvue and each Kenvue Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except, in the case of Kenvue Subsidiaries, where the failure to be so organized, existing or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Kenvue Material Adverse Effect. Kenvue and each Kenvue Subsidiary (a)  has all requisite power and authority to own, lease or operate its properties and assets and to carry on its business as presently conducted and (b)  is duly qualified or licensed to do business in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification or license, in each case, except where the failure to be so qualified or licensed, or to have such power or authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Kenvue Material Adverse Effect. Prior to the date of this Agreement, Kenvue has made available to Kimberly-Clark true and complete copies of the amended and restated certificate of incorporation of Kenvue in effect as of the date of this Agreement (as may be further amended from time to time, the “Kenvue Charter”) and the amended and restated by-laws of Kenvue in effect as of the date of this Agreement (as may be further amended from time to time, the “Kenvue By-Laws”).

Section  4.02          Capital Structure.

(a)             As of the date of this Agreement, the authorized capital stock of Kenvue consists of 12,500,000,000 shares of Kenvue Common Stock and 750,000,000 shares of preferred stock, par value $0.01 (“Kenvue Preferred Stock”). At the close of business on October  30, 2025 (the “Kenvue Capitalization Date”), (i)  1,915,802,170 shares of Kenvue Common Stock were issued and outstanding, (ii)  no shares of Kenvue Preferred Stock were issued or outstanding and (iii)  167,602,808 shares of Kenvue Common Stock were reserved for issuance under the Kenvue Stock Plans, of which (A)  64,692,092 shares of Kenvue Common Stock were issuable upon the exercise of outstanding Kenvue Stock Options (whether or not presently exercisable), (B)  10,140,122 shares of Kenvue Common Stock were subject to outstanding Kenvue RSUs, (C)  2,897,296 and 5,794,592 shares of Kenvue Common Stock were subject to outstanding Kenvue PSUs (at target and maximum performance levels, respectively) and (D)  279,998 shares of Kenvue Common Stock were subject to outstanding Kenvue DSUs. Except as set forth in this Section  4.02, at the close of business on Kenvue Capitalization Date, no Equity Interests of Kenvue were authorized, issued, reserved for issuance or outstanding.

(b)             From the close of business on the Kenvue Capitalization Date to the date of this Agreement, there have been no issuances by Kenvue of any Equity Interest of Kenvue, other than the issuance of Kenvue Common Stock upon the exercise of Kenvue Stock Options, the vesting and settlement of Kenvue RSUs or Kenvue PSUs or the settlement of Kenvue DSUs, in each case, outstanding at the close of business on the Kenvue Capitalization Date and in accordance with their respective terms and the terms of Kenvue Benefit Plans in effect at such time. All outstanding shares of Kenvue Common Stock are, and, at the time of issuance, all such shares issued in accordance with the terms of Kenvue Stock Plans will be, (i)  duly authorized, validly issued, fully paid and nonassessable, (ii)  free and clear of any Lien (except Liens on transfer imposed under applicable securities Laws) and (iii)  not subject to or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Kenvue Charter, the Kenvue By-Laws or any Contract to which Kenvue is subject or party to or otherwise bound.

(c)             Except as set forth in this Section  4.02, as of the date of this Agreement, there are no:

(i)               preemptive or other outstanding rights that obligate Kenvue to issue, deliver or sell, or give any Person a right to subscribe for or acquire from Kenvue, any Equity Interests of Kenvue (except for Kenvue Stock Options, Kenvue RSUs, Kenvue DSUs or Kenvue PSUs, in each case in accordance with their respective terms and conditions in effect as of the date of this Agreement);

(ii)             outstanding obligations of Kenvue to directly or indirectly amend, redeem, repurchase or otherwise acquire any Equity Interests of Kenvue, except for (A)  the acquisition by Kenvue of shares of Kenvue Common Stock in connection with the surrender of shares of Kenvue Common Stock by holders of Kenvue Stock Options in order to pay the exercise price thereof, (B)  the withholding of shares of Kenvue Common Stock to satisfy Tax obligations with respect to Kenvue Stock Options, Kenvue RSUs or Kenvue PSUs and (C)  the acquisition by Kenvue of Kenvue Stock Options, Kenvue RSUs or Kenvue PSUs in connection with the forfeiture of such awards or rights, in the case of each of clauses (A)  through (C)  in accordance with the terms and conditions of the applicable award agreements and the Kenvue Benefit Plans in effect as of the date of this Agreement;

(iii)           Contracts, to which Kenvue is subject or party to or otherwise bound, with respect to the voting, transfer or registration of any Equity Interests of Kenvue or with respect to the election, designation or nomination of any director of Kenvue;

(iv)            bonds, debentures, notes or other Indebtedness of Kenvue the holders of which have the right to vote (or that are convertible into or exchangeable or exercisable for securities having the right to vote) on any matters on which stockholders of Kenvue may vote; or

(v)             “poison pill” or similar equityholder rights plan in effect to which Kenvue is subject or party to or otherwise bound.

Section  4.03          Kenvue Subsidiaries. All outstanding shares of capital stock, voting securities or other equity, ownership or voting interests in each Kenvue Subsidiary: (a)  have been duly authorized, validly issued, fully paid and nonassessable; and (b)  are not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the DLLCA or equivalent Law of its jurisdiction of organization, the Organizational Documents of such Subsidiary or any Contract to which Kenvue or any Kenvue Subsidiary are, or, to the Knowledge of Kenvue, a stockholder of such Subsidiary is, subject, party to or otherwise bound.

Section  4.04          Authority; Execution and Delivery; Enforceability.

(a)             Kenvue has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions, subject, in the case of the First Merger, to the receipt of the Kenvue Stockholder Approval. The Kenvue Board has unanimously (i)  determined that it is fair to, and in the best interests of, Kenvue and its stockholders, and declared it advisable, that Kenvue enter into this Agreement and consummate the Transactions, (ii)  adopted resolutions approving and declaring the advisability of this Agreement and the consummation of the Transactions, including the Mergers, (iii)  adopted resolutions recommending that Kenvue’s stockholders adopt this Agreement (the “Kenvue Recommendation”) and (iv)  directed that this Agreement and the First Merger be submitted to Kenvue’s stockholders for adoption at a duly held meeting of such stockholders for such purpose (the “Kenvue Stockholders Meeting”). As of the date of this Agreement, such resolutions have not been amended or withdrawn. Except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the shares outstanding of Kenvue Common Stock entitled to vote thereon (the “Kenvue Stockholder Approval”), no other corporate proceedings (other than obtaining the approvals and making the filings contemplated by Section  4.05(b)(iii)) on the part of Kenvue are necessary to authorize, adopt or approve, as applicable, this Agreement or to consummate the Transactions. This Agreement has been duly executed and delivered by Kenvue and, assuming the due authorization, execution and delivery by the Kimberly-Clark Parties, constitutes a valid and binding agreement of Kenvue, enforceable against Kenvue in accordance with its terms, in each case except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity (the “Bankruptcy and Equity Exception”).

(b)             The Kenvue Board has taken all necessary actions so that no “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulations (each, a “Takeover Statute”) is applicable to the Transactions.

Section  4.05          No Conflicts; Consents.

(a)             The execution and delivery by Kenvue of this Agreement does not, and the performance by Kenvue of its obligations hereunder and the consummation of the Transactions will not, (i)  assuming that the Kenvue Stockholder Approval is obtained, conflict with, or result in any violation of any provision of, (A)  the Kenvue Charter or the Kenvue By-Laws or (B)  the comparable Organizational Documents of any Kenvue Subsidiary, (ii)  conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon, any of the properties or assets of Kenvue or any Kenvue Subsidiary under, any provision of any Kenvue Material Contract to which Kenvue or any Kenvue Subsidiary is a party or by which any of their respective properties or assets are bound or (iii)  conflict with, or result in any violation of any provision of,  subject to the filings and other matters referred to in Section  4.05(b), any Judgment or any Law, in each case applicable to Kenvue or any Kenvue Subsidiary or their respective properties or assets (assuming that the Kenvue Stockholder Approval is obtained), other than, in the case of clauses  (ii)  and (iii)  above, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Kenvue Material Adverse Effect or would not reasonably be expected to prevent or materially impair the ability of Kenvue to consummate the Transactions.

(b)             No Consent of or from, or registration, declaration, notice or filing made to or with any Governmental Authority is required to be obtained or made by or with respect to Kenvue or any Kenvue Subsidiary in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Transactions, other than (i)  (A)  the filing with the SEC of the Joint Proxy Statement in definitive form, (B)  the filing with the SEC, and the declaration of effectiveness under the Securities Act, of the registration statement on Form  S-4 in connection with the issuance by Kimberly-Clark of the Stock Consideration, in which the Joint Proxy Statement will be included as a prospectus (the “Form  S-4”), and (C)  the filing with the SEC of such reports and other filings under, and such other compliance with, the Exchange Act and the Securities Act as may be required in connection with this Agreement and the Transactions, (ii)  compliance with and filings under the HSR Act, other Antitrust Laws and Foreign Investment Laws, (iii)  the filing of the Certificates of Merger with the Secretary of State and the submission of appropriate documents with the relevant authorities of other jurisdictions in which Kenvue and Kimberly-Clark, or their respective Subsidiaries, are qualified to do business, (iv)  such Consents, registrations, declarations, notices or filings as are required to be made or obtained under the securities or “blue sky” laws of various states in connection with the issuance of the shares of Kimberly-Clark Common Stock to be issued in connection with the Transactions, (v)  such filings with and approvals of NYSE or Nasdaq as may be required to permit the consummation of the Mergers and the listing of the shares of Kimberly-Clark Common Stock to be issued as Merger Consideration and (vi)  such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Kenvue Material Adverse Effect or would not reasonably be expected to prevent or materially impair the ability of Kenvue to consummate the Transactions.

Section  4.06          SEC Documents.

(a)             Kenvue has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and other documents (including exhibits thereto and information incorporated therein) required to be filed or furnished by it with or to the SEC pursuant to the Exchange Act or the Securities Act since December  30, 2023 (such documents filed with or furnished to the SEC since such date, including those filed with or furnished to the SEC subsequent to the date of this Agreement (but excluding the Joint Proxy Statement and the Form  S-4, each as may be amended or supplemented), in each case as may be amended or supplemented, the “Kenvue SEC Documents”).

(b)             Each Kenvue SEC Document, at the time of its filing or being furnished, complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act. Each Kenvue SEC Document, as of the time of its filing (or, if amended or supplemented prior to the date of this Agreement, then at the time of such amendment or supplement), did not, and any Kenvue SEC Document filed with or furnished to the SEC subsequent to the date of this Agreement will not at the time of its filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances in which they were made, not misleading.

(c)             Kenvue is in compliance in all material respects with the applicable listing and corporate governance rules  and regulations of NYSE.

(d)             Kenvue maintains disclosure controls and procedures required by Rule  13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that all information required to be disclosed by Kenvue in its filings with the SEC under the Exchange Act is recorded and reported on a timely basis to the individuals responsible for the preparation of Kenvue’s filings with the SEC under the Exchange Act. Kenvue maintains internal control over financial reporting (as defined in Rule  13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. As of the date hereof, neither Kenvue nor, to Kenvue’s Knowledge, Kenvue’s independent registered public accounting firm has identified or been made aware of (i)  any “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of Kenvue’s internal controls over financial reporting that would reasonably be expected to adversely affect Kenvue’s ability to record, process, summarize and report financial data, in each case, which has not been subsequently remediated or (ii)  any fraud, whether or not material, that involves management or other employees who have a significant role in Kenvue’s internal controls over financial reporting.

(e)             Each of the consolidated balance sheets included in or incorporated by reference into Kenvue SEC Documents (including the related notes and schedules) fairly presents or, in the case of Kenvue SEC Documents filed after the date of this Agreement, will fairly present, in each case, in all material respects, the consolidated financial position of Kenvue and the Kenvue Subsidiaries, as of the date of such balance sheet, and each of the consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows included in or incorporated by reference into Kenvue SEC Documents (including any related notes and schedules) fairly presents, or, in the case of Kenvue SEC Documents filed after the date of this Agreement, will fairly present, in each case, in all material respects, the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of Kenvue and the Kenvue Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments that are not or will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein or in the notes thereto.

(f)               No Kenvue Subsidiary is required to file periodic reports with the SEC pursuant to the Exchange Act.

Section  4.07          Information Supplied. None of the information supplied or to be supplied by Kenvue for inclusion or incorporation by reference in (a)  the Form  S-4 will, at the time the Form  S-4 or any amendment or supplement thereto is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances in which they were made, not misleading or (b)  the Joint Proxy Statement will, at the date it is first distributed to each of Kenvue’s stockholders and Kimberly-Clark’s stockholders or at the time of each of Kenvue Stockholders Meeting and Kimberly-Clark Stockholders Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances in which they were made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act, except that no representation is made by Kenvue with respect to statements made or incorporated by reference therein based on information supplied by any Kimberly-Clark Party for inclusion or incorporation by reference therein.

Section  4.08          Absence of Certain Changes or Events.

(a)             Since June  29, 2025, there has not occurred any effect, change, event, circumstance, condition, development or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Kenvue Material Adverse Effect.

(b)             From June  29, 2025 to the date of this Agreement, except for the execution and performance of this Agreement, Kenvue and the Kenvue Subsidiaries have carried on and conducted their respective businesses in all material respects in the ordinary course of business.

(c)             From June  29, 2025 to the date of this Agreement, except for the execution and performance of this Agreement, Kenvue and the Kenvue Subsidiaries have not taken any action that, if taken after the date of this Agreement, would require the consent of Kimberly-Clark pursuant to the terms of Section  6.01(a)(vi), (vii), (xiii), (xvi), (xvii), (xix), and, solely to the extent related to the foregoing, (xx).

Section  4.09          Taxes.

(a)             Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Kenvue Material Adverse Effect:

(i)               Kenvue and each Kenvue Subsidiary (A)  have duly and timely (taking into account valid extensions) filed all Tax Returns required to be filed by any of them and all such filed Tax Returns are true and complete, (B)  have paid all Taxes that are required to be paid (whether or not shown on any Tax Return), (C)  have withheld and paid over to the appropriate taxing authority all Taxes that Kenvue or any Kenvue Subsidiary was obligated to withhold from amounts owing to any employee, creditor or third party and (D)  have complied with all information reporting and record retention requirements with respect to the foregoing matters;

(ii)             no deficiency with respect to Taxes has been proposed, asserted or assessed, in each case, in writing, against Kenvue or any Kenvue Subsidiary that has not been either fully paid or adequately reserved in accordance with GAAP in the balance sheets included in the Filed Kenvue SEC Documents;

(iii)                      neither Kenvue nor any Kenvue Subsidiary has extended or waived (nor granted any extension or waiver of) the limitation period for the assessment or collection of any Tax that remains in effect other than, in each case, any such extension in the ordinary course of business or any such extension for a period of no longer than six months;

(iv)                      there are no pending or, to the Knowledge of Kenvue, threatened audits, examinations, investigations or other proceedings in respect of Taxes of Kenvue or any Kenvue Subsidiary;

(v)             none of Kenvue or any Kenvue Subsidiary (A)  is or has been a member of an affiliated, consolidated or unitary group for Tax purposes (other than (1)  a group the common parent of which is or was Kenvue or any of its Subsidiaries, or (2)  prior to August  23, 2023, the common parent of which was Johnson  & Johnson), (B)  is a party to any Tax allocation, sharing, indemnity or reimbursement agreement or arrangement (other than (1)  any customary Tax indemnification provisions in ordinary course commercial agreements that are not primarily related to Taxes, (2)  agreements exclusively between or among Kenvue and its wholly owned Subsidiaries or (3)  the Johnson  & Johnson TMA) or has any liability for Taxes of any Person (other than Kenvue or any of its current or former wholly owned Subsidiaries or, for taxable periods ending on or prior to August  23, 2023, Johnson  & Johnson or any of its current or former wholly owned Subsidiaries) by reason of Contract, assumption, operation of Law, Treasury Regulations Section  1.1502-6 (or any similar provision of state, local or foreign Law), or transferee or successor liability or (C)  will be bound in any taxable period ending after the Closing by a closing agreement pursuant to Section  7121 of the Code (or any similar provision of state, local or foreign Law);

(vi)                      there are no Liens for Taxes upon any property or assets of Kenvue or any Kenvue Subsidiary, except for Permitted Liens; and

(vii)         no unresolved claim has been made in writing by any Governmental Authority in a jurisdiction where Kenvue or any Kenvue Subsidiary has not filed a Tax Return that Kenvue or the applicable Kenvue Subsidiary is or may be subject to Tax by such jurisdiction.

(b)             Neither Kenvue nor any Kenvue Subsidiary has participated in a “listed transaction” within the meaning of Treasury Regulation Section  1.6011-4(b)(2)  (or any similar provision of state, local or foreign Law).

(c)             Within the past two years, neither Kenvue nor any Kenvue Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-deferral (in whole or in part) under Section  355 of the Code. The transactions contemplated by this Agreement are not part of a plan (as described in Treasury Regulations Section  1.355-7(b)) in connection with any prior distribution of stock qualifying or intended to qualify for tax-deferral under Section  355 of the Code with respect to which Kenvue or any Kenvue Subsidiary was a party.

(d)             As of the date of this Agreement, neither Kenvue nor any Kenvue Subsidiary has taken any action, agreed to take any action or knows of any fact that could reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment. Kenvue is making the foregoing representation and warranty after consultation with its Tax advisors and with full knowledge of the terms of this Agreement.

Section  4.10          Benefits Matters.

(a)             Section  4.10(a)  of the Kenvue Disclosure Letter sets forth a list of each material Kenvue Benefit Plan as of the date of this Agreement (other than individual agreements that do not materially deviate from the forms made available to Kimberly-Clark prior to the execution of this Agreement and that have been disclosed in Section  4.10(a)  of the Kenvue Disclosure Letter). Prior to the execution of this Agreement, Kenvue has made available all plan documents and all amendments thereto with respect to each Kenvue Benefit Plan required to be set forth on Section  4.10(a)  of the Kenvue Disclosure Letter.

(b)             All Kenvue Benefit Plans are in compliance with applicable Laws (including, if applicable, ERISA and the Code), except as would not reasonably be likely to result in any liability to Kenvue or the Kenvue Subsidiaries, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Kenvue Material Adverse Effect.

(c)             Each Kenvue Benefit Plan that is subject to and that is an “employee pension benefit plan” within the meaning of Section  3(2)  of ERISA and intended to be qualified under Section  401(a)  of the Code has received a favorable determination letter from the Internal Revenue Service or is entitled to rely on a favorable opinion letter from the Internal Revenue Service and, to the Knowledge of Kenvue, circumstances do not exist that are likely to result in the loss of the qualification of such plan under Section  401(a)  of the Code.

(d)             Kenvue and the Kenvue Subsidiaries are in compliance with all Laws relating to the Kenvue Benefit Plans and the provision of compensation and benefits, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Kenvue Material Adverse Effect. Neither Kenvue nor any Kenvue Subsidiary has received notice of, and, to the Knowledge of Kenvue, there are no pending material Actions (except for routine claims for benefits) or termination proceedings with respect to any Kenvue Benefit Plan and, to the Knowledge of Kenvue, no facts exist which would reasonably be expected to give rise to any such Action or termination proceeding, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Kenvue Material Adverse Effect.

(e)             No Kenvue Benefit Plan is, and neither Kenvue nor any Kenvue ERISA Affiliate has ever contributed to, or been obligated to contribute to a “multiemployer plan” (as defined in Section  3(37) or 4001(a)(3)  of ERISA). None of Kenvue, any Kenvue Subsidiary or any Kenvue ERISA Affiliate has, since May  8, 2023, withdrawn in a complete or partial withdrawal from any “multiemployer plan” or incurred any liability under Sections  4202 or 4204 of ERISA. No Kenvue Benefit Plan is (i)  a “multiple employer plan” (as defined in 29 C.F.R. Section  4001.02) or a plan subject to Section  413(c)  of the Code, (ii)  a “multiple employer welfare arrangement” (as defined in Section  3(40) of ERISA or applicable state Law) or (iii)  a “voluntary employees’ beneficiary association” (as defined in Section  501(c)(9)  of the Code) or other funded arrangement for the provision of welfare benefits.

(f)               Section  4.10(f)  of the Kenvue Disclosure Letter sets forth each Kenvue Benefit Plan that is subject to Section  302, 303 or Title IV of ERISA or Section  412, 430 or 4971 of the Code (each, a “Kenvue Title IV Plan”). With respect to each Kenvue Title IV Plan (i)  the minimum funding standards under Section  302 of ERISA and Section  412 of the Code have been satisfied in all material respects and no waiver of any minimum funding standard or extension of any amortization period has been requested or granted, (ii)  no reportable event within the meaning of Section  4043(c)  of ERISA for which the 30-day notice requirement has not been waived has occurred, (iii)  none of Kenvue, any Kenvue Subsidiary or any Kenvue ERISA Affiliate has engaged in any transaction described in Section  4069, 4204(a)  or 4212(c)  of ERISA, (iv)  all premiums to the PBGC have been timely paid in full, (v)  no liability under Title IV or Section  302 of ERISA (other than for premiums to the PBGC) has been or, to the knowledge of Kenvue, is expected to be incurred by Kenvue or any Kenvue ERISA Affiliate that has not been satisfied in full and (vi)  the PBGC has not instituted or threatened in writing to institute proceedings to terminate any such Kenvue Title IV Plan. No Lien in favor of any Kenvue Benefit Plan or the PBGC has arisen pursuant to ERISA or the Code.

(g)             All contributions required to be made by Kenvue or any Kenvue Subsidiary under each Kenvue Benefit Plan have been timely made and all obligations in respect of each Kenvue Benefit Plan have been properly accrued and reflected in the most recent consolidated balance sheet filed or incorporated by reference in the Filed Kenvue SEC Documents, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Kenvue Material Adverse Effect.

(h)             Neither Kenvue nor any Kenvue Subsidiary has any obligations for material retiree health or life benefits under any of Kenvue Benefit Plans or any Collective Bargaining Agreement, except as required by Section  4980B of the Code, Section  601 of ERISA or other applicable Law.

(i)               Neither Kenvue nor any Kenvue Subsidiary has incurred or reasonably expects to incur (whether or not assessed) any penalty or Tax under Sections  4980B, 4980D, 4980H, 6721 or 6722 of the Code.

(j)               All Kenvue Benefit Plans that are maintained outside of the United States that provide benefits in respect of any current or former employee of Kenvue or any Kenvue Subsidiary who is primarily based outside of the United States (i)  have been maintained in accordance with all applicable Laws, (ii)  if they are intended to qualify for special Tax treatment, meet all the requirements for such treatment and (iii)  if they are intended to be funded and/or book-reserved, are fully funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions, in the case of each of clauses (i)  through (iii)  except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Kenvue Material Adverse Effect.

(k)             None of the execution and delivery of this Agreement, the obtaining of stockholder approval of this Agreement or the consummation of the Transactions could (whether alone or in connection with any other event) (i)  result in any compensatory payment (whether in the form of cash, property or the vesting of property) or benefit becoming due, or increase the amount of any such payment or benefit, to any current or former director, officer, employee, consultant or other individual service provider of Kenvue or any Kenvue Subsidiary (or any dependent or beneficiary thereof); (ii)  result in the acceleration of the time of payment, funding (through a grantor trust or otherwise), forgiveness of debt, vesting or exercisability of any payment, right or benefit to any current or former director, officer, employee, consultant or other individual service provider of Kenvue or any Kenvue Subsidiary (or any dependent or beneficiary thereof); (iii)  limit Kenvue’s or any Kenvue Subsidiary’s right to amend, modify or terminate any Kenvue Benefit Plan or related trust; or (iv)  result in the payment of any amount (whether in cash, in property or in the form of benefits) by Kenvue or any Kenvue Subsidiary that could, individually or in combination with any other payment or benefit, constitute an “excess parachute payment” within the meaning of Section  280G of the Code.

(l)               Neither Kenvue nor any Kenvue Subsidiary has any obligation to gross up, indemnify or otherwise reimburse any individual for any Taxes, interest or penalties incurred, including pursuant to Sections  409A, 280G or 4999 of the Code.

(m)                      Each Kenvue Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section  409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section  409A of the Code and applicable guidance thereunder.

(n)             The terms of the Kenvue Stock Plan, the Kenvue Deferred Fee Plan and the underlying award agreements permit the treatment described in Section  7.05.

Section  4.11          Labor Matters.

(a)             From December  30, 2023 to the date of this Agreement, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Kenvue Material Adverse Effect, neither Kenvue nor any Kenvue Subsidiary (i)  has been the subject of any unfair labor practice, labor dispute (other than routine individual grievances), labor arbitration or other Action seeking to compel Kenvue or any Kenvue Subsidiary to bargain with any labor union or labor organization; or (ii)  has been subject to or threatened with any strikes, walkouts, work stoppages, slow-downs or lockouts. From December  30, 2023 to the date of this Agreement, no union organizing efforts have occurred or, to the Knowledge of Kenvue, been threatened with respect to persons employed by Kenvue or any Kenvue Subsidiary.

(b)             Section  4.11(b)(i)  of the Kenvue Disclosure Letter sets forth all material Collective Bargaining Agreements in effect that are applicable to or affecting U.S. employees to which Kenvue or any Kenvue Subsidiary is party to or bound by, and Section  4.11(b)(ii)  of the Kenvue Disclosure Letter sets forth a list and description of each non-U.S. jurisdiction in which Kenvue or any Kenvue Subsidiary is party to or bound by any material Collective Bargaining Agreements, or in which any non-U.S. employees are otherwise represented by any union, labor organization, works council or other employee representative with respect to their employment with Kenvue or any Kenvue Subsidiary. True and complete copies of all such Collective Bargaining Agreements that are applicable to or affecting U.S. employees have been made available to Kimberly-Clark prior to the execution of this Agreement. Kenvue and each Kenvue Subsidiary have satisfied, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Kenvue Material Adverse Effect, all pre-signing legal requirements under applicable Law or Contract (if any) under any Collective Bargaining Agreement which Kenvue or any Kenvue Subsidiary are party to or bound by to provide notice or information to, bargain with, enter into any consultation procedure with, or obtain consent from, any union, labor organization, works council or other employee representative, which is representing any employee of Kenvue or any Kenvue Subsidiary, or any applicable labor tribunal, in each case, in connection with the execution of this Agreement or the consummation of the transactions contemplated by this Agreement.

(c)             Kenvue and each Kenvue Subsidiary is, and has been since December  30, 2023, in compliance with all applicable Laws and Judgments governing employment, labor and employment practices, including all contractual commitments and all such Laws relating to wages, hours, worker classification (including classification of independent contractors and exempt and non-exempt employees), contractors, leasing of employees, co-employment of individuals, immigration (including the completion of Forms I-9 for all U.S. employees and the proper confirmation of employee visas), collective bargaining, discrimination, harassment, retaliation, civil rights, restrictive covenants, pay transparency, disability rights or benefits, equal opportunity, plant closures and layoffs (including the WARN Act), employee leave issues, employee trainings and notices, COVID-19, affirmative action, unemployment insurance, safety and health and workers’ compensation except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Kenvue Material Adverse Effect.

(d)             Neither Kenvue nor any of the Kenvue Subsidiaries is a party to a settlement agreement with a director, officer, or employee with a title of Vice President or above that involves allegations relating to sexual harassment, unlawful discrimination or other similar misconduct made by any current or former employee or independent contractor of Kenvue or a Kenvue Subsidiary against such individual, in each case, entered into since December  30, 2023. To the Knowledge of Kenvue, since December  30, 2023, no allegations of sexual harassment, unlawful discrimination or other similar misconduct have been made in writing against any director, officer, or employee with a title of Vice President or above by any employee or independent contractor of Kenvue or a Kenvue Subsidiary against such individual.

Section  4.12          Litigation; Undisclosed Liabilities.

(a)             There is no, and since December  30, 2023, there has been no, Judgment outstanding against or, to the Knowledge of Kenvue, investigation by any Governmental Authority involving Kenvue or any Kenvue Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a Kenvue Material Adverse Effect. There are no Actions (other than investigations) pending or, to the Knowledge of Kenvue, threatened against Kenvue or any Kenvue Subsidiary, except for those that, individually or in the aggregate, have not had and would not reasonably be expected to have a Kenvue Material Adverse Effect.

(b)             There are no obligations or liabilities of Kenvue or any of the Kenvue Subsidiaries, whether or not accrued, contingent or otherwise, other than (i)  liabilities or obligations disclosed, reflected, reserved against or otherwise provided for in the consolidated balance sheet of Kenvue as of June  29, 2025 and the notes thereto set forth in Kenvue’s quarterly report on Form  10-Q for the quarterly period ended June  29, 2025; (ii)  liabilities or obligations incurred in the ordinary course of business since June  29, 2025; (iii)  liabilities or obligations arising out of this Agreement or the Transactions (and which do not arise out of a breach by Kenvue of any representation or warranty in this Agreement); and (iv)  liabilities or obligations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Kenvue Material Adverse Effect.

(c)             There is no, and since December  30, 2023, there have been no, internal investigations conducted by Kenvue Board (or any committee thereof), any compliance officer of Kenvue or any auditor or legal counsel at the request of any of the foregoing concerning any alleged improper, wrongful or fraudulent financial, accounting or tax matter or practice, or any conflict of interest, illegal activity, fraudulent or deceptive conduct or malfeasance issues, except for those that, individually or in the aggregate, have not had and would not reasonably be expected to have a Kenvue Material Adverse Effect.

Section  4.13          Compliance with Applicable Laws; Permits.

(a)             Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Kenvue Material Adverse Effect, (i)  Kenvue and the Kenvue Subsidiaries are, and since December  30, 2023, have been, in compliance with all applicable Laws and Judgments and (ii)  there is no, and since December  30, 2023, there has been no, Action pending or, to the Knowledge of Kenvue, threatened alleging that Kenvue or a Kenvue Subsidiary is not in compliance with any applicable Law or Judgment.

(b)             Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Kenvue Material Adverse Effect, (i)  Kenvue and the Kenvue Subsidiaries hold all valid Permits necessary to conduct their respective businesses, (ii)  the operation of the business of Kenvue and each Kenvue Subsidiary as currently conducted is not, and has not been since December  30, 2023, in default or violation of, nor are Kenvue or any Kenvue Subsidiary in default or violation under, any Permits and, to the Knowledge of Kenvue, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation of any Permit and (iii)  all Permits necessary to conduct the respective businesses of Kenvue and the Kenvue Subsidiaries are in full force and effect.

Section  4.14          Anti-Corruption; Sanctions; Anti-Money Laundering.

(a)             Except as, individually or in the aggregate, would not reasonably be expected to be material to Kenvue and the Kenvue Subsidiaries, taken as a whole, Kenvue, the Kenvue Subsidiaries and, to the Knowledge of Kenvue, their respective officers, directors, employees and agents are in compliance with, and since May  8, 2023, have complied with: (i)  the provisions of the FCPA applicable to Kenvue, the Kenvue Subsidiaries and such officers, directors, employees and agents, and (ii)  the provisions of all anti-bribery, anti-corruption and anti-money laundering Laws of each jurisdiction in which Kenvue and the Kenvue Subsidiaries operate or have operated and in which any agent thereof is conducting or has conducted business involving Kenvue or any Kenvue Subsidiary. Except as, individually or in the aggregate, would not reasonably be expected to be material to Kenvue and the Kenvue Subsidiaries, taken as a whole, since May  8, 2023, to the Knowledge of Kenvue, Kenvue, the Kenvue Subsidiaries and their respective officers, directors, employees and agents have not paid, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any monies or anything of value to any national, provincial, municipal or other Government Official or any political party or candidate for political office for the purpose of corruptly influencing any act or decision of such official or of the government to obtain or retain business, or direct business to any Person or to secure any other improper benefit or advantage, in each case in violation of the FCPA or any Laws described in clause  (ii)  of the preceding sentence.

(b)             Kenvue and the Kenvue Subsidiaries have instituted and maintain policies and procedures designed to ensure compliance with the FCPA and other anti-bribery, anti-corruption and anti-money laundering Laws in each jurisdiction in which Kenvue and the Kenvue Subsidiaries operate.

(c)             Neither Kenvue nor any Kenvue Subsidiary, nor, to the Knowledge of Kenvue, any director, manager, employee or agent of Kenvue or any Kenvue Subsidiary (in his or her capacity as a director, manager, employee or agent of Kenvue or any Kenvue Subsidiary), is, or since May  8, 2023, has been, subject to any actual, pending or, to the Knowledge of Kenvue, threatened Action, or, has made any voluntary disclosures to any Governmental Authority, involving Kenvue or any Kenvue Subsidiary relating to the FCPA or any other anti-bribery, anti-corruption or anti-money laundering Laws, except for such Actions and voluntary disclosures that, individually or in the aggregate, would not reasonably be expected to be material to Kenvue and the Kenvue Subsidiaries, taken as a whole.

(d)             (i)  Without limiting the generality of the foregoing, Kenvue and each Kenvue Subsidiary is in compliance in all respects with, and (x)  since May  8, 2023, has complied in all respects with, Trade Control Regulations, and (y)  since May  8, 2023, has complied in all respects with, Sanctions Regulations, except for such non-compliance that, individually or in the aggregate, would not reasonably be expected to be material to Kenvue and the Kenvue Subsidiaries, taken as a whole. Kenvue and the Kenvue Subsidiaries also have instituted and maintain policies and procedures designed to ensure compliance with the Trade Control Regulations and Sanctions Regulations in each jurisdiction in which Kenvue and the Kenvue Subsidiaries operate.

(ii)             Except as, individually or in the aggregate, would not reasonably be expected to be material to Kenvue and the Kenvue Subsidiaries, taken as a whole, neither Kenvue nor any Kenvue Subsidiary, nor, to the Knowledge of Kenvue, any director, manager, employee or agent of Kenvue or any Kenvue Subsidiary (in his or her capacity as a director, manager, employee or agent of Kenvue or any Kenvue Subsidiary), (A)  is, or has been, subject to any actual, pending or, to the Knowledge of Kenvue, threatened, Action, or has made any voluntary disclosures to any Governmental Authority, involving Kenvue or any Kenvue Subsidiary relating to (x)  Trade Control Regulations, since May  8, 2023 and (y)  Sanctions Regulations, since May  8, 2023, or (B)  makes, or since May  8, 2023, has made, any sales to, or engages, or has engaged, in business activities with or for the benefit of, any Persons or jurisdictions that are the subject or target of any Sanctions Regulations, in each case under this clause (B), in violation thereof.

Section  4.15          Environmental Matters. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Kenvue Material Adverse Effect:

(a)             Kenvue and the Kenvue Subsidiaries are and, since December  30, 2023, have been, in compliance with all Environmental Laws, and neither Kenvue nor any Kenvue Subsidiary has received, since December  30, 2023 (or earlier to the extent unresolved or outstanding), any (i)  written notice or communication from a Governmental Authority or other Person that alleges that Kenvue or any Kenvue Subsidiary is in violation of, or has liability under, any Environmental Law or any Permit issued pursuant to Environmental Law or (ii)  written request for information pursuant to any Environmental Law;

(b)             Kenvue and the Kenvue Subsidiaries have obtained and maintained, and since December  30, 2023, have been in compliance with, all Permits required pursuant to any Environmental Law for their respective operations and all such Permits are valid and in full force and effect and will not be subject to modification or revocation as a result of the Transactions;

(c)             Since December  30, 2023 (or earlier to the extent unresolved or outstanding), there have been no Environmental Claims pending or, to the Knowledge of Kenvue, threatened in writing against Kenvue or any Kenvue Subsidiary;

(d)             there is no legally binding Judgment by or with any Governmental Authority pursuant to Environmental Law under which Kenvue or any Kenvue Subsidiary has any outstanding obligations;

(e)             there has been no Release of, and Kenvue and Kenvue Subsidiaries have not used, treated, stored, handled, transported, arranged for the disposal of, manufactured, distributed or sold any products containing, owned or operated any properties or facilities contaminated in the environment by, or exposed any Person to, any Hazardous Material, in each case, that would reasonably be expected to form the basis of any Environmental Claim against, or obligation to conduct or fund any cleanup or remedial activities pursuant to Environmental Law on the part of Kenvue or any Kenvue Subsidiary; and

(f)              neither Kenvue nor any Kenvue Subsidiary has retained or assumed, or provided an indemnity with respect to, either contractually or by operation of Law, any liabilities or obligations that have formed or would be reasonably expected to form the basis of any Environmental Claim against, or obligation to conduct or fund any cleanup or remedial activities related to Hazardous Materials pursuant to Environmental Law on the part of, Kenvue or any Kenvue Subsidiary.

Section  4.16          Contracts.

(a)             Section  4.16 of the Kenvue Disclosure Letter sets forth a list as of the date of this Agreement of each Kenvue Material Contract. For purposes of this Agreement, “Kenvue Material Contract” means any Contract (including amendments, supplements and side letters thereto) to which either Kenvue or any Kenvue Subsidiary is a party or by which any of their respective properties or assets are bound, other than any Kenvue Benefit Plan and Contracts only among Kenvue and its wholly owned Subsidiaries, that:

(i)               is required to be filed by Kenvue as a “material contract” pursuant to Item 601(b)(10)  of Regulation S-K under the Securities Act;

(ii)             relates to the formation, creation, operation, governance, management or control of any partnership or joint venture, in each case, material to Kenvue and the Kenvue Subsidiaries, taken as a whole, other than with respect to any partnership or joint venture that is wholly owned by Kenvue or any wholly owned Kenvue Subsidiary;

(iii)            involves the settlement of any Action or threatened Action (or series of related Actions) which (i)  will involve payments by Kenvue and/or any Kenvue Subsidiaries after the date hereof in excess of $25,000,000 or (ii)  will impose, or imposed, materially burdensome monitoring or reporting obligations on Kenvue or any Kenvue Subsidiaries or material restrictions on Kenvue or any Kenvue Subsidiaries (or, following the First Effective Time, on Kimberly-Clark or any Kimberly-Clark Subsidiaries, including the Combined Company);

(iv)                      (x)  pursuant to which Kenvue or any Kenvue Subsidiary grants or is granted a license, a covenant not to sue, or a consent to use, or (y)  that materially and adversely affects their ability to enforce, use, or license, in each case, any Intellectual Property that is material to Kenvue and the Kenvue Subsidiaries, taken as a whole, other than (A)  non-exclusive licenses for “off-the-shelf” commercially available software, (B)  any other non-exclusive licenses for Intellectual Property that are available on standard terms and generally commercially available, (C)  Intellectual Property assignment and confidentiality agreements entered into with employees and independent contractors of Kenvue or any Kenvue Subsidiary, and (D)  Contracts containing non-exclusive licenses of Intellectual Property that are incidental to the primary purpose of the applicable Contract;

(v)             provides for Indebtedness of the type described in clauses (a)  or (b)  of the definition thereof of Kenvue or any Kenvue Subsidiary, or any guarantees by Kenvue or any Kenvue Subsidiary of any such Indebtedness, in each case, having an outstanding or committed amount in excess of $100,000,000, whether secured or unsecured, other than Indebtedness solely between or among any of Kenvue and any of its wholly owned Subsidiaries;

(vi)             is with any Governmental Authority that is a Kenvue Top Customer;

(vii)            is with a Kenvue Top Customer or Kenvue Top Supplier;

(viii)           provides for the acquisition or disposition of any assets (other than acquisitions or dispositions of assets in the ordinary course of business), business (whether by merger, sale of stock, sale of assets or otherwise) or real property, in each case, (A)  with any outstanding “earn-out”, indemnification or deferred or contingent payment obligations that exceed or would reasonably be expected to exceed $25,000,000 or (B)  at a purchase or sale price that exceeds or would reasonably be expected to exceed $40,000,000;

(ix)             is with any (A)  executive officer or director of Kenvue (other than employment-related Contracts), (B)  “affiliate” (as such term is defined in Rule  12b-2 promulgated under the Exchange Act) or (C)  “associates” (or members of any of their “immediate family”) (as such terms are respectively defined in Rule  12b-2 and Rule  16a-1 of the Exchange Act) of any such executive officer, director or affiliate;

(x)              is with a Kenvue Top Customer or Kenvue Top Supplier that contains provisions that (A)  grant a “most favored nation” or most favored customer pricing to any Person, (B)  prohibit in any material respect Kenvue or any Kenvue Subsidiary from competing in or conducting any line of business or (C)  grant a right of exclusivity to any Person that prevents Kenvue or any Kenvue Subsidiary from entering any geographic territory, in each case other than (1)  Contracts that can be terminated (including such restrictive provisions) by Kenvue or any Kenvue Subsidiary on less than 180 days’ notice without payment by Kenvue or any Kenvue Subsidiary of any material penalty and (2)  license agreements for Intellectual Property limiting Kenvue’s and the Kenvue Subsidiaries’ use of such Intellectual Property to specified fields of use; or

(xi)             is entered into by Kenvue or any Kenvue Subsidiaries, on the one hand, with Johnson  & Johnson or any Affiliates of Johnson  & Johnson, on the other hand, with respect to the separation of the business, operations and activities that constitute the Kenvue business, as further described in the Separation Agreement, by and between Johnson  & Johnson and Kenvue, dated as of May  3, 2023 (the “Separation Agreement”) (other than immaterial Contracts, including as set forth in Section  4.16(a)(xi)  of the Kenvue Disclosure Letter), or is otherwise a material Contract entered into by Kenvue or any Kenvue Subsidiaries, on the one hand, with Johnson  & Johnson or any Affiliates of Johnson  & Johnson, on the other hand.

(b)             True and complete copies of each Kenvue Material Contract in effect as of the date of this Agreement have been made available to Kimberly-Clark prior to the date of this Agreement.

(c)             Each Kenvue Material Contract is, subject to the Bankruptcy and Equity Exception, valid and binding on Kenvue or any Kenvue Subsidiary, as the case may be and, to the Knowledge of Kenvue, each other party thereto, and is in full force and effect (and the rights of Kenvue under the Separation Agreement have, since December  30, 2023, been timely exercised in accordance with the terms thereof), except for such failures to be valid and binding, to be in full force and effect or to be timely exercised as, individually or in the aggregate, have not had and would not reasonably be expected to have a Kenvue Material Adverse Effect. Neither Kenvue nor any Kenvue Subsidiary nor, to the Knowledge of Kenvue, any other party is in breach of or in default under any Kenvue Material Contract, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a breach or default thereunder, in each case except for such breaches and defaults as, individually or in the aggregate, have not had and would not reasonably be expected to have a Kenvue Material Adverse Effect. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Kenvue Material Adverse Effect, as of the date of this Agreement, neither Kenvue nor any Kenvue Subsidiary has received written notice alleging a breach of or default under any Kenvue Material Contract or of an intent to terminate or amend the terms and conditions of such Kenvue Material Contract.

Section  4.17          Real and Personal Properties.

(a)             Kenvue or a Kenvue Subsidiary, as applicable, has good and marketable title to each Kenvue Owned Real Property, free and clear of all Liens other than Permitted Liens, except, in each case, as, individually or in the aggregate, has not had and would not reasonably be expected to have a Kenvue Material Adverse Effect.

(b)             Kenvue or a Kenvue Subsidiary, as applicable, has a good and valid leasehold, subleasehold or licensee interest in each Kenvue Leased Real Property, free and clear of all Liens other than Permitted Liens, except, in each case, as, individually or in the aggregate, has not had and would not reasonably be expected to have a Kenvue Material Adverse Effect. With respect to the Kenvue Real Property Leases, except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Kenvue Material Adverse Effect, (i)  Kenvue and each of its Subsidiaries are not in default or in breach of any Kenvue Real Property Lease, and neither Kenvue nor any of its Subsidiaries has received any written notice of default thereunder which is outstanding and remains uncured beyond any applicable period of cure and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default and (ii)  neither Kenvue nor any of its Subsidiaries has collaterally assigned or granted any other security interest in such Kenvue Real Property Lease or any interest therein.

(c)             Kenvue or a Kenvue Subsidiary, as applicable, is in exclusive possession of each Kenvue Real Property and no third party has a right to use or occupy all or any portion of any Kenvue Real Property, except, in each case, as, individually or in the aggregate, has not had and would not reasonably be expected to have a Kenvue Material Adverse Effect. The Kenvue Real Property is, in all respects, adequate and sufficient, and in satisfactory condition, to support the operations of Kenvue and the Kenvue Subsidiaries as presently conducted, except, in each case, as, individually or in the aggregate, has not had and would not reasonably be expected to have a Kenvue Material Adverse Effect. With respect to the Kenvue Real Property, (i)  there are no outstanding options or rights of first refusal or offer for the benefit of a third party to purchase or lease all or any portion of any Kenvue Real Property, and (ii)  there are no existing, pending, or threatened condemnation, eminent domain or other similar proceedings affecting all or any portion of any Kenvue Real Property, except, in each case, as, individually or in the aggregate, has not had and would not reasonably be expected to have a Kenvue Material Adverse Effect.

(d)             Kenvue and each Kenvue Subsidiary has good and valid title to, or valid license or leasehold interests in, all its respective personal properties and assets (the “Kenvue Properties”), free and clear of all Liens other than Permitted Liens, except, in each case, as, individually or in the aggregate, has not had and would not reasonably be expected to have a Kenvue Material Adverse Effect. The Kenvue Properties are, in all respects, adequate and sufficient, and in satisfactory condition, to support the operations of Kenvue and the Kenvue Subsidiaries as presently conducted, except, in each case, as, individually or in the aggregate, has not had and would not reasonably be expected to have a Kenvue Material Adverse Effect. Kenvue and each Kenvue Subsidiary has complied with the terms of all leases, subleases and licenses entitling it to use Kenvue Properties (the “Kenvue Leases”), and all Kenvue Leases are valid and in full force and effect, except, in each case, as, individually or in the aggregate, has not had and would not reasonably be expected to have a Kenvue Material Adverse Effect.

(e)             This Section  4.17 does not relate to Intellectual Property matters, which are the subject of Section  4.19.

Section  4.18          Customers and Suppliers.

(a)             Section  4.18 of the Kenvue Disclosure Letter sets forth a list of (i)  the top twenty customers or distributors of Kenvue and the Kenvue Subsidiaries, taken as a whole, measured by aggregate payments made by such customer during the fiscal year ended December  29, 2024 (each, a “Kenvue Top Customer”) and (ii)  the top ten suppliers, manufacturers or service providers of Kenvue and the Kenvue Subsidiaries, taken as a whole (other than any wholly owned Kenvue Subsidiary), measured by aggregate payments made by Kenvue or any Kenvue Subsidiary during the fiscal year ended December  29, 2024 (each, a “Kenvue Top Supplier”).

(b)             Since June  29, 2025 through the date of this Agreement, none of Kenvue or any Kenvue Subsidiary has received from any Kenvue Top Customer or Kenvue Top Supplier written communications terminating, not renewing or materially reducing (or stating the intent to terminate, not renew or materially reduce) or alleging a material breach of the terms of any Contracts with such Kenvue Top Customer or Kenvue Top Supplier, in each case, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Kenvue Material Adverse Effect.

Section  4.19          Intellectual Property. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Kenvue Material Adverse Effect:

(a)             Kenvue or a Kenvue Subsidiary, as applicable, solely owns all right, title and interest in and to the Kenvue Intellectual Property, free and clear of all Liens other than Permitted Liens. All Kenvue Registered Intellectual Property is subsisting and, to the Knowledge of Kenvue, valid and enforceable.

(b)             Kenvue and the Kenvue Subsidiaries own, or have valid licenses or rights to use, all Intellectual Property that is necessary for the operation of the business of Kenvue and each Kenvue Subsidiary as currently operated, and such ownership or right to use such Intellectual Property will not be adversely affected by the execution and delivery of this Agreement, the obtaining of the Kenvue Stockholder Approval or the consummation of the Transactions.

(c)             Neither Kenvue nor any Kenvue Subsidiary has, since December  30, 2023, (i)  made any written claim to any Person alleging that such Person has infringed, misappropriated or otherwise violated any Kenvue Intellectual Property, or (ii)  received any written claim from any Person alleging that Kenvue or any Kenvue Subsidiary has infringed, misappropriated or otherwise violated any Intellectual Property of such Person and, to the Knowledge of Kenvue, no claims are threatened against Kenvue or any Kenvue Subsidiary (x)  alleging that Kenvue or any Kenvue Subsidiary has infringed, misappropriated or otherwise violated any Intellectual Property of any Person or (y)  challenging the ownership, validity or enforceability of any Kenvue Registered Intellectual Property (or, to the Knowledge of Kenvue, any other Kenvue Intellectual Property). To the Knowledge of Kenvue, (i)  Kenvue, the Kenvue Subsidiaries and the conduct of their businesses are not infringing, misappropriating or otherwise violating, and, since December  30, 2023, have not been infringing, misappropriating or otherwise violating the Intellectual Property of any Person and (ii)  no Person has, since December  30, 2023, infringed, misappropriated or otherwise violated any Kenvue Intellectual Property.

(d)             Kenvue and the Kenvue Subsidiaries have taken commercially reasonable measures to protect and maintain the confidentiality of all Trade Secrets included in the Kenvue Intellectual Property (and, to the Knowledge of Kenvue, other confidential information of Kenvue or the Kenvue Subsidiaries), and neither Kenvue nor any Kenvue Subsidiary has disclosed, delivered or licensed any Trade Secrets included in the Kenvue Intellectual Property to any third party, other than subject to valid, written nondisclosure or confidentiality obligations, which have not been breached by Kenvue or any Kenvue Subsidiary or, to the Knowledge of Kenvue, any other party thereto. To the Knowledge of Kenvue, there has been no unauthorized disclosure of any such Trade Secrets or other confidential information of Kenvue or the Kenvue Subsidiaries to any Person.

(e)             Kenvue and the Kenvue Subsidiaries do not incorporate or dynamically link any Open Source Software into the Products of, or Software owned by, Kenvue or any Kenvue Subsidiary in a manner that (i)  requires the disclosure or delivery to any Person of source code owned by Kenvue or any Kenvue Subsidiary that embodies material Kenvue Intellectual Property, or of any source code for their respective Products (collectively, “Kenvue Source Code”), (ii)  requires derivative works based on Kenvue Source Code to be made publicly available under the same license, (iii)  allows for reverse engineering, reverse assembly or disassembly of Software that incorporates or is dynamically linked to Kenvue Source Code, or (iv)  prohibits or limits the receipt of consideration in connection with sublicensing or distributing Software that incorporates or is dynamically linked to Kenvue Source Code. Kenvue and each Kenvue Subsidiary has complied with the terms and conditions of all licenses, including attribution and notice requirements, for the Open Source Software used by it, in the operation of its businesses as currently conducted or in its Products. Kenvue and the Kenvue Subsidiaries are in sole possession of Kenvue Source Code, except for any Open Source Software.

(f)               Each current or former employee or independent contractor of Kenvue and each Kenvue Subsidiary who, either alone or with others, is or has been involved in the creation, development, invention, or reduction to practice of any material Intellectual Property for or on behalf of Kenvue or any Kenvue Subsidiary has entered into a valid and enforceable written agreement with Kenvue or such Kenvue Subsidiary, as applicable, that (x)  obliges such employee or independent contractor to disclose such Intellectual Property to Kenvue or such Kenvue Subsidiary, and (y)  assigns all right, title and interest in and to such Intellectual Property to Kenvue or such Kenvue Subsidiary, to the extent Kenvue or such Kenvue Subsidiary is not the owner of such Intellectual Property by operation of law. No current or former employee or independent contractor of Kenvue or any Kenvue Subsidiary owns any rights in or to any Kenvue Intellectual Property.

Section  4.20          IT Systems. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Kenvue Material Adverse Effect:

(a)             Kenvue and the Kenvue Subsidiaries have implemented and maintained commercially reasonable security and other measures designed to protect the Software in any Products of Kenvue or any Kenvue Subsidiary and the IT Systems used in connection with the operation of the business of Kenvue and each Kenvue Subsidiary as currently conducted (the “Kenvue IT Systems”) from viruses and unauthorized access, use, modification, disclosure or other misuse and have in place commercially reasonable disaster recovery and security plans, and procedures relating to the Software included in the Products of Kenvue or any Kenvue Subsidiary and the Kenvue IT Systems, in each case, consistent with industry standards and in compliance with applicable Privacy Legal Requirements. To Kenvue’s Knowledge, since December  30, 2023, (i)  there has been no unauthorized access to or unauthorized use of, the Software in any Products of Kenvue or any Kenvue Subsidiary or the Kenvue IT Systems (ii)  misuse or loss of or damage to the Kenvue IT Systems and (iii)  the Software included in the Products of Kenvue or any Kenvue Subsidiary and the Kenvue IT Systems have not malfunctioned or failed.

(b)             The Kenvue IT Systems and the Software included in the Products of Kenvue or any Kenvue Subsidiary operate and perform in accordance with their documentation and functional specifications. The Kenvue IT Systems are reasonably sufficient for the operation of the business of Kenvue and the Kenvue Subsidiaries as currently conducted. To the Knowledge of Kenvue, none of the Kenvue IT Systems or the Software included in the Products of Kenvue or any Kenvue Subsidiary contain any material vulnerability, defect, virus, “trojan horse”, worm or other code, software routine or instructions, in each case designed, intended or reasonably expected to result in or permit unauthorized access to or to disable, erase or otherwise harm the Kenvue IT Systems, the Software included in the Products of Kenvue or any Kenvue Subsidiary or Personal Data Processed by Kenvue or any Kenvue Subsidiary.

Section  4.21          Data Security and Privacy. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Kenvue Material Adverse Effect:

(a)             Since December  30, 2023, (i)  Kenvue and the Kenvue Subsidiaries have complied with all Privacy Legal Requirements and (ii)  neither Kenvue nor any Kenvue Subsidiary has (A)  been subject to any Action regarding its Processing of any Personal Data and there are no such Actions pending or, to the Knowledge of Kenvue, threatened in writing related to any violation of applicable Privacy Legal Requirements or (B)  notified, or been legally required to notify, any Person in connection with a breach, loss or disclosure of, or unauthorized access to, any Personal Data Processed by Kenvue or any Kenvue Subsidiary.

(b)             To the Knowledge of Kenvue, the consummation and performance of this Agreement and the Transactions will not breach or otherwise cause any violation of any Privacy Legal Requirements that would result in any material constraint on the Processing of Personal Data for the operation of the business of Kenvue and each Kenvue Subsidiary as currently operated.

Section  4.22          Healthcare Regulatory.

(a)             Except as, individually or in the aggregate, has not and would not reasonably be expected to have a Kenvue Material Adverse Effect, Kenvue and the Kenvue Subsidiaries are, and since December  30, 2023, have been, in compliance with all Healthcare Laws. Except as, individually or in the aggregate, has not and would not reasonably be expected to have a Kenvue Material Adverse Effect, since December  30, 2023, none of Kenvue or any Kenvue Subsidiaries has received any written notification from any Governmental Authority alleging any non-compliance with Healthcare Law, including any adverse inspectional finding, penalty, fine, sanction, assessment, written request for corrective or remedial action, warning letter, untitled letter, notice of violation letter, or Form  FDA-483. Except as, individually or in the aggregate, has not and would not reasonably be expected to have a Kenvue Material Adverse Effect, since December  30, 2023, neither Kenvue nor any Kenvue Subsidiary has filed or otherwise provided any notice or communication to any Governmental Authority or other person regarding any actual or alleged violation of, or actual failure to comply with any provision of any Healthcare Law applicable to such entity and, to the Knowledge of Kenvue, no such self-disclosure to any Governmental Authority is or was required.

(b)             Except as, individually or in the aggregate, has not and would not reasonably be expected to have a Kenvue Material Adverse Effect, Kenvue and the Kenvue Subsidiaries each holds, and since December  30, 2023, has held, and is, and since December  30, 2023, has been, in compliance with all material Kenvue Permits required under any Healthcare Law and all such Kenvue Permits are in full force and effect. Except as, individually or in the aggregate, has not and would not reasonably be expected to have a Kenvue Material Adverse Effect, since December  30, 2023, none of Kenvue or any Kenvue Subsidiaries has received notice from any Governmental Authority of any actual or possible revocation, withdrawal, suspension, cancellation, termination, variation or modification of any such Kenvue Permit held by such entity that remains unresolved as of the date hereof.

(c)             Since December  30, 2023, Kenvue and each of the Kenvue Subsidiaries have made with the FDA, and any other Governmental Authority performing functions similar to those performed by the FDA, all required material filings, declarations, listings, registrations, reports, notices, and submissions, including adverse event reports and annual reports. All such filings, declarations, listings, registrations, reports, notices, and submissions were true, accurate and complete in all material respects and in material compliance with all applicable Laws, including Healthcare Laws and Kenvue Permits when filed (and, to the extent required to be updated, when updated), and, as of the date hereof, no material deficiencies have been asserted by any applicable Governmental Authority with respect to any such filings, declarations, listing, registrations, reports, notices, or submissions.

(d)             Except as, individually or in the aggregate, has not and would not reasonably be expected to have a Kenvue Material Adverse Effect, none of Kenvue, any of the Kenvue Subsidiaries or, to the Knowledge of Kenvue, any of their respective officers, employees or agents, has been, (i)  excluded, suspended or debarred from participation in any Healthcare Program, (ii)  debarred or disqualified as a clinical investigator by the FDA or any similar Governmental Authority, (iii)  listed on U.S. General Services Administration’s Suspension  & Debarment Division’s suspension or debarment list, (iv)  engaged in any activities that are prohibited by or are cause for civil or criminal penalties or mandatory or permissive debarment, disqualification, or exclusion under any Healthcare Law, or (v)  subject to a governmental inquiry or Action that would reasonably be expected to result in such debarment, disqualification, suspension or exclusion.

(e)             Except as, individually or in the aggregate, has not and would not reasonably be expected to have a Kenvue Material Adverse Effect, since December  30, 2023, none of Kenvue, any the Kenvue Subsidiaries or, to the Knowledge of Kenvue, any of their respective officers, employees or agents has (i)  made an untrue statement of a material fact or a fraudulent statement to the FDA or any other Governmental Authority, (ii)  failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority, or (iii)  made, or failed to make, a statement or disclosure to the FDA or any other Governmental Authority, in each such case, related to any Product of Kenvue or the business of Kenvue or any Kenvue Subsidiaries, that, at the time such statement or disclosure was made, or such disclosure or statement was not made, could provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September  10, 1991) or for any Governmental Authority to invoke any similar policy or that could otherwise constitute noncompliance with any applicable Law.

(f)               Except as, individually or in the aggregate, would not reasonably be expected to be material to Kenvue and each of the Kenvue Subsidiaries, taken as a whole, since December  30, 2023, none of Kenvue or any of its Subsidiaries, any of their respective directors, officers managing employees or, to the Knowledge of Kenvue, any of their independent contractors or agents, have knowingly and willfully offered or paid any remuneration (including any kickback, bribe, rebate, payoff, influence payment or inducement) directly or indirectly, overtly or covertly, in cash or in kind, to any person to induce such person (i)  to refer an individual to a person for the furnishing or arranging for the furnishing of any item or service in violation of any Healthcare Law; or (ii)  to purchase, lease, order, arrange for or recommend purchasing, leasing or ordering any good, facility, service or item in violation of any Healthcare Law.

(g)             None of Kenvue or an Kenvue Subsidiary has submitted or currently submits claims for its respective Products to Medicare, Medicaid or any other Healthcare Program.

(h)             Since December  30, 2023, (i)  neither Kenvue nor any Kenvue Subsidiary has been, and presently is not, subject to HIPAA as a “covered entity” or “business associate” (each as defined in HIPAA), and (ii)  to Kenvue’s Knowledge, neither Kenvue nor any Kenvue Subsidiary, nor any of their directors, officers, managers or employees, acting on behalf of Kenvue or any Kenvue Subsidiary, has used, disclosed, created, received, maintained, accessed or transmitted “protected health information” (as defined in and subject to HIPAA) to conduct the business of Kenvue or any Kenvue Subsidiary.

(i)              Except as, individually or in the aggregate, has not and would not reasonably be expected to have a Kenvue Material Adverse Effect, all Products of Kenvue conform (including with respect to standards for quality and workmanship) with all applicable Laws, and express and implied warranties.

(j)              Since December  30, 2023, none of Kenvue or any Kenvue Subsidiaries has voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, market withdrawal, replacement, or suspension, restriction or cessation of sale concerning any Product of Kenvue, except as, individually or in the aggregate, has not and would not reasonably be expected to have a Kenvue Material Adverse Effect.

Section  4.23          Affiliate Transactions. Except for (i)  employment-related Contracts filed or incorporated by reference as an exhibit to the Filed Kenvue SEC Documents or (ii)  any Kenvue Benefit Plans, as of the date of this Agreement, there are no Contracts between Kenvue or any Kenvue Subsidiary, on the one hand, and any (x)  present executive officer or director of Kenvue, (y)  Person that, to the Knowledge of Kenvue, is the record or beneficial owner of more than 5% of the shares of Kenvue Common Stock as of the date of this Agreement or (z)  to the Knowledge of Kenvue, any affiliate of any such executive officer, director or owner (other than Kenvue or any Kenvue Subsidiary), on the other hand.

Section  4.24          Insurance. Kenvue and each Kenvue Subsidiary maintains insurance policies with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Kenvue Material Adverse Effect, (a)  each insurance policy of Kenvue or any Kenvue Subsidiary is in full force and effect and was in full force and effect during the periods of time such insurance policy was purported to be in effect and (b)  neither Kenvue nor any Kenvue Subsidiary is (with or without notice or lapse of time, or both) in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice) under any such policy. There is no claim by Kenvue or any Kenvue Subsidiary pending under any such policies that (i)  to the Knowledge of Kenvue, has been denied or disputed by the insurer other than denials and disputes in the ordinary course of business or (ii)  if not paid would have or reasonably be expected to have, individually or in the aggregate with all other such claims, a Kenvue Material Adverse Effect.

Section  4.25          Brokers’ Fees and Expenses. No broker, investment banker, financial advisor or other Person, other than Centerview Partners LLC (“Centerview”) and Goldman Sachs  & Co. LLC (“Goldman Sachs” and, together with Centerview, the “Kenvue Financial Advisors”), the fees and expenses of which will be paid by Kenvue, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Kenvue. The aggregate amount of, or the means to calculate, as of the Closing, such fees and expenses have been disclosed to Kimberly-Clark on or prior to the date hereof.

Section  4.26          Opinions of Financial Advisor. The Kenvue Board has received (a)  an opinion from Centerview to the effect that, as of the date of such opinion, based upon and subject to the matters set forth therein, including the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth in such opinion, the Merger Consideration to be received by the holders of Kenvue Common Stock (other than (i)  each share of Kenvue Common Stock that is owned by Kimberly-Clark or Kenvue or any wholly owned Subsidiary of Kimberly-Clark or Kenvue (or shares of Kenvue Common Stock held in the treasury of Kenvue) and (ii)  any Appraisal Shares) pursuant to this Agreement is fair, from a financial point of view, to such holders and (b)  an opinion from Goldman Sachs to the effect that, as of the date of such opinion and based upon and subject to the matters set forth therein, including the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth in such opinion, the Merger Consideration to be received by the holders (other than Kimberly-Clark and its Affiliates) of Kenvue Common Stock pursuant to this Agreement is fair, from a financial point of view, to such holders. Promptly after the execution of this Agreement, Kenvue will furnish to Kimberly-Clark, solely for informational purposes, a true and complete copy of the written opinions of the Kenvue Financial Advisors.

Section  4.27          No Other Representations or Warranties.

(a)             Except for the representations and warranties contained in Article  V or in any certificate executed and delivered pursuant to the terms of this Agreement, Kenvue acknowledges and agrees that none of Kimberly-Clark or any other Person on behalf of Kimberly-Clark makes any other express or implied representation or warranty with respect to (i)  Kimberly-Clark or any of its Affiliates or their businesses, operations, assets, liabilities, condition (financial or otherwise) or otherwise or (ii)  any other information provided to Kenvue or its Affiliates or Representatives, including any information, documents,  presentations, projections,  estimates, forecasts or other material, made available to Kenvue or its Affiliates or Representatives in any format, in each case in connection with the Transactions. Except as otherwise expressly provided in this Agreement and to the extent any such information is expressly included in a representation or warranty contained in Article  V or in any certificate executed and delivered pursuant to the terms of this Agreement, Kenvue acknowledges and agrees that, in connection with the Transactions, neither Kimberly-Clark nor any other Person will have or be subject to any liability or obligation to Kenvue or any Affiliate or Representative of Kenvue resulting from the distribution or failure to distribute to Kenvue, or the use by Kenvue of, any such information made available to Kenvue or any other Person on behalf of Kenvue in any format in connection with the Transactions.

(b)             Kenvue acknowledges and agrees that (i)  neither Kenvue nor any Person on behalf of Kenvue is relying on any representation or warranty of the Kimberly-Clark Parties or any of their respective Affiliates except for those expressly set forth in Article  V or in any certificate executed and delivered pursuant to the terms of this Agreement and (ii)  no person has been authorized by the Kimberly-Clark Parties or any of their respective Affiliates to make any representation or warranty relating to the Kimberly-Clark Parties or any of their respective Affiliates or their respective businesses or otherwise in connection with the Transactions, and if made, such representation or warranty has not been and shall not be relied upon by Kenvue or any Person on behalf of Kenvue.

ARTICLE  V

Representations and Warranties of the Kimberly-Clark Parties

Each Kimberly-Clark Party hereby represents and warrants to Kenvue that the statements contained in this Article  V are true and correct except as set forth in (a)  the publicly available Kimberly-Clark SEC Documents filed on or after January  1, 2024 and at least one Business Day prior to the date of this Agreement (the “Filed Kimberly-Clark SEC Documents”) (excluding any disclosures in any “Risk Factors” section, any forward-looking disclosure in any section related to forward-looking statements and other disclosures that are predictive or forward-looking in nature, in each case, other than statements of historical fact included therein and including, for the avoidance of doubt, all exhibits thereto and information incorporated therein), or (b)  the corresponding sections or subsections of the disclosure letter delivered by Kimberly-Clark to Kenvue at or before the time of entering into this Agreement (the “Kimberly-Clark Disclosure Letter”) (it being understood and agreed that any disclosure set forth in one section or subsection of the Kimberly-Clark Disclosure Letter shall be deemed disclosure with respect to, and shall be deemed to qualify (i)  the section or subsection of this Agreement to which it corresponds in number and (ii)  each other section or subsection of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other section or subsection).

Section  5.01          Organization, Standing and Power. Kimberly-Clark and each Kimberly-Clark Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except, in the case of Kimberly-Clark Subsidiaries (other than any Kimberly-Clark Party), where the failure to be so organized, existing or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Kimberly-Clark Material Adverse Effect. Kimberly-Clark and each Kimberly-Clark Subsidiary (a)  has all requisite power and authority to own, lease or operate its properties and assets and to carry on its business as presently conducted and (b)  is duly qualified or licensed to do business in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification or license, in each case, except where the failure to be so qualified or licensed, or to have such power or authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Kimberly-Clark Material Adverse Effect. Prior to the date of this Agreement, Kimberly-Clark has made available to Kenvue true and complete copies of (i)  the amended and restated certificate of incorporation of Kimberly-Clark in effect as of the date of this Agreement (as may be further amended from time to time, the “Kimberly-Clark Charter”) and the by-laws of Kimberly-Clark in effect as of the date of this Agreement (as may be further amended from time to time, the “Kimberly-Clark By-Laws”), (ii)  the certificate of incorporation and by-laws of First Merger Sub as in effect as of the date of this Agreement and (iii)  the certificate of formation and limited liability company agreement of Second Merger Sub as in effect as of the date of this Agreement.

Section  5.02          Capital Structure.

(a)             As of the date of this Agreement, the authorized capital stock of Kimberly-Clark consists of 1,200,000,000  shares of Kimberly-Clark Common Stock and 20,000,000 shares of preferred stock, without par value (“Kimberly-Clark Preferred Stock”). At the close of business on October  30, 2025 (the “Kimberly-Clark Capitalization Date”), (i)  331,858,421 shares of Kimberly-Clark Common Stock were issued and outstanding, (ii)  no shares of Kimberly-Clark Preferred Stock were issued or outstanding and (iii)  4,994,144 shares of Kimberly-Clark Common Stock were reserved for issuance under the Kimberly-Clark Stock Plans, of which (A)  2,577,789 shares of Kimberly-Clark Common Stock were issuable upon the exercise of outstanding Kimberly-Clark Stock Options (whether or not presently exercisable), (B)  1,631,225 shares of Kimberly-Clark Common Stock were subject to outstanding Kimberly-Clark RSUs and (C)  785,130  and 1,570,260 shares of Kimberly-Clark Common Stock were subject to outstanding Kimberly-Clark PSUs (at target and maximum performance levels, respectively). Except as set forth in this Section  5.02, at the close of business on Kimberly-Clark Capitalization Date, no Equity Interests of Kimberly-Clark were authorized, issued, reserved for issuance or outstanding.

(b)             From the close of business on the Kimberly-Clark Capitalization Date to the date of this Agreement, there have been no issuances by Kimberly-Clark of any Equity Interest of Kimberly-Clark, other than the issuance of Kimberly-Clark Common Stock upon the exercise of Kimberly-Clark Stock Options, the vesting and settlement of Kimberly-Clark RSUs or Kimberly-Clark PSUs, in each case outstanding at the close of business on the Kimberly-Clark Capitalization Date and in accordance with their respective terms and the terms of Kimberly-Clark Benefit Plans in effect at such time. All outstanding shares of Kimberly-Clark Common Stock are, and, at the time of issuance, all such shares issued in accordance with the terms of Kimberly-Clark Stock Plans will be, (i)  duly authorized, validly issued, fully paid and nonassessable, (ii)  free and clear of any Lien (except Liens on transfer imposed under applicable securities Laws) and (iii)  not subject to or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Kimberly-Clark Charter, the Kimberly-Clark By-Laws or any Contract to which Kimberly-Clark is subject or party to or otherwise bound.

(c)             Except as set forth in this Section  5.02, as of the date of this Agreement, there are no:

(i)               preemptive or other outstanding rights that obligate Kimberly-Clark to issue, deliver or sell, or give any Person a right to subscribe for or acquire from Kimberly-Clark, any Equity Interests of Kimberly-Clark (except for Kimberly-Clark Stock Options, Kimberly-Clark RSUs or Kimberly-Clark PSUs, in each case in accordance with their respective terms and conditions in effect as of the date of this Agreement);

(ii)             outstanding obligations of Kimberly-Clark to directly or indirectly amend, redeem, repurchase or otherwise acquire any Equity Interests of Kimberly-Clark, except for (A)  the acquisition by Kimberly-Clark of shares of Kimberly-Clark Common Stock in connection with the surrender of shares of Kimberly-Clark Common Stock by holders of Kimberly-Clark Stock Options in order to pay the exercise price thereof, (B)  the withholding of shares of Kimberly-Clark Common Stock to satisfy Tax obligations with respect to Kimberly-Clark Stock Options, Kimberly-Clark RSUs or Kimberly-Clark PSUs and (C)  the acquisition by Kimberly-Clark of Kimberly-Clark Stock Options, Kimberly-Clark RSUs or Kimberly-Clark PSUs in connection with the forfeiture of such awards or rights, in the case of each of clauses (A)  through (C)  in accordance with the terms and conditions of the applicable award agreements and the Kimberly-Clark Benefit Plans in effect as of the date of this Agreement;

(iii)             Contracts, to which Kimberly-Clark is subject or party to or otherwise bound, with respect to the voting, transfer or registration of any Equity Interests of Kimberly-Clark or with respect to the election, designation or nomination of any director of Kimberly-Clark;

(iv)          bonds, debentures, notes or other Indebtedness of Kimberly-Clark the holders of which have the right to vote (or that are convertible into or exchangeable or exercisable for securities having the right to vote) on any matters on which stockholders of Kimberly-Clark may vote; or

(v)             “poison pill” or similar equityholder rights plan in effect to which Kimberly-Clark is subject or party to or otherwise bound.

(d)             The authorized capital stock of First Merger Sub consists of 100 shares of common stock, par value $0.01 per share, all of which are duly authorized, validly issued and outstanding and free and clear of any Lien. All of the issued and outstanding shares of First Merger Sub Common Stock are, and at the First Effective Time will be, owned, directly or indirectly, by Kimberly-Clark, and there are no other Equity Interests of First Merger Sub.

(e)             All of the outstanding units of Second Merger Sub are, and at the Second Effective Time will be, owned, directly or indirectly, by Kimberly-Clark and there are no other Equity Interests of Second Merger Sub.

Section  5.03          Kimberly-Clark Subsidiaries. All outstanding shares of capital stock, voting securities or other equity, ownership or voting interests in each Kimberly-Clark Subsidiary: (a)  have been duly authorized, validly issued, fully paid and nonassessable; and (b)  are not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the DLLCA or equivalent Law of its jurisdiction of organization, the Organizational Documents of such Subsidiary or any Contract to which Kimberly-Clark or any Kimberly-Clark Subsidiary are, or, to the Knowledge of Kimberly-Clark, a stockholder of such Subsidiary is, subject, party to or otherwise bound.

Section  5.04          Authority; Execution and Delivery; Enforceability.

(a)             Each Kimberly-Clark Party has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions, subject, (x)  in the case of the Share Issuance, to the receipt of the Kimberly-Clark Stockholder Approval, (y)  in the case of the First Merger, to the receipt of the First Merger Sub Sole Stockholder Approval and (z)  in the case of the Second Merger, to the receipt of the Second Merger Sub Sole Member Approval. The Kimberly-Clark Board has unanimously (i)  determined that it is fair to, and in the best interests of, Kimberly-Clark and its stockholders, and declared it advisable, that Kimberly-Clark enter into this Agreement and consummate the Mergers, the Share Issuance and the other Transactions, (ii)  adopted resolutions approving and declaring the advisability of this Agreement and the consummation of the Transactions, including the Mergers and the Share Issuance, (iii)  adopted resolutions recommending that Kimberly-Clark’s stockholders approve the Share Issuance (the “Kimberly-Clark Recommendation”) and (iv)  directed that the Share Issuance be submitted to Kimberly-Clark’s stockholders for approval at a duly held meeting of such stockholders for such purpose (the “Kimberly-Clark Stockholders Meeting”). As of the date of this Agreement, such resolutions have not been amended or withdrawn. The Board of Directors of First Merger Sub has unanimously (A)  determined that it is in the best interests of First Merger Sub and its sole stockholder, and declared it advisable, that First Merger Sub enter into this Agreement and consummate the First Merger, (B)  adopted resolutions approving and declaring the advisability of this Agreement and the consummation of the First Merger and (C)  adopted resolutions recommending that the sole stockholder of First Merger Sub adopt this Agreement and directed that this Agreement and the First Merger be submitted to the sole stockholder of First Merger Sub for adoption. As of the date of this Agreement, such resolutions have not been amended or withdrawn. Kimberly-Clark, as the sole member of Second Merger Sub, has approved and declared advisable this Agreement, the Second Merger and the other Transactions. As of the date of this Agreement, such resolutions have not been amended or withdrawn. Except for (x)  the approval of the Share Issuance by a majority of votes cast in person or by proxy at the Kimberly-Clark Stockholders Meeting, as required by Nasdaq Rules  5635(a)  and 5635(e)  (the “Kimberly-Clark Stockholder Approval”), (y)  the approval of this Agreement and the First Merger by Kimberly-Clark in its capacity as the sole stockholder of each of First Merger Sub (the “First Merger Sub Sole Stockholder Approval”) and (z)  the approval of this Agreement and the Second Merger by Kimberly-Clark in its capacity as the sole member of Second Merger Sub (the “Second Merger Sub Sole Member Approval” and, collectively with the First Merger Sub Sole Stockholder Approval, the “Sole Equityholder Approvals”), no other corporate or limited liability company proceedings (other than obtaining the approvals and making the filings contemplated by Section  5.05(b)(iii)) on the part of any Kimberly-Clark Party are necessary to authorize, adopt or approve, as applicable, this Agreement or to consummate the Transactions. This Agreement has been duly executed and delivered by the Kimberly-Clark Parties and, assuming the due authorization, execution and delivery by Kenvue, constitutes a valid and binding agreement of the Kimberly-Clark Parties, enforceable against each Kimberly-Clark Party in accordance with its terms, in each case subject to the Bankruptcy and Equity Exception.

(b)             The Kimberly-Clark Board has taken all necessary actions so that no Takeover Statute is applicable to the Transactions.

Section  5.05          No Conflicts; Consents.

(a)             The execution and delivery by each Kimberly-Clark Party of this Agreement does not, and the performance by each Kimberly-Clark Party of its obligations hereunder and the consummation of the Transactions will not, (i)  assuming that the Kimberly-Clark Stockholder Approval and the Sole Equityholder Approvals are obtained, conflict with, or result in any violation of any provision of, (A)  the Kimberly-Clark Charter, the Kimberly-Clark By-Laws, the certificate of incorporation or by-laws of First Merger Sub or the certificate of formation or limited liability company agreement of Second Merger Sub or (B)  the comparable Organizational Documents of any other Kimberly-Clark Subsidiary, (ii)  conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon, any of the properties or assets of a Kimberly-Clark Party or any other Kimberly-Clark Subsidiary under, any provision of any Kimberly-Clark Material Contract to which a Kimberly-Clark Party or any other Kimberly-Clark Subsidiary is a party or by which any of their respective properties or assets are bound or (iii)  conflict with, or result in any violation of any provision of,  subject to the filings and other matters referred to in Section  5.05(b), any Judgment or any Law, in each case applicable to a Kimberly-Clark Party or any other Kimberly-Clark Subsidiary or their respective properties or assets (assuming that the Kimberly-Clark Stockholder Approval and the Sole Equityholder Approvals are obtained), other than, in the case of clauses  (ii)  and (iii)  above, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Kimberly-Clark Material Adverse Effect or would not reasonably be expected to prevent or materially impair the ability of any Kimberly-Clark Party to consummate the Transactions.

(b)             No Consent of or from, or registration, declaration, notice or filing made to or with any Governmental Authority is required to be obtained or made by or with respect to Kimberly-Clark or any Kimberly-Clark Subsidiary in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Transactions, other than (i)  (A)  the filing with the SEC of the Joint Proxy Statement in definitive form, (B)  the filing with the SEC, and the declaration of effectiveness under the Securities Act, of the Form  S-4 and (C)  the filing with the SEC of such reports and other filings under, and such other compliance with, the Exchange Act and the Securities Act as may be required in connection with this Agreement and the Transactions, (ii)  compliance with and filings under the HSR Act, other Antitrust Laws and Foreign Investment Laws, (iii)  the filing of the Certificates of Merger with the Secretary of State and the submission of appropriate documents with the relevant authorities of other jurisdictions in which Kenvue and Kimberly-Clark, or their respective Subsidiaries, are qualified to do business, (iv)  such Consents, registrations, declarations, notices or filings as are required to be made or obtained under the securities or “blue sky” laws of various states in connection with the issuance of the shares of Kenvue Common Stock to be issued in connection with the Transactions, (v)  such filings with and approvals of NYSE or Nasdaq as may be required to permit the consummation of the Mergers and the listing of the shares of Kimberly-Clark Common Stock to be issued as Merger Consideration and (vi)  such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Kimberly-Clark Material Adverse Effect or would not reasonably be expected to prevent or materially impair the ability of any Kimberly-Clark Party to consummate the Transactions.

Section  5.06          SEC Documents.

(a)             Kimberly-Clark has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and other documents (including exhibits thereto and information incorporated therein) required to be filed or furnished by it with or to the SEC pursuant to the Exchange Act or the Securities Act since January  1, 2024 (such documents filed with or furnished to the SEC since such date, including those filed with or furnished to the SEC subsequent to the date of this Agreement (but excluding the Joint Proxy Statement and the Form  S-4, each as may be amended or supplemented), in each case as may be amended or supplemented, the “Kimberly-Clark SEC Documents”).

(b)             Each Kimberly-Clark SEC Document, at the time of its filing or being furnished, complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act. Each Kimberly-Clark SEC Document, as of the time of its filing (or, if amended or supplemented prior to the date of this Agreement, then at the time of such amendment or supplement), did not, and any Kimberly-Clark SEC Document filed with or furnished to the SEC subsequent to the date of this Agreement will not at the time of its filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances in which they were made, not misleading.

(c)             Kimberly-Clark is in compliance in all material respects with the applicable listing and corporate governance rules  and regulations of Nasdaq.

(d)             Kimberly-Clark maintains disclosure controls and procedures required by Rule  13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that all information required to be disclosed by Kimberly-Clark in its filings with the SEC under the Exchange Act is recorded and reported on a timely basis to the individuals responsible for the preparation of Kimberly-Clark’s filings with the SEC under the Exchange Act. Kimberly-Clark maintains internal control over financial reporting (as defined in Rule  13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. As of the date hereof, neither Kimberly-Clark nor, to Kimberly-Clark’s Knowledge, Kimberly-Clark’s independent registered public accounting firm has identified or been made aware of (i)  any “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of Kimberly-Clark’s internal controls over financial reporting that would reasonably be expected to adversely affect Kimberly-Clark’s ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated or (ii)  any fraud, whether or not material, that involves management or other employees who have a significant role in Kimberly-Clark’s internal controls over financial reporting.

(e)             Each of the consolidated balance sheets included in or incorporated by reference into Kimberly-Clark SEC Documents (including the related notes and schedules) fairly presents or, in the case of Kimberly-Clark SEC Documents filed after the date of this Agreement, will fairly present, in each case, in all material respects, the consolidated financial position of Kimberly-Clark and the Kimberly-Clark Subsidiaries, as of the date of such balance sheet, and each of the consolidated statements of income, comprehensive income, stockholders’ equity and cash flows included in or incorporated by reference into Kimberly-Clark SEC Documents (including any related notes and schedules) fairly presents, or, in the case of Kimberly-Clark SEC Documents filed after the date of this Agreement, will fairly present, in each case, in all material respects, the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of Kimberly-Clark and the Kimberly-Clark Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments that are not or will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein or in the notes thereto.

(f)               No Kimberly-Clark Subsidiary is required to file periodic reports with the SEC pursuant to the Exchange Act.

Section  5.07          Information Supplied. None of the information supplied or to be supplied by the Kimberly-Clark Parties for inclusion or incorporation by reference in (a)  the Form  S-4 will, at the time the Form  S-4 or any amendment or supplement thereto is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances in which they were made, not misleading or (b)  the Joint Proxy Statement will, at the date it is first distributed to each of Kenvue’s stockholders and Kimberly-Clark’s stockholders or at the time of each of Kenvue Stockholders Meeting and Kimberly-Clark Stockholders Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances in which they were made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act, except that no representation is made by Kimberly-Clark with respect to statements made or incorporated by reference therein based on information supplied by Kenvue for inclusion or incorporation by reference therein.

Section  5.08          Absence of Certain Changes or Events.

(a)             Since June  30, 2025, there has not occurred any effect, change, event, circumstance, condition, development or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Kimberly-Clark Material Adverse Effect.

(b)             From June  30, 2025 to the date of this Agreement, except for the execution and performance of this Agreement, Kimberly-Clark and the Kimberly-Clark Subsidiaries have carried on and conducted their respective businesses in all material respects in the ordinary course of business.

(c)             From June  30, 2025 to the date of this Agreement, except for the execution and performance of this Agreement, Kimberly-Clark and the Kimberly-Clark Subsidiaries have not taken any action that, if taken after the date of this Agreement, would require the consent of Kenvue pursuant to the terms of Section  6.01(b)(v), (vi), (x), (xii), (xiii), and, solely to the extent related to the foregoing, (xiv).

Section  5.09          Taxes.

(a)             Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Kimberly-Clark Material Adverse Effect:

(i)               Kimberly-Clark and each Kimberly-Clark Subsidiary (A)  have duly and timely (taking into account valid extensions) filed all Tax Returns required to be filed by any of them and all such filed Tax Returns are true and complete, (B)  have paid all Taxes that are required to be paid (whether or not shown on any Tax Return), (C)  have withheld and paid over to the appropriate taxing authority all Taxes that Kimberly-Clark or any Kimberly-Clark Subsidiary was obligated to withhold from amounts owing to any employee, creditor or third party and (D)  have complied with all information reporting and record retention requirements with respect to the foregoing matters;

(ii)             no deficiency with respect to Taxes has been proposed, asserted or assessed, in each case, in writing, against Kimberly-Clark or any Kimberly-Clark Subsidiary that has not been either fully paid or adequately reserved in accordance with GAAP in the balance sheets included in the Filed Kimberly-Clark SEC Documents;

(iii)           neither Kimberly-Clark nor any Kimberly-Clark Subsidiary has extended or waived (nor granted any extension or waiver of) the limitation period for the assessment or collection of any Tax that remains in effect other than, in each case, any such extension in the ordinary course of business or any such extension for a period of no longer than six months;

(iv)            there are no pending or, to the Knowledge of Kimberly-Clark, threatened audits, examinations, investigations or other proceedings in respect of Taxes of Kimberly-Clark or any Kimberly-Clark Subsidiary;

(v)             none of Kimberly-Clark or any Kimberly-Clark Subsidiary (A)  is or has been a member of an affiliated, consolidated or unitary group for Tax purposes (other than a group the common parent of which is or was Kimberly-Clark or any of its Subsidiaries), (B)  is a party to any Tax allocation, sharing, indemnity or reimbursement agreement or arrangement (other than (1)  any customary Tax indemnification provisions in ordinary course commercial agreements that are not primarily related to Taxes or (2)  agreements exclusively between or among Kimberly-Clark and its wholly owned Subsidiaries) or has any liability for Taxes of any Person (other than Kimberly-Clark or any of its current or former wholly owned Subsidiaries) by reason of Contract, assumption, operation of Law, Treasury Regulations Section  1.1502-6 (or any similar provision of state, local or foreign Law), or transferee or successor liability or (C)  will be bound in any taxable period ending after the Closing by a closing agreement pursuant to Section  7121 of the Code (or any similar provision of state, local or foreign Law);

(vi)           there are no Liens for Taxes upon any property or assets of Kimberly-Clark or any Kimberly-Clark Subsidiary, except for Permitted Liens; and

(vii)        no unresolved claim has been made in writing by any Governmental Authority in a jurisdiction where Kimberly-Clark or any Kimberly-Clark Subsidiary has not filed a Tax Return that Kimberly-Clark or the applicable Kimberly-Clark Subsidiary is or may be subject to Tax by such jurisdiction.

(b)             Neither Kimberly-Clark nor any Kimberly-Clark Subsidiary has participated in a “listed transaction” within the meaning of Treasury Regulation Section  1.6011-4(b)(2)  (or any similar provision of state, local or foreign Law).

(c)             Within the past two years, neither Kimberly-Clark nor any Kimberly-Clark Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-deferral (in whole or in part) under Section  355 of the Code.

(d)             As of the date of this Agreement, neither Kimberly-Clark nor any Kimberly-Clark Subsidiary has taken any action, agreed to take any action or knows of any fact that could reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment. Kimberly-Clark is making the foregoing representation and warranty after consultation with its Tax advisors and with full knowledge of the terms of this Agreement.

Section  5.10          Benefits Matters.

(a)             Section  5.10(a)  of the Kimberly-Clark Disclosure Letter sets forth a list of each material Kimberly-Clark Benefit Plan as of the date of this Agreement (other than individual agreements that do not materially deviate from the forms made available to Kenvue prior to the execution of this Agreement and that have been disclosed in Section  5.10(a)  of the Kimberly-Clark Disclosure Letter). Prior to the execution of this Agreement, Kimberly-Clark has made available all plan documents and all amendments thereto with respect to each Kimberly-Clark Benefit Plan required to be set forth on Section  5.10(a)  of the Kimberly-Clark Disclosure Letter.

(b)             All Kimberly-Clark Benefit Plans are in compliance with applicable Laws (including, if applicable, ERISA and the Code), except as would not reasonably be likely to result in any liability to Kimberly-Clark or the Kimberly-Clark Subsidiaries, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Kimberly-Clark Material Adverse Effect.

(c)             Each Kimberly-Clark Benefit Plan that is subject to and that is an “employee pension benefit plan” within the meaning of Section  3(2)  of ERISA and intended to be qualified under Section  401(a)  of the Code has received a favorable determination letter from the Internal Revenue Service or is entitled to rely on a favorable opinion letter from the Internal Revenue Service and, to the Knowledge of Kimberly-Clark, circumstances do not exist that are likely to result in the loss of the qualification of such plan under Section  401(a)  of the Code.

(d)             Kimberly-Clark and the Kimberly-Clark Subsidiaries are in compliance with all Laws relating to the Kimberly-Clark Benefit Plans and the provision of compensation and benefits, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Kimberly-Clark Material Adverse Effect. Neither Kimberly-Clark nor any Kimberly-Clark Subsidiary has received notice of, and, to the Knowledge of Kimberly-Clark, there are no pending material Actions (except for routine claims for benefits) or termination proceedings with respect to any Kimberly-Clark Benefit Plan and, to the Knowledge of Kimberly-Clark, no facts exist which would reasonably be expected to give rise to any such Action or termination proceeding, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Kimberly-Clark Material Adverse Effect.

(e)             No Kimberly-Clark Benefit Plan is, and neither Kimberly-Clark nor any Kimberly-Clark ERISA Affiliate has ever contributed to, or been obligated to contribute to a “multiemployer plan” (as defined in Section  3(37) or 4001(a)(3)  of ERISA). None of Kimberly-Clark, any Kimberly-Clark Subsidiary or any Kimberly-Clark ERISA Affiliate has, since May  8, 2023, withdrawn in a complete or partial withdrawal from any “multiemployer plan” or incurred any liability under Sections  4202 or 4204 of ERISA. No Kimberly-Clark Benefit Plan is (i)  a “multiple employer plan” (as defined in 29 C.F.R. Section  4001.02) or a plan subject to Section  413(c)  of the Code, (ii)  a “multiple employer welfare arrangement” (as defined in Section  3(40) of ERISA or applicable state Law) or (iii)  a “voluntary employees’ beneficiary association” (as defined in Section  501(c)(9)  of the Code) or other funded arrangement for the provision of welfare benefits.

(f)               Section  5.10(f)  of the Kimberly-Clark Disclosure Letter sets forth each Kimberly-Clark Benefit Plan that is subject to Section  302, 303 or Title IV of ERISA or Section  412, 430 or 4971 of the Code (each, a “Kimberly-Clark Title IV Plan”). With respect to each Kimberly-Clark Title IV Plan (i)  the minimum funding standards under Section  302 of ERISA and Section  412 of the Code have been satisfied in all material respects and no waiver of any minimum funding standard or extension of any amortization period has been requested or granted, (ii)  no reportable event within the meaning of Section  4043(c)  of ERISA for which the 30-day notice requirement has not been waived has occurred, (iii)  none of Kimberly-Clark, any Kimberly-Clark Subsidiary or any Kimberly-Clark ERISA Affiliate has engaged in any transaction described in Section  4069, 4204(a)  or 4212(c)  of ERISA, (iv)  all premiums to the PBGC have been timely paid in full, (v)  no liability under Title IV or Section  302 of ERISA (other than for premiums to the PBGC) has been or, to the knowledge of Kimberly-Clark, is expected to be incurred by Kimberly-Clark or any Kimberly-Clark ERISA Affiliate that has not been satisfied in full and (vi)  the PBGC has not instituted or threatened in writing to institute proceedings to terminate any such Kimberly-Clark Title IV Plan. No Lien in favor of any Kimberly-Clark Benefit Plan or the PBGC has arisen pursuant to ERISA or the Code.

(g)             All contributions required to be made by Kimberly-Clark or any Kimberly-Clark Subsidiary under each Kimberly-Clark Benefit Plan have been timely made and all obligations in respect of each Kimberly-Clark Benefit Plan have been properly accrued and reflected in the most recent consolidated balance sheet filed or incorporated by reference in the Filed Kimberly-Clark SEC Documents, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Kimberly-Clark Material Adverse Effect.

(h)             Neither Kimberly-Clark nor any Kimberly-Clark Subsidiary has any obligations for material retiree health or life benefits under any of Kimberly-Clark Benefit Plans or any Collective Bargaining Agreement, except as required by Section  4980B of the Code, Section  601 of ERISA or other applicable Law.

(i)               Neither Kimberly-Clark nor any Kimberly-Clark Subsidiary has incurred or reasonably expects to incur (whether or not assessed) any penalty or Tax under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code.

(j)               All Kimberly-Clark Benefit Plans that are maintained outside of the United States that provide benefits in respect of any current or former employee of Kimberly-Clark or any Kimberly-Clark Subsidiary who is primarily based outside of the United States (i)  have been maintained in accordance with all applicable Laws, (ii)  if they are intended to qualify for special Tax treatment, meet all the requirements for such treatment and (iii)  if they are intended to be funded and/or book-reserved, are fully funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions, in the case of each of clauses (i)  through (iii)  except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Kimberly-Clark Material Adverse Effect.

(k)             None of the execution and delivery of this Agreement, the obtaining of stockholder approval of this Agreement or the consummation of the Transactions could (whether alone or in connection with any other event) (i)  result in any compensatory payment (whether in the form of cash, property or the vesting of property) or benefit becoming due, or increase the amount of any such payment or benefit, to any current or former director, officer, employee, consultant or other individual service provider of Kimberly-Clark or any Kimberly-Clark Subsidiary (or any dependent or beneficiary thereof); (ii)  result in the acceleration of the time of payment, funding (through a grantor trust or otherwise), forgiveness of debt, vesting or exercisability of any payment, right or benefit to any current or former director, officer, employee, consultant or other individual service provider of Kimberly-Clark or any Kimberly-Clark Subsidiary (or any dependent or beneficiary thereof); (iii)  limit Kimberly-Clark’s or any Kimberly-Clark Subsidiary’s right to amend, modify or terminate any Kimberly-Clark Benefit Plan or related trust; or (iv)  result in the payment of any amount (whether in cash, in property or in the form of benefits) by Kimberly-Clark or any Kimberly-Clark Subsidiary that could, individually or in combination with any other payment or benefit, constitute an “excess parachute payment” within the meaning of Section  280G of the Code.

(l)              Neither Kimberly-Clark nor any Kimberly-Clark Subsidiary has any obligation to gross up, indemnify or otherwise reimburse any individual for any Taxes, interest or penalties incurred, including pursuant to Sections  409A, 280G or 4999 of the Code.

(m)                      Each Kimberly-Clark Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section  409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section  409A of the Code and applicable guidance thereunder.

Section  5.11          Labor Matters.

(a)             From January  1, 2024 to the date of this Agreement, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Kimberly-Clark Material Adverse Effect, neither Kimberly-Clark nor any Kimberly-Clark Subsidiary (i)  has been the subject of any unfair labor practice, labor dispute (other than routine individual grievances), labor arbitration or other Action seeking to compel Kimberly-Clark or any Kimberly-Clark Subsidiary to bargain with any labor union or labor organization; or (ii)  has been subject to or threatened with any strikes, walkouts, work stoppages, slow-downs or lockouts. From January  1, 2024 to the date of this Agreement, no union organizing efforts have occurred or, to the Knowledge of Kimberly-Clark, been threatened with respect to persons employed by Kimberly-Clark or any Kimberly-Clark Subsidiary.

(b)             Section  5.11(b)(i)  of the Kimberly-Clark Disclosure Letter sets forth all material Collective Bargaining Agreements in effect that are applicable to or affecting U.S. employees to which Kimberly-Clark or any Kimberly-Clark Subsidiary is party to or bound by, and Section  5.11(b)(ii)  of the Kimberly-Clark Disclosure Letter sets forth a list and description of each non-U.S. jurisdiction in which Kimberly-Clark or any Kimberly-Clark Subsidiary is party to or bound by any material Collective Bargaining Agreements, or in which any non-U.S. employees are otherwise represented by any union, labor organization, works council or other employee representative with respect to their employment with Kimberly-Clark or any Kimberly-Clark Subsidiary. True and complete copies of all such Collective Bargaining Agreements that are applicable to or affecting U.S. employees have been made available to Kenvue prior to the execution of this Agreement. Kimberly-Clark and each Kimberly-Clark Subsidiary have satisfied, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Kimberly-Clark Material Adverse Effect, all pre-signing legal requirements under applicable Law or Contract (if any) under any Collective Bargaining Agreement which Kimberly-Clark or any Kimberly-Clark Subsidiary are party to or bound by to provide notice or information to, bargain with, enter into any consultation procedure with, or obtain consent from, any union, labor organization, works council or other employee representative, which is representing any employee of Kimberly-Clark or any Kimberly-Clark Subsidiary, or any applicable labor tribunal, in each case, in connection with the execution of this Agreement or the consummation of the transactions contemplated by this Agreement.

(c)             Kimberly-Clark and each Kimberly-Clark Subsidiary is, and has been since January  1, 2024, in compliance with all applicable Laws and Judgments governing employment, labor and employment practices, including all contractual commitments and all such Laws relating to wages, hours, worker classification (including classification of independent contractors and exempt and non-exempt employees), contractors, leasing of employees, co-employment of individuals, immigration (including the completion of Forms I-9 for all U.S. employees and the proper confirmation of employee visas), collective bargaining, discrimination, harassment, retaliation, civil rights, restrictive covenants, pay transparency, disability rights or benefits, equal opportunity, plant closures and layoffs (including the WARN Act), employee leave issues, employee trainings and notices, COVID-19, affirmative action, unemployment insurance, safety and health and workers’ compensation except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Kimberly-Clark Material Adverse Effect.

(d)             Neither Kimberly-Clark nor any of the Kimberly-Clark Subsidiaries is a party to a settlement agreement with a director, officer, or employee with a title of Vice President or above that involves allegations relating to sexual harassment, unlawful discrimination or other similar misconduct made by any current or former employee or independent contractor of Kimberly-Clark or a Kimberly-Clark Subsidiary against such individual, in each case entered into since January  1, 2024. To the Knowledge of Kimberly-Clark, since January  1, 2024, no allegations of sexual harassment, unlawful discrimination or other similar misconduct have been made in writing against any director, officer, or employee with a title of Vice President or above by any employee or independent contractor of Kimberly-Clark or a Kimberly-Clark Subsidiary against such individual.

Section  5.12          Litigation; Undisclosed Liabilities.

(a)             There is no, and since January  1, 2024, there has been no, Judgment outstanding against or, to the Knowledge of Kimberly-Clark, investigation by any Governmental Authority involving Kimberly-Clark or any Kimberly-Clark Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a Kimberly-Clark Material Adverse Effect. There are no Actions (other than investigations) pending or, to the Knowledge of Kimberly-Clark, threatened against Kimberly-Clark or any Kimberly-Clark Subsidiary, except for those that, individually or in the aggregate, have not had and would not reasonably be expected to have a Kimberly-Clark Material Adverse Effect.

(b)             There are no obligations or liabilities of Kimberly-Clark or any of the Kimberly-Clark Subsidiaries, whether or not accrued, contingent or otherwise, other than (i)  liabilities or obligations disclosed, reflected, reserved against or otherwise provided for in the consolidated balance sheet of Kimberly-Clark as of June  30, 2025 and the notes thereto set forth in Kimberly-Clark’s quarterly report on Form  10-Q for the quarterly period ended June  30, 2025; (ii)  liabilities or obligations incurred in the ordinary course of business since June  30, 2025; (iii)  liabilities or obligations arising out of this Agreement or the Transactions (and which do not arise out of a breach by Kimberly-Clark of any representation or warranty in this Agreement); and (iv)  liabilities or obligations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Kimberly-Clark Material Adverse Effect.

(c)             There is no, and since January  1, 2024, there have been no, internal investigations conducted by Kimberly-Clark Board (or any committee thereof), any compliance officer of Kimberly-Clark or any auditor or legal counsel at the request of any of the foregoing concerning any alleged improper, wrongful or fraudulent financial, accounting or tax matter or practice, or any conflict of interest, illegal activity, fraudulent or deceptive conduct or malfeasance issues, except for those that, individually or in the aggregate, have not had and would not reasonably be expected to have a Kimberly-Clark Material Adverse Effect.

Section  5.13          Compliance with Applicable Laws; Permits; Recalls.

(a)             Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Kimberly-Clark Material Adverse Effect, (i)  Kimberly-Clark and the Kimberly-Clark Subsidiaries are, and since January  1, 2024, have been, in compliance with all applicable Laws and Judgments and (ii)  there is no, and since January  1, 2024, there has been no, Action pending or, to the Knowledge of Kimberly-Clark, threatened alleging that Kimberly-Clark or a Kimberly-Clark Subsidiary is not in compliance with any applicable Law or Judgment.

(b)             Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Kimberly-Clark Material Adverse Effect, (i)  Kimberly-Clark and the Kimberly-Clark Subsidiaries hold all valid Permits necessary to conduct their respective businesses, (ii)  the operation of the business of Kimberly-Clark and each Kimberly-Clark Subsidiary as currently conducted is not, and has not been since January  1, 2024, in default or violation of, nor are Kimberly-Clark or any Kimberly-Clark Subsidiary in default or violation under, any Permits and, to the Knowledge of Kimberly-Clark, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation of any Permit and (iii)  all Permits necessary to conduct the respective businesses of Kimberly-Clark and the Kimberly-Clark Subsidiaries are in full force and effect. Except as, individually or in the aggregate, has not and would not reasonably be expected to have a Kimberly-Clark Material Adverse Effect, since January  1, 2024, none of Kimberly-Clark or any Kimberly-Clark Subsidiaries has received notice from any Governmental Authority of any actual or possible revocation, withdrawal, suspension, cancellation, termination, variation or modification of any Permit held by Kimberly-Clark or any Kimberly-Clark Subsidiaries that remains unresolved as of the date hereof.

(c)             Since January  1, 2024, none of Kimberly-Clark or any Kimberly-Clark Subsidiaries has voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, market withdrawal, replacement, or suspension, restriction or cessation of sale concerning any Product of Kimberly-Clark, except as, individually or in the aggregate, has not and would not reasonably be expected to have a Kimberly-Clark Material Adverse Effect.

Section  5.14          Anti-Corruption; Sanctions; Anti-Money Laundering.

(a)             Except as, individually or in the aggregate, would not reasonably be expected to be material to Kimberly-Clark and the Kimberly-Clark Subsidiaries, taken as a whole, Kimberly-Clark, the Kimberly-Clark Subsidiaries and, to the Knowledge of Kimberly-Clark, their respective officers, directors, employees and agents are in compliance with, and since May  8, 2023, have complied with: (i)  the provisions of the FCPA applicable to Kimberly-Clark, the Kimberly-Clark Subsidiaries and such officers, directors, employees and agents, and (ii)  the provisions of all anti-bribery, anti-corruption and anti-money laundering Laws of each jurisdiction in which Kimberly-Clark and the Kimberly-Clark Subsidiaries operate or have operated and in which any agent thereof is conducting or has conducted business involving Kimberly-Clark or any Kimberly-Clark Subsidiary. Except as, individually or in the aggregate, would not reasonably be expected to be material to Kimberly-Clark and the Kimberly-Clark Subsidiaries, taken as a whole, since May  8, 2023, to the Knowledge of Kimberly-Clark, Kimberly-Clark, the Kimberly-Clark Subsidiaries and their respective officers, directors, employees and agents have not paid, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any monies or anything of value to any national, provincial, municipal or other Government Official or any political party or candidate for political office for the purpose of corruptly influencing any act or decision of such official or of the government to obtain or retain business, or direct business to any Person or to secure any other improper benefit or advantage, in each case, in violation of the FCPA or any Laws described in clause  (ii)  of the preceding sentence.

(b)             Kimberly-Clark and the Kimberly-Clark Subsidiaries have instituted and maintain policies and procedures designed to ensure compliance with the FCPA and other anti-bribery, anti-corruption and anti-money laundering Laws in each jurisdiction in which Kimberly-Clark and the Kimberly-Clark Subsidiaries operate.

(c)             Neither Kimberly-Clark nor any Kimberly-Clark Subsidiary, nor, to the Knowledge of Kimberly-Clark, any director, manager, employee or agent of Kimberly-Clark or any Kimberly-Clark Subsidiary (in his or her capacity as a director, manager, employee or agent of Kimberly-Clark or any Kimberly-Clark Subsidiary), is, or since May  8, 2023, has been, subject to any actual, pending or, to the Knowledge of Kimberly-Clark, threatened Action, or, has made any voluntary disclosures to any Governmental Authority, involving Kimberly-Clark or any Kimberly-Clark Subsidiary relating to the FCPA or any other anti-bribery, anti-corruption or anti-money laundering Laws, except for such Actions and voluntary disclosures that, individually or in the aggregate, would not reasonably be expected to be material to Kimberly-Clark and the Kimberly-Clark Subsidiaries, taken as a whole.

(d)            (i) Without limiting the generality of the foregoing, Kimberly-Clark and each Kimberly-Clark Subsidiary is in compliance in all respects with, and (x) since May 8, 2023, has complied in all respects with, Trade Control Regulations and (y) since May 8, 2023, has complied in all respects with Sanctions Regulations, except for such non-compliance that, individually or in the aggregate, would not reasonably be expected to be material to Kimberly-Clark and the Kimberly-Clark Subsidiaries, taken as a whole. Kimberly-Clark and the Kimberly-Clark Subsidiaries also have instituted and maintain policies and procedures designed to ensure compliance with the Trade Control Regulations and Sanctions Regulations in each jurisdiction in which Kimberly-Clark and the Kimberly-Clark Subsidiaries operate.

(ii)            Except as, individually or in the aggregate, would not reasonably be expected to be material to Kimberly-Clark and the Kimberly-Clark Subsidiaries, taken as a whole, neither Kimberly-Clark nor any Kimberly-Clark Subsidiary, nor, to the Knowledge of Kimberly-Clark, any director, manager, employee or agent of Kimberly-Clark or any Kimberly-Clark Subsidiary (in his or her capacity as a director, manager, employee or agent of Kimberly-Clark or any Kimberly-Clark Subsidiary), (A) is, or has been, subject to any actual, pending or, to the Knowledge of Kimberly-Clark, threatened, Action, or has made any voluntary disclosures to any Governmental Authority, involving Kimberly-Clark or any Kimberly-Clark Subsidiary relating to (x) Trade Control Regulations, since May 8, 2023 and (y) Sanctions Regulations, since May 8, 2023, or (B) makes, or since May 8, 2023, has made, any sales to, or engages, or has engaged, in business activities with or for the benefit of, any Persons or jurisdictions that are the subject or target of any Sanctions Regulations, in each case, under this clause (B), in violation thereof.

Section 5.15         Environmental Matters. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Kimberly-Clark Material Adverse Effect:

(a)            Kimberly-Clark and the Kimberly-Clark Subsidiaries are and, since January 1, 2024, have been, in compliance with all Environmental Laws, and neither Kimberly-Clark nor any Kimberly-Clark Subsidiary has received, since January 1, 2024, any (i) written notice or communication from a Governmental Authority or other Person that alleges that Kimberly-Clark or any Kimberly-Clark Subsidiary is in violation of, or has liability under, any Environmental Law or any Permit issued pursuant to Environmental Law or (ii) written request for information pursuant to any Environmental Law;

(b)            Kimberly-Clark and the Kimberly-Clark Subsidiaries have obtained and maintained, and since January 1, 2024, have been in compliance with, all Permits required pursuant to any Environmental Law for their respective operations and all such Permits are valid and in full force and effect and will not be subject to modification or revocation as a result of the Transactions;

(c)            Since January 1, 2024, there have been no Environmental Claims pending or, to the Knowledge of Kimberly-Clark, threatened in writing against Kimberly-Clark or any Kimberly-Clark Subsidiary;

(d)            there is no legally binding Judgment by or with any Governmental Authority pursuant to Environmental Law under which Kimberly-Clark or any Kimberly-Clark Subsidiary has any outstanding obligations;

(e)            there has been no Release of, and Kimberly-Clark and Kimberly-Clark Subsidiaries have not used, treated, stored, handled, transported, arranged for the disposal of, manufactured, distributed or sold any products containing, owned or operated any properties or facilities contaminated in the environment by, or exposed any Person to, any Hazardous Material, in each case, that would reasonably be expected to form the basis of any Environmental Claim against, or obligation to conduct or fund any cleanup or remedial activities pursuant to Environmental Law on the part of Kimberly-Clark or any Kimberly-Clark Subsidiary; and

(f)            neither Kimberly-Clark nor any Kimberly-Clark Subsidiary has retained or assumed, or provided an indemnity with respect to, either contractually or by operation of Law, any liabilities or obligations that have formed or would be reasonably expected to form the basis of any Environmental Claim against, or obligation to conduct or fund any cleanup or remedial activities related to Hazardous Materials pursuant to Environmental Law on the part of, Kimberly-Clark or any Kimberly-Clark Subsidiary.

Section 5.16         Contracts.

(a)            Section 5.16 of the Kimberly-Clark Disclosure Letter sets forth a list as of the date of this Agreement of each Kimberly-Clark Material Contract. For purposes of this Agreement, “Kimberly-Clark Material Contract” means any Contract (including amendments, supplements and side letters thereto) to which either Kimberly-Clark or any Kimberly-Clark Subsidiary is a party or by which any of their respective properties or assets are bound, other than any Kimberly-Clark Benefit Plan and Contracts only among Kimberly-Clark and its wholly owned Subsidiaries, that:

(i)             is required to be filed by Kimberly-Clark as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii)            relates to the formation, creation, operation, governance, management or control of any partnership or joint venture, in each case, material to Kimberly-Clark and the Kimberly-Clark Subsidiaries, taken as a whole, other than with respect to any partnership or joint venture that is wholly owned by Kimberly-Clark or any wholly owned Kimberly-Clark Subsidiary;

(iii)           involves the settlement of any Action or threatened Action (or series of related Actions) which (A) will involve payments by Kimberly-Clark and/or any Kimberly-Clark Subsidiaries after the date hereof in excess of $25,000,000 or (B) will impose, or imposed, materially burdensome monitoring or reporting obligations on Kimberly-Clark or any Kimberly-Clark Subsidiaries or material restrictions on Kimberly-Clark or any Kimberly-Clark Subsidiaries (or, following the First Effective Time, on Kimberly-Clark or any Kimberly-Clark Subsidiaries, including the Combined Company);

(iv)          (x) pursuant to which Kimberly-Clark or any Kimberly-Clark Subsidiary grants or is granted a license, a covenant not to sue, or a consent to use, or (y) that materially and adversely affects their ability to enforce, use, or license, in each case, any Intellectual Property that is material to Kimberly-Clark and the Kimberly-Clark Subsidiaries, taken as a whole, other than (A) non-exclusive licenses for “off-the-shelf” commercially available software, (B) any other non-exclusive licenses for Intellectual Property that are available on standard terms and generally commercially available, (C) Intellectual Property assignment and confidentiality agreements entered into with employees and independent contractors of Kimberly-Clark or any Kimberly-Clark Subsidiary, and (D) Contracts containing non-exclusive licenses of Intellectual Property that are incidental to the primary purpose of the applicable Contract;

(v)            provides for Indebtedness of the type described in clauses (a) or (b) of the definition thereof of Kimberly-Clark or any Kimberly-Clark Subsidiary, or any guarantees by Kimberly-Clark or any Kimberly-Clark Subsidiary of any such Indebtedness, in each case, having an outstanding or committed amount in excess of $100,000,000, whether secured or unsecured, other than Indebtedness solely between or among any of Kimberly-Clark and any of its wholly owned Subsidiaries;

(vi)           is with any Governmental Authority that is a Kimberly-Clark Top Customer;

(vii)          is with a Kimberly-Clark Top Customer or Kimberly-Clark Top Supplier;

(viii)         provides for the acquisition or disposition of any assets (other than acquisitions or dispositions of assets in the ordinary course of business), business (whether by merger, sale of stock, sale of assets or otherwise) or real property, in each case, (A) with any outstanding “earn-out”, indemnification or deferred or contingent payment obligations that exceed or would reasonably be expected to exceed $25,000,000 or (B) at a purchase or sale price that exceeds or would reasonably be expected to exceed $40,000,000;

(ix)            is with any (A) executive officer or director of Kimberly-Clark (other than employment-related Contracts), (B) “affiliate” (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) or (C) “associates” (or members of any of their “immediate family”) (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any such executive officer, director or affiliate; or

(x)             is with a Kimberly-Clark Top Customer or Kimberly-Clark Top Supplier that contains provisions that (A) grant a “most favored nation” or most favored customer pricing to any Person, (B) prohibit in any material respect Kimberly-Clark or any Kimberly-Clark Subsidiary from competing in or conducting any line of business or (C) grant a right of exclusivity to any Person that prevents Kimberly-Clark or any Kimberly-Clark Subsidiary from entering any geographic territory, in each case other than (1) Contracts that can be terminated (including such restrictive provisions) by Kimberly-Clark or any Kimberly-Clark Subsidiary on less than 180 days’ notice without payment by Kimberly-Clark or any Kimberly-Clark Subsidiary of any material penalty and (2) license agreements for Intellectual Property limiting Kimberly-Clark’s and the Kimberly-Clark Subsidiaries’ use of such Intellectual Property to specified fields of use.

(b)            True and complete copies of each Kimberly-Clark Material Contract in effect as of the date of this Agreement have been made available to Kenvue prior to the date of this Agreement.

(c)            Each Kimberly-Clark Material Contract is, subject to the Bankruptcy and Equity Exception, valid and binding on Kimberly-Clark or any Kimberly-Clark Subsidiary, as the case may be and, to the Knowledge of Kimberly-Clark, each other party thereto, and is in full force and effect, except for such failures to be valid and binding, to be in full force and effect as, individually or in the aggregate, have not had and would not reasonably be expected to have a Kimberly-Clark Material Adverse Effect. Neither Kimberly-Clark nor any Kimberly-Clark Subsidiary nor, to the Knowledge of Kimberly-Clark, any other party is in breach of or in default under any Kimberly-Clark Material Contract, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a breach or default thereunder, in each case except for such breaches and defaults as, individually or in the aggregate, have not had and would not reasonably be expected to have a Kimberly-Clark Material Adverse Effect. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Kimberly-Clark Material Adverse Effect, as of the date of this Agreement, neither Kimberly-Clark nor any Kimberly-Clark Subsidiary has received written notice alleging a breach of or default under any Kimberly-Clark Material Contract or of an intent to terminate or amend the terms and conditions of such Kimberly-Clark Material Contract.

Section 5.17         Real and Personal Properties.

(a)            Kimberly-Clark or a Kimberly-Clark Subsidiary, as applicable, has good and marketable title to each Kimberly-Clark Owned Real Property, free and clear of all Liens other than Permitted Liens, except, in each case, as, individually or in the aggregate, has not had and would not reasonably be expected to have a Kimberly-Clark Material Adverse Effect.

(b)            Kimberly-Clark or a Kimberly-Clark Subsidiary, as applicable, has a good and valid leasehold, subleasehold or licensee interest in each Kimberly-Clark Leased Real Property, free and clear of all Liens other than Permitted Liens, except, in each case, as, individually or in the aggregate, has not had and would not reasonably be expected to have a Kimberly-Clark Material Adverse Effect. With respect to the Kimberly-Clark Real Property Leases, except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Kimberly-Clark Material Adverse Effect, (i) Kimberly-Clark and each of its Subsidiaries are not in default or in breach of any Kimberly-Clark Real Property Lease, and neither Kimberly-Clark nor any of its Subsidiaries has received any written notice of default thereunder which is outstanding and remains uncured beyond any applicable period of cure and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default and (ii) neither Kimberly-Clark nor any of its Subsidiaries has collaterally assigned or granted any other security interest in such Kimberly-Clark Real Property Lease or any interest therein.

(c)            Kimberly-Clark or a Kimberly-Clark Subsidiary, as applicable, is in exclusive possession of each Kimberly-Clark Real Property and no third party has a right to use or occupy all or any portion of any Kimberly-Clark Real Property, except, in each case, as, individually or in the aggregate, has not had and would not reasonably be expected to have a Kimberly-Clark Material Adverse Effect. The Kimberly-Clark Real Property is, in all respects, adequate and sufficient, and in satisfactory condition, to support the operations of Kimberly-Clark and the Kimberly-Clark Subsidiaries as presently conducted, except, in each case, as, individually or in the aggregate, has not had and would not reasonably be expected to have a Kimberly-Clark Material Adverse Effect. With respect to the Kimberly-Clark Real Property, (i) there are no outstanding options or rights of first refusal or offer for the benefit of a third party to purchase or lease all or any portion of any Kimberly-Clark Real Property, and (ii) there are no existing, pending, or threatened condemnation, eminent domain or other similar proceedings affecting all or any portion of any Kimberly-Clark Real Property, except, in each case, as, individually or in the aggregate, has not had and would not reasonably be expected to have a Kimberly-Clark Material Adverse Effect.

(d)            Kimberly-Clark and each Kimberly-Clark Subsidiary has good and valid title to, or valid license or leasehold interests in, all its respective personal properties and assets (the “Kimberly-Clark Properties”), free and clear of all Liens other than Permitted Liens, except, in each case, as, individually or in the aggregate, has not had and would not reasonably be expected to have a Kimberly-Clark Material Adverse Effect. The Kimberly-Clark Properties are, in all respects, adequate and sufficient, and in satisfactory condition, to support the operations of Kimberly-Clark and the Kimberly-Clark Subsidiaries as presently conducted, except, in each case, as, individually or in the aggregate, has not had and would not reasonably be expected to have a Kimberly-Clark Material Adverse Effect. Kimberly-Clark and each Kimberly-Clark Subsidiary has complied with the terms of all leases, subleases and licenses entitling it to use Kimberly-Clark Properties (the “Kimberly-Clark Leases”), and all Kimberly-Clark Leases are valid and in full force and effect, except, in each case, as, individually or in the aggregate, has not had and would not reasonably be expected to have a Kimberly-Clark Material Adverse Effect.

(e)            This Section 5.17 does not relate to Intellectual Property matters, which are the subject of Section 5.19.

Section 5.18         Customers and Suppliers.

(a)            Section 5.18 of the Kimberly-Clark Disclosure Letter sets forth a list of (i) the top twenty customers or distributors of Kimberly-Clark and the Kimberly-Clark Subsidiaries, taken as a whole, measured by aggregate payments made by such customer during the fiscal year ended December 31, 2024 (each, a “Kimberly-Clark Top Customer”) and (ii) the top ten suppliers, manufacturers or service providers of Kimberly-Clark and the Kimberly-Clark Subsidiaries, taken as a whole (other than any wholly owned Kimberly-Clark Subsidiary), measured by aggregate payments made by Kimberly-Clark or any Kimberly-Clark Subsidiary during the fiscal year ended December 31, 2024 (each, a “Kimberly-Clark Top Supplier”).

(b)            Since June 30, 2025 through the date of this Agreement, none of Kimberly-Clark or any Kimberly-Clark Subsidiary has received from any Kimberly-Clark Top Customer or Kimberly-Clark Top Supplier written communications terminating, not renewing or materially reducing (or stating the intent to terminate, not renew or materially reduce) or alleging a material breach of the terms of any Contracts with such Kimberly-Clark Top Customer or Kimberly-Clark Top Supplier, in each case, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Kimberly-Clark Material Adverse Effect.

Section 5.19         Intellectual Property. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Kimberly-Clark Material Adverse Effect:

(a)            Kimberly-Clark or a Kimberly-Clark Subsidiary, as applicable, solely owns all right, title and interest in and to the Kimberly-Clark Intellectual Property, free and clear of all Liens other than Permitted Liens. All Kimberly-Clark Registered Intellectual Property is subsisting and, to the Knowledge of Kimberly-Clark, valid and enforceable.

(b)            Kimberly-Clark and the Kimberly-Clark Subsidiaries own, or have valid licenses or rights to use, all Intellectual Property that is necessary for the operation of the business of Kimberly-Clark and each Kimberly-Clark Subsidiary as currently operated, and such ownership or right to use such Intellectual Property will not be adversely affected by the execution and delivery of this Agreement, the obtaining of the Kimberly-Clark Stockholder Approval or the consummation of the Transactions.

(c)            Neither Kimberly-Clark nor any Kimberly-Clark Subsidiary has, since January 1, 2024, (i) made any written claim to any Person alleging that such Person has infringed, misappropriated or otherwise violated any Kimberly-Clark Intellectual Property, or (ii) received any written claim from any Person alleging that Kimberly-Clark or any Kimberly-Clark Subsidiary has infringed, misappropriated or otherwise violated any Intellectual Property of such Person and, to the Knowledge of Kimberly-Clark, no claims are threatened against Kimberly-Clark or any Kimberly-Clark Subsidiary (x) alleging that Kimberly-Clark or any Kimberly-Clark Subsidiary has infringed, misappropriated or otherwise violated any Intellectual Property of any Person or (y) challenging the ownership, validity or enforceability of any Kimberly-Clark Registered Intellectual Property (or, to the Knowledge of Kimberly-Clark, any other Kimberly-Clark Intellectual Property). To the Knowledge of Kimberly-Clark, (i) Kimberly-Clark, the Kimberly-Clark Subsidiaries and the conduct of their businesses are not infringing, misappropriating or otherwise violating, and, since January 1, 2024, have not been infringing, misappropriating or otherwise violating the Intellectual Property of any Person and (ii) no Person has, since January 1, 2024, infringed, misappropriated or otherwise violated any Kimberly-Clark Intellectual Property.

(d)            Kimberly-Clark and the Kimberly-Clark Subsidiaries have taken commercially reasonable measures to protect and maintain the confidentiality of all Trade Secrets included in the Kimberly-Clark Intellectual Property (and, to the Knowledge of Kimberly-Clark, other confidential information of Kimberly-Clark or the Kimberly-Clark Subsidiaries) and neither Kimberly-Clark nor any Kimberly-Clark Subsidiary has disclosed, delivered or licensed any Trade Secrets included in the Kimberly-Clark Intellectual Property to any third party, other than subject to valid, written nondisclosure or confidentiality obligations, which have not been breached by Kimberly-Clark or any Kimberly-Clark Subsidiary or, to the Knowledge of Kimberly-Clark, any other party thereto. To the Knowledge of Kimberly-Clark, there has been no unauthorized disclosure of any such Trade Secrets or other confidential information of Kimberly-Clark or the Kimberly-Clark Subsidiaries to any Person.

(e)            Kimberly-Clark and the Kimberly-Clark Subsidiaries do not incorporate or dynamically link any Open Source Software into the Products of, or Software owned by, Kimberly-Clark or any Kimberly-Clark Subsidiary in a manner that (i) requires the disclosure or delivery to any Person of source code owned by Kimberly-Clark or any Kimberly-Clark Subsidiary that embodies material Kimberly-Clark Intellectual Property or of any source code for their respective Products (collectively, “Kimberly-Clark Source Code”), (ii) requires derivative works based on Kimberly-Clark Source Code to be made publicly available under the same license, (iii) allows for reverse engineering, reverse assembly or disassembly of Software that incorporates or is dynamically linked to Kimberly-Clark Source Code, or (iv) prohibits or limits the receipt of consideration in connection with sublicensing or distributing Software that incorporates or is dynamically linked to Kimberly-Clark Source Code. Kimberly-Clark and each Kimberly-Clark Subsidiary has complied with the terms and conditions of all licenses, including attribution and notice requirements, for the Open Source Software used by it, in the operation of its businesses as currently conducted or in its Products. Kimberly-Clark and the Kimberly-Clark Subsidiaries are in sole possession of Kimberly-Clark Source Code, except for any Open Source Software.

(f)            Each current or former employee or independent contractor of Kimberly-Clark and each Kimberly-Clark Subsidiary who, either alone or with others, is or has been involved in the creation, development, invention, or reduction to practice of any material Intellectual Property for or on behalf of Kimberly-Clark or any Kimberly-Clark Subsidiary has entered into a valid and enforceable written agreement with Kimberly-Clark or such Kimberly-Clark Subsidiary, as applicable, that (x) obliges such employee or independent contractor to disclose such Intellectual Property to Kimberly-Clark or such Kimberly-Clark Subsidiary, and (y) assigns all right, title and interest in and to such Intellectual Property to Kimberly-Clark or such Kimberly-Clark Subsidiary, to the extent Kimberly-Clark or such Kimberly-Clark Subsidiary is not the owner of such Intellectual Property by operation of law. No current or former employee or independent contractor of Kimberly-Clark or any Kimberly-Clark Subsidiary owns any rights in or to any Kimberly-Clark Intellectual Property.

Section 5.20         IT Systems. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Kimberly-Clark Material Adverse Effect:

(a)            Kimberly-Clark and the Kimberly-Clark Subsidiaries have implemented and maintained commercially reasonable security and other measures designed to protect the Software in any Products of Kimberly-Clark or any Kimberly-Clark Subsidiary and the IT Systems used in connection with the operation of the business of Kimberly-Clark and each Kimberly-Clark Subsidiary as currently conducted (the “Kimberly-Clark IT Systems”) from viruses and unauthorized access, use, modification, disclosure or other misuse and have in place commercially reasonable disaster recovery and security plans, and procedures relating to the Software included in the Products of Kimberly-Clark or any Kimberly-Clark Subsidiary and the Kimberly-Clark IT Systems, in each case, consistent with industry standards and in compliance with applicable Privacy Legal Requirements. To Kimberly-Clark’s Knowledge, since January 1, 2024, (i) there has been no unauthorized access to, or unauthorized use of, the Software in any Products of Kimberly-Clark or any Kimberly-Clark Subsidiary, or the Kimberly-Clark IT Systems and (ii) misuse or loss of or damage to the Kimberly-Clark IT Systems and (iii) the Software included in the Products of Kimberly-Clark or any Kimberly-Clark Subsidiary and the Kimberly-Clark IT Systems have not malfunctioned or failed.

(b)            The Kimberly-Clark IT Systems and the Software included in the Products of Kimberly-Clark or any Kimberly-Clark Subsidiary operate and perform in accordance with their documentation and functional specifications. The Kimberly-Clark IT Systems are reasonably sufficient for the operation of the business of Kimberly-Clark and the Kimberly-Clark Subsidiaries as currently conducted. To the Knowledge of Kimberly-Clark, none of the Kimberly-Clark IT Systems or the Software included in the Products of Kimberly-Clark or any Kimberly-Clark Subsidiary contain any material vulnerability, defect, virus, “trojan horse”, worm or other code, software routine or instructions, in each case designed, intended or reasonably expected to result in or permit unauthorized access to or to disable, erase or otherwise harm the Kimberly-Clark IT Systems, the Software included in the Products of Kimberly-Clark or any Kimberly-Clark Subsidiary or Personal Data Processed by Kimberly-Clark or any Kimberly-Clark Subsidiary.

Section 5.21         Data Security and Privacy. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Kimberly-Clark Material Adverse Effect:

(a)            Since January 1, 2024, (i) Kimberly-Clark and the Kimberly-Clark Subsidiaries have complied with all Privacy Legal Requirements and (ii) neither Kimberly-Clark nor any Kimberly-Clark Subsidiary has (A) been subject to any Action regarding its Processing of any Personal Data and there are no such Actions pending or, to the Knowledge of Kimberly-Clark, threatened in writing related to any violation of applicable Privacy Legal Requirements or (B) notified, or been legally required to notify, any Person in connection with a breach, loss or disclosure of, or unauthorized access to, any Personal Data Processed by Kimberly-Clark or any Kimberly-Clark Subsidiary.

(b)            To the Knowledge of Kimberly-Clark, the consummation and performance of this Agreement and the Transactions will not breach or otherwise cause any violation of any Privacy Legal Requirements that would result in any material constraint on the Processing of Personal Data for the operation of the business of Kimberly-Clark and each Kimberly-Clark Subsidiary as currently operated.

Section 5.22         Affiliate Transactions. Except for (i) employment-related Contracts filed or incorporated by reference as an exhibit to the Filed Kimberly-Clark SEC Documents or (ii) any Kimberly-Clark Benefit Plans, as of the date of this Agreement, there are no Contracts between Kimberly-Clark or any Kimberly-Clark Subsidiary, on the one hand, and any (x) present executive officer or director of Kimberly-Clark, (y) Person that, to the Knowledge of Kimberly-Clark, is the record or beneficial owner of more than 5% of the shares of Kimberly-Clark Common Stock as of the date of this Agreement or (z) to the Knowledge of Kimberly-Clark, any affiliate of any such executive officer, director or owner (other than Kimberly-Clark or any Kimberly-Clark Subsidiary), on the other hand.

Section 5.23         Insurance. Kimberly-Clark and each Kimberly-Clark Subsidiary maintains insurance policies with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Kimberly-Clark Material Adverse Effect, (a) each insurance policy of Kimberly-Clark or any Kimberly-Clark Subsidiary is in full force and effect and was in full force and effect during the periods of time such insurance policy was purported to be in effect and (b) neither Kimberly-Clark nor any Kimberly-Clark Subsidiary is (with or without notice or lapse of time, or both) in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice) under any such policy. There is no claim by Kimberly-Clark or any Kimberly-Clark Subsidiary pending under any such policies that (i) to the Knowledge of Kimberly-Clark, has been denied or disputed by the insurer other than denials and disputes in the ordinary course of business or (ii) if not paid would have or reasonably be expected to have, individually or in the aggregate with all other such claims, a Kimberly-Clark Material Adverse Effect.

Section 5.24         Available Funds. Kimberly-Clark has delivered to Kenvue a complete and correct copy (subject, in the case of any related fee letters, to redaction solely of fee and other economic provisions that are customarily redacted in connection with transactions of this type) of the executed Debt Commitment Letter and any related fee letters, pursuant to which the Financing Sources party thereto have agreed, subject to the terms and conditions therein, to provide with the Financing as described therein (the “Committed Financing”). There are no side letters or other Contracts related to the Committed Financing to which Kimberly-Clark or any Kimberly-Clark Subsidiary is a party that could adversely affect the availability of, or reduce the aggregate principal amount of, the Committed Financing such that Kimberly-Clark would not have on the Closing Date, taken together with other sources of funds immediately available to Kimberly-Clark, the Required Amounts. As of the date of this Agreement, the Debt Commitment Letter has not been amended, supplemented or otherwise modified, and the commitments contained in the Debt Commitment Letter have not been withdrawn, modified or rescinded in any respect. As of the date of this Agreement, the Debt Commitment Letter is in full force and effect and is a legal, valid and binding obligation of Kimberly-Clark and, to the Knowledge of Kimberly-Clark, the other parties thereto, in each case, subject to the Bankruptcy and Equity Exception. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to (x) constitute a default or breach on the part of Kimberly-Clark or, to the Knowledge of Kimberly-Clark, any other party thereto under any term or condition of the Debt Commitment Letter, (y) result in any of the conditions to the funding of the Committed Financing not being satisfied prior to the Closing Date or (z) otherwise result in the Committed Financing not being available in accordance with the terms of the Debt Commitment Letter on the Closing Date. There are no conditions relating to the funding of the full amount of the Committed Financing, other than as set forth in the Debt Commitment Letter. As of the date of this Agreement, assuming the satisfaction of the conditions contained in Section 8.01 and Section 8.02, no Kimberly-Clark Party has reason to believe that any of the conditions relating to the funding of the full amount of the Committed Financing will not be satisfied on or prior to the Closing Date. Kimberly-Clark has fully paid, or caused to be paid, any and all commitment fees or other fees required by the Debt Commitment Letter to be paid on or prior to the date of this Agreement. Assuming the satisfaction of the conditions contained in Section 8.01 and Section 8.02 and that the Committed Financing is funded in accordance with the Debt Commitment Letter (after netting out applicable fees, expenses, original issue discount and similar premiums and charges and after giving effect to the maximum amount of flex (including original issue discount flex) provided under the Debt Commitment Letter and any related fee letters), Kimberly-Clark will have on the Closing Date funds sufficient to (i) pay the aggregate Cash Consideration and the other payments under Article III, (ii) pay any and all fees and expenses required to be paid at Closing by any Kimberly-Clark Party in connection with the Transactions and the Financing and (iii) satisfy all of the other payment obligations of the Kimberly-Clark Parties contemplated hereunder that are required to be satisfied in connection with Closing (the “Required Amounts”). In no event shall the receipt or availability of any funds or financing by any Kimberly-Clark Party or any of their respective Subsidiaries or any other financing transaction be a condition to any of the obligations of the Kimberly-Clark Parties hereunder.

Section 5.25         Brokers’ Fees and Expenses. No broker, investment banker, financial advisor or other Person, other than J.P. Morgan Securities LLC (“J.P. Morgan”) and PJT Partners LP (“PJT Partners” and, together with J.P. Morgan, the “Kimberly-Clark Financial Advisors”), the fees and expenses of which will be paid by Kimberly-Clark, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Kimberly-Clark. The aggregate amount of, or the means to calculate, as of the Closing, such fees and expenses have been disclosed to Kenvue on or prior to the date hereof.

Section 5.26         Opinions of Financial Advisor. The Kimberly-Clark Board has received (a) an opinion from J.P. Morgan to the effect that, as of the date of such opinion, and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations set forth in such opinion, the Merger Consideration to be paid by Kimberly-Clark in the Mergers is fair, from a financial point of view, to Kimberly-Clark and (b) an opinion from PJT Partners to the effect that, as of the date of such opinion, and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations set forth in such opinion, the Merger Consideration to be paid by Kimberly-Clark in the Mergers is fair, from a financial point of view, to Kimberly-Clark. Promptly after the execution of this Agreement, Kimberly-Clark will furnish to Kenvue, solely for informational purposes, a true and complete copy of the written opinion of each of the Kimberly-Clark Financial Advisors.

Section 5.27         First Merger Sub and Second Merger Sub. Since its date of incorporation or formation, as applicable, neither First Merger Sub nor Second Merger Sub has carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto. Each of First Merger Sub and Second Merger Sub has no, and prior to the First Effective Time (in the case of First Merger Sub) and the Second Effective Time (in the case of Second Merger Sub), will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Transactions.

Section 5.28         No Other Representations or Warranties.

(a)            Except for the representations and warranties contained in Article IV or in any certificate executed and delivered pursuant to the terms of this Agreement, Kimberly-Clark acknowledges and agrees that none of Kenvue or any other Person on behalf of Kenvue makes any other express or implied representation or warranty with respect to (i) Kenvue or any of its Affiliates or their businesses, operations, assets, liabilities, condition (financial or otherwise) or otherwise or (ii) any other information provided to Kimberly-Clark or its Affiliates or Representatives, including any information, documents, presentations, projections, estimates, forecasts or other material, made available to Kimberly-Clark or its Affiliates or Representatives in any format, in each case in connection with the Transactions. Except as otherwise expressly provided in this Agreement and to the extent any such information is expressly included in a representation or warranty contained in Article IV or in any certificate executed and delivered pursuant to the terms of this Agreement, Kimberly-Clark acknowledges and agrees that, in connection with the Transactions, neither Kenvue nor any other Person will have or be subject to any liability or obligation to Kimberly-Clark or any Affiliate or Representative of Kimberly-Clark resulting from the distribution or failure to distribute to Kimberly-Clark, or the use by Kimberly-Clark of, any such information made available to Kimberly-Clark or any other Person on behalf of Kimberly-Clark in any format in connection with the Transactions.

(b)            Kimberly-Clark acknowledges and agrees that (i) neither Kimberly-Clark nor any Person on behalf of Kimberly-Clark is relying on any representation or warranty of Kenvue or any of its Affiliates except for those expressly set forth in Article IV or in any certificate executed and delivered pursuant to the terms of this Agreement and (ii) no person has been authorized by Kenvue or any of its Affiliates to make any representation or warranty relating to Kenvue or any of its Affiliates or their respective businesses or otherwise in connection with the Transactions, and if made, such representation or warranty has not been and shall not be relied upon by Kimberly-Clark or any Person on behalf of Kimberly-Clark.

ARTICLE VI

Covenants Relating to Conduct of Business

Section 6.01         Conduct of Business.

(a)            Conduct of Business by Kenvue. Except for (x) matters set forth in Section 6.01(a) of the Kenvue Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement, (y) as required by applicable Law or Judgment or (z) with the prior written consent of Kimberly-Clark (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the First Effective Time, Kenvue shall, and shall cause each Kenvue Subsidiary to (I) conduct its business in the ordinary course in all material respects and (II) use commercially reasonable efforts to (A) preserve intact its business organization and advantageous business relationships and keep available the services of its current officers and key employees and (B) maintain its assets and properties in good working order and condition, ordinary wear and tear excepted; provided that no action by Kenvue or any Kenvue Subsidiary with respect to matters specifically addressed by clauses (a)(i) through (a)(xx) of this Section 6.01 shall be deemed a breach of this sentence unless such action would constitute a breach of such relevant clause. In addition, and without limiting the generality of the foregoing, except for matters set forth in Section 6.01(a) of the Kenvue Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement or required by applicable Law or Judgment or with the prior written consent of Kimberly-Clark (which shall not be unreasonably withheld, conditioned or delayed), Kenvue shall not, and shall not permit any Kenvue Subsidiary to, do any of the following:

(i)             (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, voting securities or other equity, ownership or voting interests, other than dividends and distributions by a direct or indirect wholly owned Kenvue Subsidiary to Kenvue or any other wholly owned Kenvue Subsidiary, except for quarterly dividends with regular declaration, record and payment dates consistent with past practice, in amounts not to exceed $0.2075 per share prior to August 1, 2026 and $0.2100 per share thereafter, (B) split, combine, subdivide or reclassify any of its capital stock, voting securities or other equity, ownership or voting interests, or securities convertible into or exchangeable for capital stock, voting securities or other equity, ownership or voting interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, voting securities or other equity, ownership or voting interests, or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Equity Interests of Kenvue or any Kenvue Subsidiary, other than (1) the acquisition by Kenvue of shares of Kenvue Common Stock in connection with the surrender of shares of Kenvue Common Stock by holders of Kenvue Stock Options in order to pay the exercise price thereof, (2) the withholding of shares of Kenvue Common Stock to satisfy Tax obligations with respect to the exercise of Kenvue Stock Options and the vesting and settlement of Kenvue RSUs or Kenvue PSUs and (3) the acquisition by Kenvue of Kenvue Stock Options, Kenvue RSUs or Kenvue PSUs in connection with the forfeiture of such awards or rights;

(ii)            (A) amend the Kenvue Charter or the Kenvue By-Laws or (B) amend the Organizational Documents of any Kenvue Subsidiary, except, in the case of each of the foregoing clauses (A) and (B), as may be required by Law;

(iii)           issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any Equity Interests of Kenvue or any Kenvue Subsidiary (other than (A) the issuance of Kenvue Common Stock (1) upon the exercise of Kenvue Stock Options, the vesting and settlement of Kenvue RSUs or Kenvue PSUs or the settlement of Kenvue DSUs, in each case outstanding at the close of business on the date of this Agreement, and as required by the applicable Kenvue Benefit Plan as in effect as of the date of this Agreement or (2) as otherwise permitted by this Agreement or (B) any transactions between a direct or indirect wholly owned Kenvue Subsidiary to Kimberly-Clark or any other wholly owned Kenvue Subsidiary);

(iv)          except as required by any Kenvue Benefit Plan or any Collective Bargaining Agreement as in effect as of the date of this Agreement (A)(1) grant to any executive officer of Kenvue or any employee whose annual base compensation is $500,000 or greater (each, a “Kenvue Senior Executive”) any increase in compensation or other benefits or (2) grant to any current or former director, officer, employee or other individual service provider of Kenvue or any Kenvue Subsidiary who is not a Kenvue Senior Executive any increase in compensation or other benefits, except, in the case of this clause (2), increases made in the ordinary course of business, (B) take any action to accelerate the vesting, payment or funding (through a grantor trust or otherwise) of compensation or benefits under any Kenvue Benefit Plan (including any equity-based awards), (C) change any actuarial or other assumptions used to calculate funding obligations with respect to any Kenvue Benefit Plan, the manner in which contributions to such plans are made or the basis on which such contributions are determined, (D) grant to any person any equity or equity-based award (including any Kenvue Equity Award), severance, retention, change in control, termination, deferred or transaction compensation or benefits or any increase therein, (E) hire any individual who would become a Kenvue Senior Executive, (F) terminate the employment of any Kenvue Senior Executive, other than for cause (as determined by Kenvue in its reasonable discretion), or (G) establish, adopt, amend or terminate any material Kenvue Benefit Plan (or any other benefit or compensation plan, program, policy, agreement or arrangement that would constitute a material Kenvue Benefit Plan if in effect on the date hereof) (other than (1) new standard form employment agreements or offer letters entered into in the ordinary course of business with employees who are not Kenvue Senior Executives or (2) any ordinary course annual renewal that does not result in a material enhancement of the compensation or benefits due, or other material obligations or liabilities arising, under the applicable Kenvue Benefit Plan (or such other plan, program, policy, agreement or arrangement that would constitute a material Kenvue Benefit Plan if in effect on the date hereof)) or amend the terms of any outstanding equity-based awards;

(v)            in each case other than in the ordinary course of business, enter into, amend or terminate any Collective Bargaining Agreement;

(vi)           make any material change in financial accounting methods, principles or practices, except insofar as may be required by GAAP (or any interpretation thereof);

(vii)         directly or indirectly acquire or agree to acquire in any transaction any Equity Interest in or business of any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity or division thereof or any properties or assets other than (A) purchases of supplies, raw materials, equipment and inventory in the ordinary course of business, (B) short-term investments of cash in marketable securities in the ordinary course of business, (C) transactions between a direct or indirect wholly owned Kenvue Subsidiary to Kenvue or any other wholly owned Kenvue Subsidiary and (D) if the aggregate amount of the consideration paid or transferred by Kenvue and the Kenvue Subsidiaries in connection with any such transaction is less than $25,000,000 individually or $75,000,000 in the aggregate;

(viii)        sell, lease (as lessor), license, mortgage, sell and leaseback or subject to any Lien (other than a Permitted Lien), or otherwise dispose of any properties or assets (other than sales of products or services in the ordinary course of business or transactions between a direct or indirect wholly owned Kenvue Subsidiary to Kenvue or any other wholly owned Kenvue Subsidiary and excluding Intellectual Property, which is the subject of Section 6.01(a)(xv)), or any interests therein, with a fair market value in excess of $25,000,000 individually or $75,000,000 in the aggregate, except for Liens used to secure Indebtedness permitted to be incurred under Section 6.01(a)(ix);

(ix)           incur any Indebtedness of the type described in clauses (a) or (b) of the definition thereof, other than (A) borrowings under the Kenvue Credit Facility in accordance with the terms thereof in the ordinary course of business; (B) replacements of existing Indebtedness that has matured, or is scheduled to mature, after the date of this Agreement and within twelve-months of the final stated maturity thereof (the “Kenvue Refinanced Indebtedness”) on prevailing market terms or on terms substantially consistent with or more beneficial to Kenvue and the Kenvue Subsidiaries, taken as a whole, than the Indebtedness being replaced (a “Permitted Kenvue Interim Refinancing”); provided that no Permitted Kenvue Interim Refinancing shall increase the principal amount of such Kenvue Refinanced Indebtedness in excess of the aggregate outstanding principal amount so refinanced (plus unpaid accrued interest and premium (including tender premium) thereon, any committed or undrawn amounts and underwriting discounts, fees, commissions and expenses, associated with such Kenvue Refinanced Indebtedness); (C) among Kenvue and its wholly owned Kenvue Subsidiaries; (D) commercial paper issued in the ordinary course of business; and (E) performance or surety bonds issued in the ordinary course of business;

(x)            forgive any loans to directors of Kenvue or any Kenvue Subsidiary, or officers elected by the Kenvue Board;

(xi)           make, or agree or commit to make, any loans, advances (other than for ordinary course business expenses) or capital expenditures, except in an amount not excess of 105% of the capital expenditure budget in the annual operating plan set forth in Section 6.01(a)(xi) of the Kenvue Disclosure Letter;

(xii)          enter into, amend, waive or, with respect to the Separation Agreement, fail to properly exercise any material rights under, or terminate any Kenvue Material Contract other than (A) in the ordinary course of business consistent with past practice or (B) as expressly permitted by any other clause of this Section 6.01(a); provided that other than in respect of renewals of such Contract in the ordinary course of business consistent with past practice, the exception in the foregoing clause (A) shall not apply to any Contract of the type set forth in Section 4.16(a)(v), Section 4.16(a)(ix) or Section 4.16(a)(xi);

(xiii)         waive, release, assign, settle, pay, discharge, satisfy or compromise any pending or threatened Action, in each case, other than (A) in the ordinary course of business and (B) waivers, releases, assignments, settlements or compromises that solely create obligations of Kenvue or any of the Kenvue Subsidiaries for the payment of monetary damages (excluding releases of claims, confidentiality and other de minimis obligations customarily included in monetary settlements) not in excess of $25,000,000 individually and $100,000,000 in the aggregate for all such Actions during the period from the date of this Agreement to the Closing Date, in each case of clauses (A) and (B), unless involving any admission of wrongdoing or injunctive or other equitable relief;

(xiv)         cancel any material Indebtedness of a third party to Kenvue or any Kenvue Subsidiary or waive any claims or rights of substantial value, in each case, other than (A) in the ordinary course of business or (B) in connection with any settlement permitted by Section 6.01(a)(xiii);

(xv)          (A) sell, assign, transfer, grant, license (other than non-exclusive licenses granted in the ordinary course of business), encumber or dispose of any material Kenvue Intellectual Property, or (B) abandon, fail to renew, maintain or pursue application for any material Kenvue Registered Intellectual Property (other than the lapse or expiration of Kenvue Registered Intellectual Property at the end of the applicable statutory term);

(xvi)         (A) make (in a manner inconsistent with past practice), change or revoke any material Tax election, (B) adopt or change any material method of Tax accounting or change any Tax accounting period, (C) file any material amended Tax Return, (D) settle or compromise any Tax audit or proceeding relating to Taxes that involves a material amount of Taxes, (E) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign Law) with respect to any material Tax or (F) enter into, amend or terminate an advance pricing agreement with a Governmental Authority;

(xvii)        merge or consolidate with any other Person, or restructure, recapitalize, reorganize or completely or partially liquidate other than (A) transactions of the type contemplated by Section 6.01(a)(vii) or Section 6.01(a)(viii) which are permitted thereby, (B) mergers or consolidations of a Kenvue Subsidiary in which such Subsidiary is the surviving entity in connection with an acquisition not otherwise prohibited by this Agreement and (C) mergers among, or the restructuring, reorganization or liquidation of, any wholly owned Kenvue Subsidiary that would not and would not reasonably be expected to prevent or materially impair or delay the consummation of the Transactions;

(xviii)       implement or announce any mass layoff, reduction in force, plant closing or other termination event requiring notice under the WARN Act;

(xix)          enter into any new line of business other than any line of business that is reasonably ancillary to or a reasonably foreseeable extension of any line of business engaged in by Kenvue or the Kenvue Subsidiaries as of the date of this Agreement; or

(xx)           agree, resolve or commit to do any of the foregoing actions.

(b)            Conduct of Business by Kimberly-Clark. Except for (x) matters set forth in Section 6.01(b) of the Kimberly-Clark Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement, (y) as required by applicable Law or Judgment or (z) with the prior written consent of Kenvue (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the First Effective Time, Kimberly-Clark shall, and shall cause each Kimberly-Clark Subsidiary to (I) conduct its business in the ordinary course in all material respects and (II) use commercially reasonable efforts to (A) preserve intact its business organization and advantageous business relationships and keep available the services of its current officers and key employees and (B) maintain its assets and properties in good working order and condition, ordinary wear and tear excepted; provided that no action by Kimberly-Clark or any Kimberly-Clark Subsidiary with respect to matters specifically addressed by clauses (b)(i) through (b)(xiv) of this Section 6.01 shall be deemed a breach of this sentence unless such action would constitute a breach of such relevant clause. In addition, and without limiting the generality of the foregoing, except for matters set forth in Section 6.01(b) of the Kimberly-Clark Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement or required by applicable Law or Judgment or with the prior written consent of Kenvue (which shall not be unreasonably withheld, conditioned or delayed), Kimberly-Clark shall not, and shall not permit any Kimberly-Clark Subsidiary to, do any of the following:

(i)             (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, voting securities or other equity, ownership or voting interests, other than dividends and distributions by a direct or indirect wholly owned Kimberly-Clark Subsidiary to Kimberly-Clark or any other wholly owned Kimberly-Clark Subsidiary, except for quarterly dividends with regular declaration, record and payment dates and in amounts and subject to periodic increases, in each case, consistent with past practice, (B) split, combine, subdivide or reclassify any of its capital stock, voting securities or other equity, ownership or voting interests, or securities convertible into or exchangeable for capital stock, voting securities or other equity, ownership or voting interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, voting securities or other equity, ownership or voting interests, or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Equity Interests of Kimberly-Clark or any Kimberly-Clark Subsidiary, other than (1) the acquisition by Kimberly-Clark of shares of Kimberly-Clark Common Stock in connection with the surrender of shares of Kimberly-Clark Common Stock by holders of Kimberly-Clark Stock Options in order to pay the exercise price thereof, (2) the withholding of shares of Kimberly-Clark Common Stock to satisfy Tax obligations with respect to the exercise of Kimberly-Clark Stock Options and the vesting and settlement of Kimberly-Clark RSUs or Kimberly-Clark PSUs and (3) the acquisition by Kimberly-Clark of Kimberly-Clark Stock Options, Kimberly-Clark RSUs or Kimberly-Clark PSUs in connection with the forfeiture of such awards or rights;

(ii)            (A) amend the Kimberly-Clark Charter or the Kimberly-Clark By-Laws or (B) amend the Organizational Documents of any Kimberly-Clark Subsidiary, except, in the case of each of the foregoing clauses (A) and (B), as may be required by Law;

(iii)           issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any Equity Interests of Kimberly-Clark or any Kimberly-Clark Subsidiary (other than (A) the issuance of Kimberly-Clark Common Stock (1) upon the exercise of Kimberly-Clark Stock Options, the grant, vesting and settlement of Kimberly-Clark RSUs or Kimberly-Clark PSUs or other awards pursuant to the Kimberly-Clark Stock Plans or (2) as otherwise permitted by this Agreement or (B) the issuance of Equity Interests of any direct or indirect wholly owned Kimberly-Clark Subsidiary to Kimberly-Clark or to any wholly owned Kimberly-Clark Subsidiary);

(iv)          except as required by any Kimberly-Clark Benefit Plan or any Collective Bargaining Agreement as in effect as of the date of this Agreement or in the ordinary course of business consistent with past practice (A) take any action to accelerate the vesting, payment or funding (through a grantor trust or otherwise) of compensation or benefits under any Kimberly-Clark Benefit Plan (including any equity-based awards), (B) change any actuarial or other assumptions used to calculate funding obligations with respect to any Kimberly-Clark Benefit Plan, the manner in which contributions to such plans are made or the basis on which such contributions are determined, in the case of this clause (B), unless such action would not be expected to have a material impact on the Combined Company, (C) grant to any person any equity or equity-based award (including any Kimberly-Clark Equity Award), severance, retention, change in control, termination or transaction compensation or benefits or any increase therein or (D) increase compensation or benefits of employees in a manner that would reasonably be expected to adversely impact the expected harmonization of compensation and benefits of employees of Kenvue and the Kenvue Subsidiaries and employees of Kimberly-Clark and the Kimberly-Clark Subsidiaries following the Closing;

(v)            make any material change in financial accounting methods, principles or practices, except insofar as may be required by GAAP (or any interpretation thereof);

(vi)          directly or indirectly acquire or agree to acquire in any transaction any Equity Interest in or business of any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity or division thereof or any properties or assets other than (A) purchases of supplies, raw materials, equipment and inventory in the ordinary course of business, (B) short-term investments of cash in marketable securities in the ordinary course of business, (C) transactions between a direct or indirect wholly owned Kimberly-Clark Subsidiary to Kimberly-Clark or any other wholly owned Kimberly-Clark Subsidiary and (D) if the aggregate amount of the consideration paid or transferred by Kimberly-Clark and the Kimberly-Clark Subsidiaries in connection with any such transaction is less than $25,000,000 individually or $75,000,000 in the aggregate;

(vii)         sell, lease (as lessor), license, mortgage, sell and leaseback or subject to any Lien (other than a Permitted Lien), or otherwise dispose of any properties or assets (other than sales of products or services in the ordinary course of business or transactions between a direct or indirect wholly owned Kimberly-Clark Subsidiary to Kimberly-Clark or any other wholly owned Kimberly-Clark Subsidiary and excluding Intellectual Property, which is the subject of Section 6.01(b)(xi)), or any interests therein, with a fair market value in excess of $25,000,000 individually or $75,000,000 in the aggregate, except for Liens used to secure Indebtedness permitted to be incurred under Section 6.01(b)(viii);

(viii)        incur any Indebtedness of the type described in clauses (a) or (b) of the definition thereof, other than (A) borrowings under the Kimberly-Clark Credit Facilities in accordance with the terms thereof in the ordinary course of business; (B) replacements of existing Indebtedness that has matured, or is scheduled to mature, after the date of this Agreement and within twelve-months of the final stated maturity thereof (the “Kimberly-Clark Refinanced Indebtedness”) on prevailing market terms or on terms substantially consistent with or more beneficial to Kimberly-Clark and the Kimberly-Clark Subsidiaries, taken as a whole, than the Indebtedness being replaced (a “Permitted Kimberly-Clark Interim Refinancing”); provided that no Permitted Kimberly-Clark Interim Refinancing shall increase the principal amount of such Kimberly-Clark Refinanced Indebtedness in excess of the aggregate outstanding principal amount so refinanced (plus unpaid accrued interest and premium (including tender premium) thereon, any committed or undrawn amounts and underwriting discounts, fees, commissions and expenses, associated with such Kimberly-Clark Refinanced Indebtedness); (C) among Kimberly-Clark and its wholly owned Kimberly-Clark Subsidiaries; (D) commercial paper issued in the ordinary course of business; (E) performance or surety bonds issued in the ordinary course of business; (F) Indebtedness incurred to pay the Required Amount; and (G) Indebtedness in connection with the Financing pursuant to and in accordance with Section 7.07;

(ix)           forgive any loans to directors of Kimberly-Clark or any Kimberly-Clark Subsidiary, or officers elected by the Kimberly-Clark Board;

(x)            waive, release, assign, settle, pay, discharge, satisfy or compromise any pending or threatened Action, in each case, other than (A) in the ordinary course of business and (B) waivers, releases, assignments, settlements or compromises that solely create obligations of Kimberly-Clark or any of the Kimberly-Clark Subsidiaries for the payment of monetary damages (excluding releases of claims, confidentiality and other de minimis obligations customarily included in monetary settlements) not in excess of $25,000,000 individually and $100,000,000 in the aggregate for all such Actions during the period from the date of this Agreement to the Closing Date, in each case of clauses (A) and (B), unless involving any admission of wrongdoing or injunctive or other equitable relief;

(xi)           (A) sell, assign, transfer, grant, license (other than non-exclusive licenses granted in the ordinary course of business), encumber or dispose of any material Kimberly-Clark Intellectual Property, or (B) abandon, fail to renew, maintain or pursue application for any material Kimberly-Clark Registered Intellectual Property (other than the lapse or expiration of Kimberly-Clark Registered Intellectual Property at the end of the applicable statutory term);

(xii)          (A) make (in a manner inconsistent with past practice), change or revoke any material Tax election, (B) adopt or change any material method of Tax accounting or change any Tax accounting period, (C) file any material amended Tax Return, (D) settle or compromise any Tax audit or proceeding relating to Taxes that involves a material amount of Taxes, (E) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign Law) with respect to any material Tax or (F) enter into, amend or terminate an advance pricing agreement with a Governmental Authority;

(xiii)         merge or consolidate with any other Person, or restructure, recapitalize or reorganize or completely or partially liquidate other than (A) transactions of the type contemplated by Section 6.01(b)(vi) or Section 6.01(b)(vii) which are permitted thereby, (B) mergers or consolidations of a Kimberly-Clark Subsidiary in which such Subsidiary is the surviving entity in connection with an acquisition not otherwise prohibited by this Agreement and (C) mergers among, or the restructuring, reorganization or liquidation of, any wholly owned Kimberly-Clark Subsidiary that would not and would not reasonably be expected to prevent or materially impair or delay the consummation of the Transactions; or

(xiv)         agree, resolve or commit to do any of the foregoing actions.

(c)            Control of Operations. Nothing contained in this Agreement shall give Kenvue or Kimberly-Clark, directly or indirectly, the right to control or direct the other party’s operations prior to the First Effective Time in violation of applicable Law. Prior to the First Effective Time, each of Kimberly-Clark, First Merger Sub or Second Merger Sub and Kenvue shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its and its respective Subsidiaries’ operations.

Section 6.02         No Solicitation by Kimberly-Clark; Kimberly-Clark Recommendation.

(a)            Except as otherwise permitted by this Agreement, from the date of this Agreement until the First Effective Time or, if earlier, the termination of this Agreement in accordance with Article IX, Kimberly-Clark shall not, nor shall it authorize or permit any of its Affiliates, and shall use its reasonable best efforts to cause any of its or their respective directors, officers or employees or any of their respective investment bankers, accountants, attorneys or other advisors, agents or representatives (collectively, “Representatives”) not to, directly or indirectly:

(i)             initiate, solicit or knowingly facilitate or encourage any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Kimberly-Clark Takeover Proposal;

(ii)            engage or otherwise participate in any discussions or negotiations relating to a Kimberly-Clark Takeover Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Kimberly-Clark Takeover Proposal (other than to state that the terms of this Agreement prohibit such discussions or negotiations, or discussions solely to clarify the terms of a Kimberly-Clark Takeover Proposal);

(iii)           furnish any information to any Person in connection with a Kimberly-Clark Takeover Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Kimberly-Clark Takeover Proposal; or

(iv)          otherwise cooperate in any way with any Person (whether or not a Person making a Kimberly-Clark Takeover Proposal) with respect to a Kimberly-Clark Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a Kimberly-Clark Takeover Proposal.

Kimberly-Clark shall, and shall cause its Affiliates and its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to a Kimberly-Clark Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a Kimberly-Clark Takeover Proposal, request the prompt return or destruction of all confidential information previously furnished to any such Person or its Representatives and immediately terminate all physical and electronic data room access previously granted to any such Person or its Representatives.

(b)            Notwithstanding the foregoing, at any time prior to obtaining the Kimberly-Clark Stockholder Approval, in response to a written Kimberly-Clark Takeover Proposal made after the date of this Agreement that the Kimberly-Clark Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes or would reasonably be expected to result in a Superior Kimberly-Clark Proposal, and which Kimberly-Clark Takeover Proposal did not result from a breach of Section 6.02(a), Kimberly-Clark and its Representatives at the request of Kimberly-Clark may, subject to compliance with Section 6.02(e):

(i)             furnish information with respect to Kimberly-Clark and the Kimberly-Clark Subsidiaries to the Person or group of Persons making such Kimberly-Clark Takeover Proposal (and its Representatives) (provided that all such information has previously been provided to Kenvue or is provided to Kenvue prior to or substantially concurrently with the time it is provided to such Person or group of Persons) pursuant to a customary confidentiality agreement not less restrictive of such Person or group of Persons than the Confidentiality Agreement (except that such confidentiality agreement (A) need not include any “standstill” or similar obligations, but only to the extent that Kenvue is, concurrently with the entry by Kimberly-Clark or the Kimberly-Clark Subsidiaries into such confidentiality agreement, released from any “standstill” or similar obligations in the Confidentiality Agreement, (B) shall not prohibit Kimberly-Clark from complying with this Section 6.02 or contain terms that would restrict in any manner Kimberly-Clark’s ability to consummate the Transactions and (C) shall not include any provision providing for an exclusive right to negotiate with Kimberly-Clark prior to the valid termination of this Agreement); and

(ii)            participate in discussions regarding the terms of such Kimberly-Clark Takeover Proposal and the negotiation of such terms with, and only with, the Person or group of Persons making such Kimberly-Clark Takeover Proposal (and its or their Representatives). Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in Section 6.02(a) and this Section 6.02(b) by any Affiliates of Kimberly-Clark or any of its or their Representatives shall constitute a breach of Section 6.02(a) and this Section 6.02(b) by Kimberly-Clark.

(c)            Except as set forth below, neither the Kimberly-Clark Board nor any committee thereof shall (i) (A) withdraw (or qualify or modify in any manner adverse to Kenvue), or propose publicly to withdraw (or qualify or modify in any manner adverse to Kenvue), or otherwise make any statement inconsistent with, the Kimberly-Clark Recommendation, (B) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, a Kimberly-Clark Takeover Proposal or (C) fail to publicly recommend against any tender offer or exchange offer subject to Regulation 14D under the Exchange Act that constitutes a Kimberly-Clark Takeover Proposal (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by the stockholders of Kimberly-Clark) within ten Business Days after the commencement of such tender offer or exchange offer (any action in this clause (i) being referred to as a “Kimberly-Clark Adverse Recommendation Change”) or (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, or allow Kimberly-Clark or any of its Affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or other Contract (other than a confidentiality agreement referred to in Section 6.02(b)(i)) constituting or related to a Kimberly-Clark Takeover Proposal. Notwithstanding the foregoing, at any time prior to obtaining the Kimberly-Clark Stockholder Approval, but not after, the Kimberly-Clark Board may, subject to compliance with the terms of this Section 6.02 (including Section 6.02(d)), make a Kimberly-Clark Adverse Recommendation Change in response to (x) a Kimberly-Clark Takeover Proposal received after the execution of this Agreement that did not result from a breach of Section 6.02(a) (and has not then been withdrawn) if the Kimberly-Clark Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that such Kimberly-Clark Takeover Proposal constitutes a Superior Kimberly-Clark Proposal or (y) a Kimberly-Clark Intervening Event, in the case of the foregoing clause (x) or (y), if the Kimberly-Clark Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to do so would be inconsistent with its fiduciary duties under applicable Law.

(d)            The Kimberly-Clark Board and any committee thereof shall not, and shall cause Kimberly-Clark not to, make a Kimberly-Clark Adverse Recommendation Change pursuant to Section 6.02(c) unless (i) Kimberly-Clark first delivers to Kenvue a written notice (a “Kimberly-Clark Notice”) (which notice itself shall not constitute a Kimberly-Clark Adverse Recommendation Change) advising Kenvue that the Kimberly-Clark Board intends to take such action and specifying the reasons therefor, including (x) in the case of a proposed Kimberly-Clark Adverse Recommendation Change in response to a Superior Kimberly-Clark Proposal, the material terms and conditions of such Superior Kimberly-Clark Proposal, the identity of the Person or group of Persons making such Superior Kimberly-Clark Proposal and copies of any Kimberly-Clark Takeover Proposal Materials in respect of such Superior Kimberly-Clark Proposal, or (y) in the case of a proposed Kimberly-Clark Adverse Recommendation Change in response to a Kimberly-Clark Intervening Event, a description of such Kimberly-Clark Intervening Event in reasonable detail, (ii) to the extent Kenvue wishes to negotiate, Kimberly-Clark has negotiated with, and has caused its Representatives to negotiate with, Kenvue in good faith during the five Business Days following receipt by Kenvue of the Kimberly-Clark Notice (the “Kimberly-Clark Notice Period”) in order to enable Kenvue to propose revisions to the terms of this Agreement or the Transactions such that it would cause such Kimberly-Clark Takeover Proposal to no longer constitute a Superior Kimberly-Clark Proposal or for such Kimberly-Clark Intervening Event to no longer warrant a Kimberly-Clark Adverse Recommendation Change and (iii) following the Kimberly-Clark Notice Period, and after considering the results of any such negotiations and giving effect to any proposals, amendments or modifications made or agreed to by Kenvue, the Kimberly-Clark Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that (A) in the case of a Kimberly-Clark Adverse Recommendation Change in connection with a Kimberly-Clark Takeover Proposal, (1) such Kimberly-Clark Takeover Proposal continues to constitute a Superior Kimberly-Clark Proposal and (2) the failure to make a Kimberly-Clark Adverse Recommendation Change as a result thereof would be inconsistent with its fiduciary duties under applicable Law (it being understood and agreed that any amendment to any financial or other material term of the Kimberly-Clark Takeover Proposal that was previously the subject of the Kimberly-Clark Notice shall require a new Kimberly-Clark Notice pursuant to clause (i) of this provision, but with respect to any such subsequent Kimberly-Clark Notice the Kimberly-Clark Notice Period shall be deemed to be three Business Days rather than five Business Days) or (B) in the case of a Kimberly-Clark Adverse Recommendation Change in response to a Kimberly-Clark Intervening Event, (1) such Kimberly-Clark Intervening Event remains in effect and (2) the failure to make a Kimberly-Clark Adverse Recommendation Change as a result thereof would be inconsistent with its fiduciary duties under applicable Law (it being understood and agreed that any material changes to the circumstances surrounding such Kimberly-Clark Intervening Event that were previously the subject of the Kimberly-Clark Notice shall require a new Kimberly-Clark Notice pursuant to clause (i) of this provision, but with respect to any such subsequent Kimberly-Clark Notice the Kimberly-Clark Notice Period shall be deemed to be three Business Days rather than five Business Days).

(e)            In addition to the obligations of Kimberly-Clark set forth above, Kimberly-Clark shall promptly, and in any event within twenty-four hours of the receipt thereof by Kimberly-Clark, any of its Affiliates or any of their respective Representatives (or within forty-eight hours of such receipt by any external Representatives), advise Kenvue orally and in writing of any Kimberly-Clark Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a Kimberly-Clark Takeover Proposal, the material terms and conditions of any such Kimberly-Clark Takeover Proposal (including any changes thereto) and the identity of the Person or group of Persons making any such Kimberly-Clark Takeover Proposal and provide to Kenvue copies of any Kimberly-Clark Takeover Proposal Materials. Kimberly-Clark shall (i) keep Kenvue informed in all material respects and on a reasonably current basis of the status and details (including any change to the terms thereof) of any Kimberly-Clark Takeover Proposal and (ii) provide to Kenvue as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material (including all proposals, counterproposals and drafts of agreements) exchanged between Kimberly-Clark or any Kimberly-Clark Subsidiary, on the one hand, and the Person or group of Persons making any such Kimberly-Clark Takeover Proposal, on the other hand, that describes any of the terms or conditions of any Kimberly-Clark Takeover Proposal (such correspondence and other written materials, “Kimberly-Clark Takeover Proposal Materials”).

(f)            Nothing contained in this Section 6.02 shall prohibit Kimberly-Clark from complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act or making a customary “stop, look and listen” communication to the stockholders of Kimberly-Clark pursuant to Rule 14d-9(f) promulgated under the Exchange Act; provided, however, that in no event shall Kimberly-Clark or the Kimberly-Clark Board or any committee thereof take, or agree or resolve to take, any action prohibited by Section 6.02(c).

(g)           For purposes of this Agreement:

“Kimberly-Clark Intervening Event” means any material event or development or material change in circumstances with respect to Kimberly-Clark and the Kimberly-Clark Subsidiaries, taken as a whole, that (i) was not known to, or reasonably foreseeable (with respect to magnitude or material consequences) by, the Kimberly-Clark Board as of, or prior to, the date of this Agreement and (ii) does not involve or relate to the receipt, existence or terms of any Kimberly-Clark Takeover Proposal (or any proposal, offer or inquiry that would reasonably be expected to lead to a Kimberly-Clark Takeover Proposal or direct and indirect consequence thereof); provided that (w) in no event shall any action that is taken by Kenvue or Kimberly-Clark to the extent required by the affirmative covenants set forth in Section 7.03, and the consequences of any such action, constitute a Kimberly-Clark Intervening Event; (x) in no event shall any change in the market price, trading volume or ratings of any securities or Indebtedness of Kimberly-Clark or any Kimberly-Clark Subsidiary, or the fact that, in and of itself, Kimberly-Clark or any Kimberly-Clark Subsidiary meets or exceeds any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period constitute a Kimberly-Clark Intervening Event; provided, however, that the underlying causes of any such change or event may be considered in determining whether a Kimberly-Clark Intervening Event has occurred; (y) in no event does the timing of any consents, registrations, approvals, permits, clearances or authorizations required to be obtained prior to the Closing in connection with the transactions contemplated by this Agreement constitute a Kimberly-Clark Intervening Event; and (z) in no event do changes in general economic, financial or geopolitical conditions, or changes in conditions in the global, international or U.S. economy of financial markets generally constitute a Kimberly-Clark Intervening Event.

“Kimberly-Clark Takeover Proposal” means a bona fide proposal or offer (whether or not in writing) from any Person or group of Persons (other than Kenvue or any Kenvue Subsidiary) relating to, in a single transaction or series of related transactions, any direct or indirect (i) acquisition of 20% or more of the consolidated assets of Kimberly-Clark and the Kimberly-Clark Subsidiaries, taken as a whole (based on the fair market value thereof, as determined in good faith by the Kimberly-Clark Board or any duly authorized committee thereof), or of assets to which 20% or more of Kimberly-Clark’s revenues or earnings on a consolidated basis are attributable, including in each case through the acquisition of one or more Kimberly-Clark Subsidiaries owning such assets, (ii) acquisition of 20% or more of the aggregate voting power of the capital stock of Kimberly-Clark (or options, rights, or warrants to purchase, or securities convertible into, such interests), (iii) tender offer or exchange offer that if consummated would result in any Person or group of Persons (other than Kenvue or any of the Kenvue Subsidiaries) beneficially owning 20% or more of any class of Equity Interests of Kimberly-Clark or (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, spin-off, joint venture or similar transaction involving Kimberly-Clark pursuant to which any Person or group of Persons (or their equityholders) (other than Kenvue or any of the Kenvue Subsidiaries) would acquire, directly or indirectly, 20% or more of the consolidated assets of Kimberly-Clark and the Kimberly-Clark Subsidiaries, taken as a whole (based on the fair market value thereof, as determined in by the Kimberly-Clark Board or any duly authorized committee thereof), or assets to which 20% or more of Kimberly-Clark’s net revenues or earnings on a consolidated basis are attributable or 20% or more of the aggregate voting power of the capital stock of Kimberly-Clark or of the surviving entity in a merger, consolidation, share exchange or other business combination involving Kimberly-Clark or the resulting direct or indirect parent of Kimberly-Clark or such surviving entity; provided, however, that this Agreement and the Transactions shall not be deemed a Kimberly-Clark Takeover Proposal.

“Superior Kimberly-Clark Proposal” means a bona fide written Kimberly-Clark Takeover Proposal, made after the date of this Agreement and that did not result from a breach of Section 6.02(a), that would result in any Person or group of Persons (or their equityholders) (other than Kenvue or any of its Affiliates) becoming, directly or indirectly, the beneficial owner of all or substantially all of the consolidated assets of Kimberly-Clark and the Kimberly-Clark Subsidiaries or more than 50% of the aggregate voting power of the capital stock of Kimberly-Clark, that the Kimberly-Clark Board has determined in its good faith judgment (after consultation with outside counsel and a financial advisor of nationally recognized reputation) (i) is reasonably likely to be consummated in accordance with its terms (taking into account all legal, financial, regulatory and timing aspects of the proposal and the Person or group of Persons making the proposal) and (ii) if consummated, would result in a transaction more favorable to the stockholders of Kimberly-Clark from a financial point of view than the Transactions (after taking into account all of the terms and conditions of, and the likelihood of completion of, such offer and of this Agreement (including any proposed changes to the terms of this Agreement or the Transactions pursuant to Section 6.02(d) and the time likely to be required to consummate such Kimberly-Clark Takeover Proposal)).

Section 6.03         No Solicitation by Kenvue; Kenvue Recommendation.

(a)            Except as otherwise permitted by this Agreement, from the date of this Agreement until the First Effective Time or, if earlier, the termination of this Agreement in accordance with Article IX, Kenvue shall not, nor shall it authorize or permit any of its Affiliates, and shall use its reasonable best efforts to cause any of its or their respective Representatives not to, directly or indirectly:

(i)             initiate, solicit or knowingly facilitate or encourage any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Kenvue Takeover Proposal;

(ii)            engage or otherwise participate in any discussions or negotiations relating to a Kenvue Takeover Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Kenvue Takeover Proposal (other than to state that the terms of this Agreement prohibit such discussions or negotiations, or discussions solely to clarify the terms of a Kenvue Takeover Proposal);

(iii)           furnish any information to any Person in connection with a Kenvue Takeover Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Kenvue Takeover Proposal; or

(iv)          otherwise cooperate in any way with any Person (whether or not a Person making a Kenvue Takeover Proposal) with respect to a Kenvue Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a Kenvue Takeover Proposal.

Kenvue shall, and shall cause its Affiliates and its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to a Kenvue Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a Kenvue Takeover Proposal, request the prompt return or destruction of all confidential information previously furnished to any such Person or its Representatives and immediately terminate all physical and electronic data room access previously granted to any such Person or its Representatives.

(b)            Notwithstanding the foregoing, at any time prior to obtaining the Kenvue Stockholder Approval, in response to a written Kenvue Takeover Proposal made after the date of this Agreement that the Kenvue Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes or would reasonably be expected to result in a Superior Kenvue Proposal, and which Kenvue Takeover Proposal did not result from a breach of Section 6.03(a), Kenvue and its Representatives at the request of Kenvue may, subject to compliance with Section 6.03(e):

(i)             furnish information with respect to Kenvue and the Kenvue Subsidiaries to the Person or group of Persons making such Kenvue Takeover Proposal (and its Representatives) (provided that all such information has previously been provided to Kimberly-Clark or is provided to Kimberly-Clark prior to or substantially concurrently with the time it is provided to such Person or group of Persons) pursuant to a customary confidentiality agreement not less restrictive of such Person or group of Persons than the Confidentiality Agreement (except that such confidentiality agreement (A) need not include any “standstill” or similar obligations, but only to the extent that Kimberly-Clark is, concurrently with the entry by Kenvue or the Kenvue Subsidiaries into such confidentiality agreement, released from any “standstill” or similar obligations in the Confidentiality Agreement, (B) shall not prohibit Kenvue from complying with this Section 6.03 or contain terms that would restrict in any manner Kenvue’s ability to consummate the Transactions and (C) shall not include any provision providing for an exclusive right to negotiate with Kenvue prior to the valid termination of this Agreement); and

(ii)            participate in discussions regarding the terms of such Kenvue Takeover Proposal and the negotiation of such terms with, and only with, the Person or group of Persons making such Kenvue Takeover Proposal (and its or their Representatives). Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in Section 6.03(a) and this Section 6.03(b) by any Affiliates of Kenvue or any of its or their Representatives shall constitute a breach of Section 6.03(a) and this Section 6.03(b) by Kenvue.

(c)            Except as set forth below, neither the Kenvue Board nor any committee thereof shall (i) (A) withdraw (or qualify or modify in any manner adverse to Kimberly-Clark), or propose publicly to withdraw (or qualify or modify in any manner adverse to Kimberly-Clark), or otherwise make any statement inconsistent with, the Kenvue Recommendation, (B) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, a Kenvue Takeover Proposal or (C) fail to publicly recommend against any tender offer or exchange offer subject to Regulation 14D under the Exchange Act that constitutes a Kenvue Takeover Proposal (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by the stockholders of Kenvue) within ten Business Days after the commencement of such tender offer or exchange offer (any action in this clause (i) being referred to as a “Kenvue Adverse Recommendation Change”) or (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, or allow Kenvue or any of its Affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or other Contract (other than a confidentiality agreement referred to in Section 6.03(b)(i)) constituting or related to a Kenvue Takeover Proposal. Notwithstanding the foregoing, at any time prior to obtaining the Kenvue Stockholder Approval, but not after, the Kenvue Board may, subject to compliance with the terms of this Section 6.03 (including Section 6.03(d)), make a Kenvue Adverse Recommendation Change in response to (x) a Kenvue Takeover Proposal received after the execution of this Agreement that did not result from a breach of Section 6.03(a) (and has not then been withdrawn) if the Kenvue Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that such Kenvue Takeover Proposal constitutes a Superior Kenvue Proposal or (y) a Kenvue Intervening Event, in the case of the foregoing clause (x) or (y), if the Kenvue Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to do so would be inconsistent with its fiduciary duties under applicable Law.

(d)           The Kenvue Board and any committee thereof shall not, and shall cause Kenvue not to, make a Kenvue Adverse Recommendation Change pursuant to Section 6.03(c) unless (i) Kenvue first delivers to Kimberly-Clark a written notice (a “Kenvue Notice”) (which notice itself shall not constitute a Kenvue Adverse Recommendation Change) advising Kimberly-Clark that the Kenvue Board intends to take such action and specifying the reasons therefor, including (x) in the case of a proposed Kenvue Adverse Recommendation Change in response to a Superior Kenvue Proposal, the material terms and conditions of such Superior Kenvue Proposal, the identity of the Person or group of Persons making such Superior Kenvue Proposal and copies of any Kenvue Takeover Proposal Materials in respect of such Superior Kenvue Proposal, or (y) in the case of a proposed Kenvue Adverse Recommendation Change in response to a Kenvue Intervening Event, a description of such Kenvue Intervening Event in reasonable detail, (ii) to the extent Kimberly-Clark wishes to negotiate, Kenvue has negotiated with, and has caused its Representatives to negotiate with, Kimberly-Clark in good faith during the five Business Days following receipt by Kimberly-Clark of the Kenvue Notice (the “Kenvue Notice Period”) in order to enable Kimberly-Clark to propose revisions to the terms of this Agreement or the Transactions such that it would cause such Kenvue Takeover Proposal to no longer constitute a Superior Kenvue Proposal or for such Kenvue Intervening Event to no longer warrant a Kenvue Adverse Recommendation Change and (iii) following the Kenvue Notice Period, and after considering the results of any such negotiations and giving effect to any proposals, amendments or modifications made or agreed to by Kimberly-Clark, the Kenvue Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that (A) in the case of a Kenvue Adverse Recommendation Change in connection with a Kenvue Takeover Proposal, (1) such Kenvue Takeover Proposal continues to constitute a Superior Kenvue Proposal and (2) the failure to make a Kimberly-Clark Adverse Recommendation Change as a result thereof would be inconsistent with its fiduciary duties under applicable Law (it being understood and agreed that any amendment to any financial or other material term of the Kenvue Takeover Proposal that was previously the subject of the Kenvue Notice shall require a new Kenvue Notice pursuant to clause (i) of this provision, but with respect to any such subsequent Kenvue Notice the Kenvue Notice Period shall be deemed to be three Business Days rather than five Business Days) or (B) in the case of a Kenvue Adverse Recommendation Change in response to a Kenvue Intervening Event, (1) such Kenvue Intervening Event remains in effect and (2) the failure to make a Kenvue Adverse Recommendation Change as a result thereof would be inconsistent with its fiduciary duties under applicable Law (it being understood and agreed that any material changes to the circumstances surrounding such Kenvue Intervening Event that were previously the subject of the Kenvue Notice shall require a new Kenvue Notice pursuant to clause (i) of this provision, but with respect to any such subsequent Kenvue Notice the Kenvue Notice Period shall be deemed to be three Business Days rather than five Business Days).

(e)            In addition to the obligations of Kenvue set forth above, Kenvue shall promptly, and in any event within twenty-four hours of the receipt thereof by Kenvue, any of its Affiliates or any of their respective Representatives (or within forty-eight hours of such receipt by any external Representatives), advise Kimberly-Clark orally and in writing of any Kenvue Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a Kenvue Takeover Proposal, the material terms and conditions of any such Kenvue Takeover Proposal (including any changes thereto) and the identity of the Person or group of Persons making any such Kenvue Takeover Proposal and provide to Kimberly-Clark copies of any Kenvue Takeover Proposal Materials. Kenvue shall (i) keep Kimberly-Clark informed in all material respects and on a reasonably current basis of the status and details (including any change to the terms thereof) of any Kenvue Takeover Proposal and (ii) provide to Kimberly-Clark as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material (including all proposals, counterproposals and drafts of agreements) exchanged between Kenvue or any Kenvue Subsidiary, on the one hand, and the Person or group of Persons making any such Kenvue Takeover Proposal, on the other hand, that describes any of the terms or conditions of any Kenvue Takeover Proposal (such correspondence and other written materials, “Kenvue Takeover Proposal Materials”).

(f)            Nothing contained in this Section 6.03 shall prohibit Kenvue from complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act or making a customary “stop, look and listen” communication to the stockholders of Kenvue pursuant to Rule 14d-9(f) promulgated under the Exchange Act; provided, however, that in no event shall Kenvue or the Kenvue Board or any committee thereof take, or agree or resolve to take, any action prohibited by Section 6.03(c).

(g)           For purposes of this Agreement:

“Kenvue Intervening Event” means any material event or development or material change in circumstances with respect to Kenvue and the Kenvue Subsidiaries, taken as a whole, that (i) was not known to, or reasonably foreseeable (with respect to magnitude or material consequences) by, the Kenvue Board as of, or prior to, the date of this Agreement and (ii) does not involve or relate to the receipt, existence or terms of any Kenvue Takeover Proposal (or any proposal, offer or inquiry that would reasonably be expected to lead to a Kenvue Takeover Proposal or direct and indirect consequence thereof); provided that (w) in no event shall any action that is taken by Kimberly-Clark or Kenvue to the extent required by the affirmative covenants set forth in Section 7.03, and the consequences of any such action, constitute a Kenvue Intervening Event; (x) in no event shall any change in the market price, trading volume or ratings of any securities or Indebtedness of Kenvue or any Kenvue Subsidiary, or the fact that, in and of itself, Kenvue or any Kenvue Subsidiary meets or exceeds any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period constitute a Kenvue Intervening Event; provided, however, that the underlying causes of any such change or event may be considered in determining whether a Kenvue Intervening Event has occurred; (y) in no event does the timing of any consents, registrations, approvals, permits, clearances or authorizations required to be obtained prior to the Closing in connection with the transactions contemplated by this Agreement constitute a Kenvue Intervening Event; and (z) in no event do changes in general economic, financial or geopolitical conditions, or changes in conditions in the global, international or U.S. economy of financial markets generally constitute a Kenvue Intervening Event.

“Kenvue Takeover Proposal” means a bona fide proposal or offer (whether or not in writing) from any Person or group of Persons (other than Kimberly-Clark or any Kimberly-Clark Subsidiary) relating to, in a single transaction or series of related transactions, any direct or indirect (i) acquisition of 20% or more of the consolidated assets of Kenvue and the Kenvue Subsidiaries, taken as a whole (based on the fair market value thereof, as determined in good faith by the Kenvue Board or any duly authorized committee thereof), or of assets to which 20% or more of Kenvue’s revenues or earnings on a consolidated basis are attributable, including in each case through the acquisition of one or more Kenvue Subsidiaries owning such assets, (ii) acquisition of 20% or more of the aggregate voting power of the capital stock of Kenvue (or options, rights, or warrants to purchase, or securities convertible into, such interests), (iii) tender offer or exchange offer that if consummated would result in any Person or group of Persons (other than Kimberly-Clark or any of the Kimberly-Clark Subsidiaries) beneficially owning 20% or more of any class of Equity Interests of Kenvue or (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, spin-off, joint venture or similar transaction involving Kenvue pursuant to which any Person or group of Persons (or their equityholders) (other than Kimberly-Clark or any of the Kimberly-Clark Subsidiaries) would acquire, directly or indirectly, 20% or more of the consolidated assets of Kenvue and the Kenvue Subsidiaries, taken as a whole (based on the fair market value thereof, as determined in by the Kenvue Board or any duly authorized committee thereof), or assets to which 20% or more of Kenvue’s net revenues or earnings on a consolidated basis are attributable or 20% or more of the aggregate voting power of the capital stock of Kenvue or of the surviving entity in a merger, consolidation, share exchange or other business combination involving Kenvue or the resulting direct or indirect parent of Kenvue or such surviving entity; provided, however, that this Agreement and the Transactions shall not be deemed a Kenvue Takeover Proposal.

“Superior Kenvue Proposal” means a bona fide written Kenvue Takeover Proposal, made after the date of this Agreement and that did not result from a breach of Section 6.03(a), that would result in any Person or group of Persons (or their equityholders) (other than Kimberly-Clark or any of its Affiliates) becoming, directly or indirectly, the beneficial owner of all or substantially all of the consolidated assets of Kenvue and the Kenvue Subsidiaries or more than 50% of the aggregate voting power of the capital stock of Kenvue, that the Kenvue Board has determined in its good faith judgment (after consultation with outside counsel and a financial advisor of nationally recognized reputation) (i) is reasonably likely to be consummated in accordance with its terms (taking into account all legal, financial, regulatory and timing aspects of the proposal and the Person or group of Persons making the proposal) and (ii) if consummated, would result in a transaction more favorable to the stockholders of Kenvue from a financial point of view than the Transactions (after taking into account all of the terms and conditions of, and the likelihood of completion of, such offer and of this Agreement (including any proposed changes to the terms of this Agreement or the Transactions pursuant to Section 6.03(d) and the time likely to be required to consummate such Kenvue Takeover Proposal)).

ARTICLE VII

Additional Agreements

Section 7.01         Preparation of the Form S-4 and the Joint Proxy Statement; Kimberly-Clark Stockholders Meeting and Kenvue Stockholders Meeting.

(a)            As promptly as reasonably practicable following the date of this Agreement, Kenvue and Kimberly-Clark shall jointly prepare and cause to be filed with the SEC a joint proxy statement to be sent to the stockholders of Kenvue relating to the Kenvue Stockholders Meeting and the stockholders of Kimberly-Clark relating to the Kimberly-Clark Stockholders Meeting (together with any amendments or supplements thereto, the “Joint Proxy Statement”) and Kenvue and Kimberly-Clark shall jointly prepare, and Kimberly-Clark shall cause to be filed with the SEC, the Form S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of Kenvue and Kimberly-Clark shall use its reasonable best efforts to cause the Joint Proxy Statement and the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and to have the Form S-4 declared effective under the Securities Act as promptly as reasonably practicable after such filing. As promptly as reasonably practicable after the Form S-4 is declared effective under the Securities Act, each of Kenvue and Kimberly-Clark shall distribute the Joint Proxy Statement to its respective stockholders. Each of Kenvue and Kimberly-Clark shall furnish all information concerning itself and its Affiliates to the other party, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and Joint Proxy Statement, and the Form S-4 and Joint Proxy Statement shall include all information reasonably requested by such other party to be included therein. Each of Kenvue and Kimberly-Clark shall promptly notify the other parties upon the receipt of any comments from the SEC or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements to the Form S-4 or Joint Proxy Statement or for additional information and shall provide the other parties with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Joint Proxy Statement, the Form S-4, the Transactions and (ii) all orders of the SEC relating to the Form S-4. Each of Kenvue and Kimberly-Clark shall use its respective reasonable best efforts to respond as promptly as reasonably practicable to any comments from the SEC with respect to the Form S-4 or Joint Proxy Statement. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or filing or distributing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments from the SEC or the staff of the SEC with respect thereto, each of Kenvue and Kimberly-Clark (A) shall provide the other party a reasonable opportunity to review and comment on such document or response, including the proposed final version of such document or response (unless, in the case of responding to comments from the SEC or the staff of the SEC, pursuant to a telephone call initiated by the SEC), (B) shall include in such document or response all comments reasonably proposed by the other party and (C) shall not file or distribute such document or respond to the SEC prior to receiving the approval of the other party, which approval shall not be unreasonably withheld, conditioned or delayed; provided that with respect to documents filed by a party that are incorporated by reference in the Form S-4 or Joint Proxy Statement, this right of approval shall apply only with respect to information relating to the Transactions or the combined entity. Each of Kenvue and Kimberly-Clark shall advise the other parties, promptly after receipt of notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the Merger Consideration for offering or sale in any jurisdiction, and each of Kenvue and Kimberly-Clark shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of Kenvue and Kimberly-Clark shall also take any other action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any applicable state securities or “blue sky” laws and the rules and regulations thereunder in connection with the Transactions.

(b)            If prior to the First Effective Time, any event occurs with respect to Kenvue or any Kenvue Subsidiary, or any change occurs with respect to other information supplied by Kenvue for inclusion in the Joint Proxy Statement or the Form S-4, which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement or the Form S-4, Kenvue shall promptly notify Kimberly-Clark of such event, and Kenvue and Kimberly-Clark shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Joint Proxy Statement or the Form S-4 and, as required by Law, in disseminating the information contained in such amendment or supplement to the stockholders of Kenvue and the stockholders of Kimberly-Clark. Nothing in this Section 7.01(b) shall limit the obligations of any party under Section 7.01(a).

(c)            If prior to the First Effective Time, any event occurs with respect to Kimberly-Clark or any Kimberly-Clark Subsidiary, or any change occurs with respect to other information supplied by Kimberly-Clark for inclusion in the Joint Proxy Statement or the Form S-4, which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement or the Form S-4, Kimberly-Clark shall promptly notify Kenvue of such event, and Kenvue and Kimberly-Clark shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Joint Proxy Statement or the Form S-4 and, as required by Law, in disseminating the information contained in such amendment or supplement to the stockholders of Kenvue and the stockholders of Kimberly-Clark. Nothing in this Section 7.01(c) shall limit the obligations of any party under Section 7.01(a).

(d)            Kimberly-Clark shall, in accordance with applicable Law and the Kimberly-Clark Charter and Kimberly-Clark By-Laws, convene and hold the Kimberly-Clark Stockholders Meeting as soon as reasonably practicable following the date after which the Form S-4 is declared effective. Without the prior written consent of Kenvue, the Kimberly-Clark Stockholders Meeting shall be for the sole purpose of seeking the Kimberly-Clark Stockholder Approval. Kimberly-Clark shall solicit the Kimberly-Clark Stockholder Approval and, subject to Section 6.02(c), shall, through the Kimberly-Clark Board, recommend to its stockholders that they give the Kimberly-Clark Stockholder Approval and shall include such recommendation in the Joint Proxy Statement, except to the extent that the Kimberly-Clark Board shall have made a Kimberly-Clark Adverse Recommendation Change as permitted by Section 6.02(c). Except as expressly contemplated by the immediately preceding sentence, Kimberly-Clark agrees that its obligations pursuant to this Section 7.01 shall not be affected by the commencement, public proposal, public disclosure or communication to Kimberly-Clark of a Kimberly-Clark Takeover Proposal or by the making of any Kimberly-Clark Adverse Recommendation Change by the Kimberly-Clark Board. Notwithstanding the foregoing provisions of this Section 7.01(d), Kimberly-Clark may, after consultation with Kenvue, adjourn, recess or postpone the Kimberly-Clark Stockholders Meeting (i) if it is necessary to postpone or adjourn the Kimberly-Clark Stockholders Meeting to ensure that any required supplement or amendment to the Joint Proxy Statement is provided to the stockholders of Kimberly-Clark within a reasonable amount of time in advance of the Kimberly-Clark Stockholders Meeting, (ii) if as of the time for which the Kimberly-Clark Stockholders Meeting is originally scheduled (as set forth in the Joint Proxy Statement) there are insufficient shares of Kimberly-Clark Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Kimberly-Clark Stockholders Meeting or (iii) to solicit additional proxies for the purpose of obtaining the Kimberly-Clark Stockholder Approval (including at the request of Kenvue in connection with the foregoing); provided that, without the prior written consent of Kenvue (such consent not to be unreasonably withheld, conditioned or delayed), the Kimberly-Clark Stockholders Meeting will not be postponed or adjourned (x) by more than 10 days or (y) with respect to the foregoing clause (ii), by more than 15 days after the date on which the Kimberly-Clark Stockholders Meeting was (or was required to be) originally scheduled, in each case excluding any adjournments or postponements required by applicable Law or Judgment; provided, further, that the Kimberly-Clark Stockholders Meeting shall not be postponed or adjourned to a date that is on or after the date that is three Business Days prior to the Outside Date. For the avoidance of doubt, notwithstanding any Kimberly-Clark Adverse Recommendation Change, Kimberly-Clark shall submit this Agreement to its stockholders for approval at the Kimberly-Clark Stockholders Meeting unless this Agreement is terminated in accordance with Article IX prior to the Kimberly-Clark Stockholders Meeting.

(e)            Kenvue shall, in accordance with applicable Law and the Kenvue Charter and Kenvue By-Laws, convene and hold the Kenvue Stockholders Meeting as soon as reasonably practicable following the date after which the Form S-4 is declared effective. Without the prior written consent of Kimberly-Clark, the Kenvue Stockholders Meeting shall be for the sole purpose of seeking the Kenvue Stockholder Approval. Kenvue shall solicit the Kenvue Stockholder Approval and, subject to Section 6.03(c), shall, through the Kenvue Board, recommend to its stockholders that they give the Kenvue Stockholder Approval and shall include such recommendation in the Joint Proxy Statement, except to the extent that the Kenvue Board shall have made a Kenvue Adverse Recommendation Change as permitted by Section 6.03(c). Except as expressly contemplated by the immediately preceding sentence, Kenvue agrees that its obligations pursuant to this Section 7.01 shall not be affected by the commencement, public proposal, public disclosure or communication to Kenvue of any Kenvue Takeover Proposal or by the making of any Kenvue Adverse Recommendation Change by the Kenvue Board. Notwithstanding the foregoing provisions of this Section 7.01(e), Kenvue may, after consultation with Kimberly-Clark, adjourn, recess or postpone the Kenvue Stockholders Meeting (i) if it is necessary to postpone or adjourn the Kenvue Stockholders Meeting to ensure that any required supplement or amendment to the Joint Proxy Statement is provided to the stockholders of Kenvue within a reasonable amount of time in advance of the Kenvue Stockholders Meeting, (ii) if as of the time for which the Kenvue Stockholders Meeting is originally scheduled (as set forth in the Joint Proxy Statement) there are insufficient shares of Kenvue Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Kenvue Stockholders Meeting or (iii) to solicit additional proxies for the purpose of obtaining the Kenvue Stockholder Approval (including at the request of Kimberly-Clark in connection with the foregoing); provided that, without the prior written consent of Kimberly-Clark (such consent not to be unreasonably withheld, conditioned or delayed), the Kenvue Stockholders Meeting will not be postponed or adjourned (x) by more than 10 days or (y) with respect to the foregoing clause (ii), by more than 15 days after the date on which the Kenvue Stockholders Meeting was (or was required to be) originally scheduled, in each case excluding any adjournments or postponements required by applicable Law or Judgment; provided, further, that the Kenvue Stockholders Meeting shall not be postponed or adjourned to a date that is on or after the date that is three Business Days prior to the Outside Date. For the avoidance of doubt, notwithstanding any Kenvue Adverse Recommendation Change, Kenvue shall submit this Agreement to its stockholders for approval at the Kenvue Stockholders Meeting unless this Agreement is terminated in accordance with Article IX prior to the Kenvue Stockholders Meeting.

(f)            Each of Kenvue and Kimberly-Clark shall consult with the other in connection with setting a preliminary record date for each of the Kenvue Stockholders Meeting and the Kimberly-Clark Stockholders Meeting and shall commence broker searches pursuant to Section 14a-13 of the Exchange Act in connection therewith. Each of Kenvue and Kimberly-Clark shall use their reasonable best efforts to hold the Kenvue Stockholders Meeting and the Kimberly-Clark Stockholders Meeting on the same day and at the same time.

(g)            Immediately following the execution and delivery of this Agreement by each of the parties, Kimberly-Clark as the sole stockholder of First Merger Sub shall execute a written consent adopting this Agreement in accordance with the relevant provisions of the DGCL.

(h)            Immediately following the execution and delivery of this Agreement by each of the parties, Kimberly-Clark as the sole member of Second Merger Sub shall execute a written consent adopting this Agreement in accordance with the relevant provisions of the DGCL and the DLLCA.

Section 7.02         Access to Information; Confidentiality; Integration Planning.

(a)            Kimberly-Clark Books and Records. Subject to applicable Law, Kimberly-Clark shall, and shall cause each Kimberly-Clark Subsidiary to, afford to Kenvue and to Kenvue’s Representatives reasonable access during normal business hours, upon reasonable advance notice, during the period from the date of this Agreement until the First Effective Time, to all their respective properties, assets, books, Contracts, commitments, personnel and records (other than to the extent relating to the negotiation and execution of this Agreement or, except as expressly provided in Section 6.02, to a Kimberly-Clark Takeover Proposal) and, during such period, Kimberly-Clark shall, and shall cause each of the Kimberly-Clark Subsidiaries to, furnish promptly to Kenvue (i) to the extent not publicly available, a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (ii) all other information concerning its business, properties and personnel as Kenvue may reasonably request, in each case, in connection with the Transactions (including with respect to litigation and regulatory matters, and for operational and integration planning, including in respect of the integration planning matters set forth on Section 7.02(d) of the Kimberly-Clark Disclosure Letter); provided that (x) such access shall not include any invasive investigation, sampling or testing of any environmental media or building materials at any properties or facilities of Kimberly-Clark and (y) Kenvue and Kenvue’s Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of Kimberly-Clark; provided, further, however, that Kimberly-Clark may withhold any document or information the disclosure of which would violate any Contract, Law or Judgment to which Kimberly-Clark or such Kimberly-Clark Subsidiary is a party or subject or the disclosure of which would be reasonably likely to risk a loss of legal privilege; provided that Kimberly-Clark shall use commercially reasonable efforts to find a suitable alternative to disclose information in such a way that such disclosure does not result in any of such aforementioned harms. All requests for information made pursuant to this Section 7.02(a) shall be directed to the executive officer or other Person designated by Kimberly-Clark.

(b)            Kenvue Books and Records. Subject to applicable Law, Kenvue shall, and shall cause each Kenvue Subsidiary to, afford to Kimberly-Clark and to Kimberly-Clark’s Representatives reasonable access during normal business hours, upon reasonable advance notice, during the period from the date of this Agreement until the First Effective Time, to all their respective properties, assets, books, Contracts, commitments, personnel and records (other than to the extent relating to the negotiation and execution of this Agreement or, except as expressly provided in Section 6.03, to a Kenvue Takeover Proposal) and, during such period, (i) Kenvue shall, and shall cause each of the Kenvue Subsidiaries to, furnish promptly to Kimberly-Clark (A) to the extent not publicly available, a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (B) all other information concerning its business, properties and personnel as Kimberly-Clark may reasonably request, in each case, in connection with the Transactions (including with respect to litigation and regulatory matters, and for operational and integration planning, including in respect of the integration planning matters set forth on Section 7.02(d) of the Kimberly-Clark Disclosure Letter) and (ii) without limiting the foregoing, Kenvue shall keep Kimberly-Clark promptly updated with respect to, shall provide Kimberly-Clark with copies of notices or other communications (or a written summary, in the event of oral communication(s)) sent by (or on behalf of) Kenvue or any of its Subsidiaries to or received by (or on behalf of) Kenvue or any of its Subsidiaries from, as the case may be, (x) any Governmental Authority, or (y) any other Person (solely to the extent such notice or communication is material), in each case of clauses (x) and (y), with respect to, and shall consult in advance with respect to any material determinations and shall consider in good faith the views and input of Kimberly-Clark, in each case, with respect to the litigation matters disclosed in (or which Kenvue reasonably expects to disclose in) Kenvue’s periodic reports filed (or to be filed) with the SEC pursuant to the Exchange Act (and any related litigation matters) and any material regulatory engagements in respect of such matters; provided that (x) such access shall not include any invasive investigation, sampling or testing of any environmental media or building materials at any properties or facilities of Kimberly-Clark and (y) Kimberly-Clark and Kimberly-Clark’s Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of Kenvue; provided, further, however, that Kenvue may withhold any document or information the disclosure of which would violate any Contract, Law or Judgment to which Kenvue or such Kenvue Subsidiary is a party or subject or the disclosure of which would be reasonably likely to risk a loss of legal privilege; provided that Kenvue shall use commercially reasonable efforts to find a suitable alternative to disclose information in such a way that such disclosure does not result in any of such aforementioned harms. All requests for information made pursuant to this Section 7.02(b) shall be directed to the executive officer or other Person designated by Kenvue.

(c)            All information exchanged pursuant to this Section 7.02 shall be subject to the confidentiality agreement dated August 16, 2025 between Kimberly-Clark and Kenvue, as amended from time to time in accordance with its terms (the “Confidentiality Agreement”). Notwithstanding anything to the contrary in the Confidentiality Agreement, (i) Kenvue agrees that Kimberly-Clark may initiate contact with and pursue potential Financing Sources in connection with the transactions contemplated by this Agreement subject to the confidentiality and use restrictions applicable to Representatives set forth in the Confidentiality Agreement, (ii) Kenvue agrees that Kimberly-Clark may initiate contact with (A) Kimberly-Clark’s lenders and noteholders and (B) the lenders under the Kenvue Credit Facility and the holders of the Kenvue Notes, in each case, in connection with the transactions contemplated by Section 7.07 of this Agreement and subject to the confidentiality and use restrictions applicable to Representatives set forth in the Confidentiality Agreement and (iii) Kenvue agrees that, notwithstanding anything to the contrary in the Confidentiality Agreement or elsewhere in this Agreement, (A) Kimberly-Clark, the Kimberly-Clark Subsidiaries and the Financing Sources may disclose any information to any actual or prospective Financing Sources in connection with the Financing; provided that the recipients of such information agree to customary confidentiality undertakings, including “click through” confidentiality agreements and confidentiality provisions contained in customary confidential information memoranda or other marketing materials in connection with the Financing; provided, further, that Kimberly-Clark or the Kimberly-Clark Subsidiaries shall use commercially reasonable efforts to provide Kenvue with the information that is planned to be disclosed a reasonable period of time in advance of providing such information to actual or prospective Financing Sources to allow Kenvue to review and comment on such information (it being understood and agreed that if Kenvue does not comment within two Business Days of receiving such information, the obligation of Kimberly-Clark pursuant to this proviso will be deemed satisfied), (B) with the prior written consent of Kenvue (which shall not be unreasonably withheld, conditioned or delayed), Kimberly-Clark and the Kimberly-Clark Subsidiaries may disclose any information to the extent reasonably required (in the good faith judgment of Kimberly-Clark) to be included in any prospectus, private placement memorandum or other similar offering document in connection with the Financing and (C) Kimberly-Clark, the Kimberly-Clark Subsidiaries and the Financing Sources may disclose any information to any rating agency, subject to customary confidentiality undertakings by such rating agency, in connection with the Financing.

(d)            From and after the date of this Agreement until the First Effective Time, Kenvue and Kimberly-Clark shall, and shall cause their respective Subsidiaries and direct their respective Representatives to, subject to applicable Law, use their commercially reasonable efforts to cooperate in good faith with the other party in connection with the post-Closing integration of the business operations of the Final Surviving Company and Kimberly-Clark and their respective Subsidiaries. As promptly as reasonably practicable after the date of this Agreement, Kenvue and Kimberly-Clark shall establish a committee (the “Transition and Development Committee”), led by the individuals from Kenvue and Kimberly-Clark set forth on Section 7.02(d) of the Kimberly-Clark Disclosure Letter, which shall meet (with such meetings including at least one representative from each of Kenvue and Kimberly-Clark) no less frequently than once per week (or as otherwise reasonably agreed between Kenvue and Kimberly-Clark) and address the matters set forth on Section 7.02(d) of the Kimberly-Clark Disclosure Letter in accordance therewith and as otherwise mutually agreed by Kenvue and Kimberly-Clark. Each party shall use commercially reasonable efforts to provide the other party with updated information reasonably requested in furtherance of the purposes described above, and each party shall reasonably cooperate with the other party in connection with the matters addressed by the Transition and Development Committee. Each member of the Transition and Development Committee shall be subject to confidentiality and other restrictions necessary or appropriate to ensure compliance with Antitrust Laws, any Foreign Investment Law and any other applicable Laws, in each case, as reasonably agreed by both Kimberly-Clark and Kenvue. Neither party shall have control over any other party’s operations, business or decision-making before the First Effective Time, and control over all such matters shall remain in the hands of the relevant party, in each case, subject to the terms and conditions of this Agreement.

Section 7.03         Filings; Other Actions; Notification.

(a)            Each of Kimberly-Clark and Kenvue shall, subject to Section 6.02 and Section 6.03, respectively, cooperate with each other and use, and shall cause their respective Subsidiaries to use, their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws and Judgments to cause the conditions to the Closing to be satisfied and to consummate and make effective the Transactions prior to the Outside Date, including by preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings (including by filing as soon as reasonably practicable after the date of this Agreement the notifications, filings and other information required to be filed in connection with the Required Regulatory Approvals) and to obtain prior to the Outside Date all Consents, authorizations and Regulatory Approvals necessary or advisable to be obtained from any third party or any Governmental Authority in order to consummate the Transactions (in each case, as mutually agreed by the parties, taking into account the advice of antitrust counsel of each party) and by executing and delivering all documentation and instruments (including of transfer, acknowledgement, notification or assumption) reasonably necessary or customary in connection with the consummation of the Transactions. In furtherance and not in limitation of the covenants of the parties contained in this Section 7.03 (but subject to Section 7.03(c)), each of the parties shall use its reasonable best efforts to resolve prior to the Outside Date such objections, if any, as may be asserted by any Governmental Authority in connection with any Antitrust Law or any Foreign Investment Law with respect to the Transactions and effect the dissolution of any Legal Restraint that would have the effect of preventing the consummation of the Transactions (including by defending any lawsuits or other legal proceedings by Governmental Authorities, whether judicial or administrative, challenging this Agreement or the Transactions).

(b)            Subject to applicable Laws relating to the exchange of information, each of Kimberly-Clark and Kenvue shall have the right to review in advance, and to the extent practicable each will consult the other on, all of the information relating to Kenvue or Kimberly-Clark, as the case may be, and any of their respective Affiliates, included in any filing made with, or written materials submitted to, any third party or any Governmental Authority in connection with this Agreement and the Transactions. To the extent permitted by applicable Law and Judgment, each of Kimberly-Clark and Kenvue shall provide the other party with copies of all substantive written correspondence between it (or its advisors) and any Governmental Authority relating to this Agreement and the Transactions and, to the extent reasonably practicable and permitted by Law and the applicable Governmental Authority, all substantive telephone calls and meetings with a Governmental Authority regarding the Transactions shall include representatives of Kimberly-Clark and Kenvue. Kimberly-Clark and Kenvue shall coordinate with respect to Antitrust Laws and Foreign Investment Laws and with respect to the appropriate course of action with respect to obtaining the Regulatory Approvals necessary or appropriate to consummate the Transactions prior to the Outside Date. In furtherance of the foregoing and to the extent permitted by applicable Law and Judgment, each of Kimberly-Clark and Kenvue shall (A) notify the other party, as far in advance as reasonably practicable, of any filing or material or substantive communication or inquiry it or any of its Subsidiaries intends to make with any Governmental Authority relating to the matters that are the subject of this Section 7.03, (B) prior to submitting any such filing or making any such communication or inquiry, provide the other party and its counsel a reasonable opportunity to review, and shall consider in good faith the comments of the other party in connection with, any such filing, communication or inquiry, (C) promptly following the submission of such filing or making such communication or inquiry, provide the other party with a copy of any such filing or, if in written form, communication or inquiry, (D) consult with the other party in connection with any inquiry, hearing, investigation or litigation by, or negotiations with, any Governmental Authority relating to the Transactions, including the scheduling of, and strategic planning for, any meetings with any Governmental Authority relating thereto, and (E) not agree to participate in any substantive meeting or discussion with any such Governmental Authority unless, to the extent reasonably practicable, it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate therein; provided that materials furnished pursuant to this Section 7.03 may be redacted as necessary to address reasonable attorney-client or other privilege concerns, to remove references concerning the valuation of either Kenvue or Kimberly-Clark, or as necessary to avoid disclosure of competitively sensitive information; provided, further, that competitively sensitive information shall be provided to the other party’s outside antitrust counsel without redaction (who shall not share such competitively sensitive information with their clients or any other Person). Kimberly-Clark and Kenvue shall jointly develop, consult and cooperate with one another with respect to and consider in good faith the views of one another with respect to (i) the strategy, decisions and communications for making filings under and obtaining any Regulatory Approvals with respect to the HSR Act and for dealing with any Governmental Authority with respect to the HSR Act and (ii) the defense strategy for dealing with any Actions challenging (or threatening to challenge), and any Legal Restraints preventing (or threatening to prevent), in each case under the Laws of the United States, this Agreement or the consummation of the Transactions; provided that, without limiting Kimberly-Clark’s obligations in this Section 7.03, Kimberly-Clark shall have the right to direct, devise, implement and control the strategy and decisions with respect to any Remedial Actions required under this Section 7.03 (which, for the avoidance of doubt, shall be conditioned upon the Closing) (Kimberly-Clark’s right pursuant to this proviso, the “Remedy Strategy Right”); provided, further, that Kimberly-Clark shall consult in good faith with Kenvue and its Representatives and consider in good faith Kenvue’s perspective and input with respect to any such Remedial Action. Without limiting Kimberly-Clark’s obligations in this Section 7.03, Kimberly-Clark may, and may cause their Affiliates, to (A) commit to or agree with the Federal Trade Commission or the Antitrust Division of the Department of Justice to stay, toll or extend any applicable waiting period under, or enter into a timing agreement with respect to, the HSR Act or (B) pull and refile any filing made under the HSR Act, in the case of each of clauses (A) and (B) without the prior written consent of Kenvue; provided, that Kimberly-Clark shall consult in good faith with Kenvue and its Representatives and consider in good faith Kenvue’s perspective and input with respect to any matter contemplated by the foregoing clauses (A) and (B). Notwithstanding the foregoing, but subject to Kimberly-Clark’s obligations under this Section 7.03, Kimberly-Clark shall have the right to direct, devise, implement and control (x) the strategy, decisions and communications for making filings under and obtaining any Regulatory Approvals with respect to Antitrust Laws or Foreign Investment Laws of any jurisdiction other than the United States and for dealing with any Governmental Authority with respect to all such Antitrust Laws or Foreign Investment Laws and (y) the defense strategy for dealing with any Actions challenging (or threatening to challenge), and any Legal Restraints preventing (or threatening to prevent), in each case under the Laws of any jurisdiction other than the United States, this Agreement or the consummation of the Transactions; provided that Kimberly-Clark shall consult in good faith with Kenvue and its Representatives throughout the process and consider in good faith Kenvue’s perspective and input with respect to the foregoing clauses (x) and (y), including with respect to any decision to commit to or agree with any such Governmental Authority to stay, toll or extend any applicable waiting period under, withdraw and refile any filing, or enter into a timing agreement with respect to, any Antitrust Law or any Foreign Investment Law.

(c)           In furtherance and not in limitation of the foregoing, Kimberly-Clark and Kenvue shall, and shall cause their respective Subsidiaries to, take all actions necessary to secure the expiration or termination of any applicable waiting period under the HSR Act or any other Antitrust Law or any Foreign Investment Law and resolve any objections asserted with respect to the Transactions under the Federal Trade Commission Act or any other applicable Law raised by any Governmental Authority in order to prevent the entry of, or to have vacated, lifted, reversed or overturned, any Legal Restraint that would prevent, prohibit, restrict or delay past the Outside Date the consummation of the Transactions, including (i) (A) executing settlements, undertakings, consent decrees, stipulations or other agreements with any Governmental Authority or with any other Person, (B) selling, divesting or otherwise conveying or holding separate (or permitting any party or its Subsidiaries to sell, divest or otherwise convey or hold separate) particular assets or categories of assets or businesses of Kimberly-Clark, Kenvue or their respective Subsidiaries contemporaneously with or subsequent to the First Effective Time, (C) terminating existing relationships, contractual rights or obligations of Kimberly-Clark, Kenvue or their respective Subsidiaries, (D) creating any relationship, contractual right or obligation of Kimberly-Clark, Kenvue or their respective Subsidiaries or (E) effectuating any other change or restructuring of Kimberly-Clark, Kenvue or their respective Subsidiaries (and, in each case, entering into agreements or stipulating to the entry of any Judgment by, or filing appropriate applications with, the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other Governmental Authority in connection with any of the foregoing and by consenting to such action by such Persons) (any of the actions described in the foregoing clauses (A) through (E), a “Remedial Action”), it being understood that, for the avoidance of doubt, Remedial Actions for purposes of the Remedy Strategy Right shall not include recalling, relabeling or changing the label of, replacing, reformulating, reprocessing, reworking, withdrawing, suspending, ceasing the development, manufacture, distribution, sale or commercialization of, or requiring additional clinical study of, any Products of Kenvue or any Kenvue Subsidiary or Kimberly-Clark or any Kimberly-Clark Subsidiary, as applicable, or any Permits related thereto, and (ii) defending through litigation any claim asserted in court or administrative or other tribunal by any Person (including any Governmental Authority) in order to avoid the entry of, or to have vacated or terminated, any Legal Restraint that would prevent the Closing prior to the Outside Date. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, in no event shall Kimberly-Clark, Kenvue or any of their respective Subsidiaries be required to take any action contemplated by this Section 7.03(c), including any Remedial Actions, if such action, individually or when aggregated with other such actions, would reasonably be expected to have a material adverse effect on the business, assets, liabilities, results of operations or financial condition of the Combined Company, taken as a whole. Nothing in this Agreement shall require any party to (x) take or agree to take any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon the Closing or (y) agree to any amendments or modifications to any of the terms of this Agreement.

(d)           Each of Kimberly-Clark and Kenvue shall, upon request by the other party, promptly furnish the other party with all information concerning itself, its Affiliates, directors, officers and stockholders and such other matters as may be required or reasonably requested in connection with any statement, filing, notice or application necessary or advisable to be made by or on behalf of Kimberly-Clark, Kenvue or any of their respective Subsidiaries to any third party or any Governmental Authority in order to consummate the Transactions.

(e)           Each of Kimberly-Clark and Kenvue shall keep the other party reasonably apprised of the status of matters relating to completion of the Transactions, including promptly furnishing the other with copies of notices or other communications received by Kimberly-Clark or Kenvue, as the case may be, or any of their respective Subsidiaries from any third party or any Governmental Authority with respect to this Agreement and the Transactions, other than immaterial communications.

(f)            Kimberly-Clark and Kenvue shall not, and shall not permit any Kimberly-Clark Subsidiary or Kenvue Subsidiary, as applicable, to, enter into a definitive agreement after the date of this Agreement providing for, or consummate, any acquisition, merger, joint venture, partnership, licensing agreement, collaboration or any other similar type of transaction, in each case, that would reasonably be expected to prevent or materially delay any required approvals or the expiration or termination of the applicable waiting period under the HSR Act or any other Antitrust Laws or Foreign Investment Laws applicable to the Transactions.

Section 7.04      Employee Matters.

(a)           The Combined Company agrees that each employee of Kenvue and each Kenvue Subsidiary who continues to remain employed with the Combined Company and its Subsidiaries immediately following the First Effective Time (each such employee, a “Continuing Employee”) shall, during the period commencing at the First Effective Time and ending on the first anniversary of the First Effective Time (or, if earlier, the date of a Continuing Employee’s termination) (the “Continuation Period”), be provided with (i) a base salary or base wage rate, as applicable, that is no less favorable than the base salary or base wage rate, as applicable, provided to such Continuing Employee immediately prior to the First Effective Time, (ii) target annual cash bonus opportunities that are each no less favorable than the target annual cash bonus opportunities provided to such Continuing Employee immediately prior to the First Effective Time, provided that the Combined Company may adjust performance targets or metrics under its annual bonus plans, programs or arrangements in the ordinary course, (iii) long-term incentive compensation awards (including equity or equity-based compensation) with an annual target long-term incentive grant value substantially comparable to the annual target long-term incentive grant value of, and with the terms substantially consistent with, the long-term incentive awards provided to similarly-situated employees of Kimberly-Clark and its Subsidiaries, (iv) severance compensation and benefits that are no less favorable than the severance compensation and benefits set forth in Section 7.04(h) and (v) other employee benefits (excluding for this purpose defined benefit pension, post-employment medical or welfare benefits, equity or equity-based compensation, nonqualified deferred compensation, severance, and change of control, transaction retention, extraordinary bonus or other one-time awards) that are substantially comparable in the aggregate to (x) prior to harmonization of Kenvue Benefit Plans and Kimberly-Clark Benefit Plans, the other employee benefits provided to such Continuing Employees as of immediately prior to the First Effective Time and (y) following harmonization of Kenvue Benefit Plans and Kimberly-Clark Benefit Plans, the other employee benefits provided to similarly situated employees of the Combined Company and its Subsidiaries (other than the Continuing Employees).

(b)           With respect to any medical, dental or other welfare benefits that are provided under Benefit Plans to Continuing Employees, the Combined Company shall use commercially reasonable efforts to cause (i) any pre-existing condition exclusions or waiting periods to be waived under the benefit plans provided for Continuing Employees except to the extent such conditions or exclusions were applicable to such Continuing Employees prior to the First Effective Time and, (ii) with respect to the plan year during which the First Effective Time occurs, any expenses incurred by a Continuing Employee under the applicable Kimberly-Clark Benefit Plan or Kenvue Benefit Plan for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket requirements to be taken into account for purposes of satisfying such requirements under such Benefit Plans applicable to such Continuing Employee following the Closing Date.

(c)           From and after the Closing Date, the Combined Company shall use commercially reasonable efforts to provide credit to Continuing Employees for their service recognized by Kimberly-Clark and any Kimberly-Clark Subsidiary or Kenvue and any Kenvue Subsidiary, as applicable, as of the First Effective Time for purposes of eligibility, vesting, continuous service, determination of service awards, vacation, paid time off and severance entitlements to the same extent and for the same purposes as such service was credited under the Kimberly-Clark Benefit Plans or Kenvue Benefit Plans, as applicable; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits or with respect to any defined benefit pension plan, retiree medical plan (except as explicitly provided for in Section 7.04(d) of the Kenvue Disclosure Letter), equity or equity-based award granted after the Closing Date or nonqualified deferred compensation plans.

(d)           The Combined Company agrees to, and to cause its Subsidiaries to, take the actions described on Section 7.04(d) of the Kenvue Disclosure Letter.

(e)           Notwithstanding the foregoing, with respect to any Continuing Employee who is, or becomes, subject to a Collective Bargaining Agreement or similar agreement, all compensation and benefits treatment and terms and conditions of employment afforded to such Continuing Employee shall be provided in accordance with such Collective Bargaining Agreement or other agreement with a labor union or like organization and the terms of Section 7.04(a) through (c) shall not apply until the expiration or termination of such Collective Bargaining Agreement in accordance with its terms or applicable Law.

(f)            Kenvue and Kimberly-Clark shall use their reasonable best efforts to each timely comply in all material respects, prior to the Closing, with applicable Law and provisions of applicable Collective Bargaining Agreements to notify, provide information to, bargain with, consult with, or receive consent from, any employees of Kenvue or any Kenvue Subsidiary or Kimberly-Clark or any Kimberly-Clark Subsidiary, or any union, labor organization, works council or other employee representative representing such employees, or any labor tribunal, as applicable, in connection with the consummation of the transactions contemplated by this Agreement, and each party shall reasonably cooperate in good faith with respect to the foregoing with respect to the other party.

(g)           Prior to the First Effective Time, the Kenvue Board and the Kimberly-Clark Board shall take such action as is necessary to provide that the transactions contemplated by this Agreement are deemed to constitute a “Change in Control” or “Change of Control” for purposes of each Kenvue Benefit Plan or Kimberly-Clark Benefit Plan listed on Section 4.10(a) of the Kenvue Disclosure Letter and Section 5.10(a) of the Kimberly-Clark Disclosure Letter.

(h)           The Combined Company shall, or shall cause its applicable Subsidiaries to, provide each Continuing Employee who does not constitute an “executive officer” under Rule 3b-7 of the Exchange Act and each employee of Kimberly-Clark and the Kimberly-Clark Subsidiaries immediately following the First Effective Time (each, a “Kimberly-Clark Continuing Employee”) who does not constitute an “executive officer” under Rule 3b-7 of the Exchange Act, in each case, (i) whose employment is terminated during the Continuation Period by the Combined Company or its applicable Subsidiary without “cause” (as defined in the applicable Benefit Plan), or (ii) who resigns during the Continuation Period with “good reason” (to the extent such employee is entitled to good reason rights under an applicable Benefit Plan as in effect on the date hereof) (clauses (i) and (ii), collectively, a “Qualifying Termination”), with severance compensation and benefits that are no less favorable than the more favorable of (A) the severance compensation and benefits provided to such Continuing Employee or Kimberly-Clark Continuing Employee under the applicable Benefit Plans applicable to such employee immediately prior to the First Effective Time and (B) the severance compensation and benefits provided to similarly situated employees of, in the case of a Continuing Employee, Kimberly-Clark and the Kimberly-Clark Subsidiaries, or, in the case of a Kimberly-Clark Continuing Employee, Kenvue and the Kenvue Subsidiaries, in each case, under Benefit Plans immediately prior to the First Effective Time and, in each case, after (x) taking into account the service crediting provisions of Section 7.04(c) and any additional service performed following the Closing Date and (y) giving effect to any provisions relating to a “change in control” or words of similar import. The foregoing shall not apply to the accelerated vesting of equity awards and other incentive compensation, which shall be addressed under the terms and conditions of the applicable Benefit Plans for such equity awards and incentive compensation. For the avoidance of doubt, nothing in this Section 7.04(h) shall limit the notice and severance benefits required by applicable Law.

(i)            The Combined Company shall, and shall cause its Subsidiaries to: (i) assume and honor any Kenvue Benefit Plan that is a short-term incentive compensation plan or program (including annual bonus plans or programs) for the performance period in which the First Effective Time occurs with respect to each Continuing Employee who is, as of the First Effective Time, a participant in any such Kenvue Benefit Plan (each, a “Bonus Eligible Employee”), and each such Bonus Eligible Employee shall remain eligible to receive a bonus with respect to such performance period (each, a “Closing-Year Bonus”) as set forth herein. The amount of each Bonus Eligible Employee’s Closing-Year Bonus shall be determined based on actual performance through the First Effective Time as determined by the Compensation & Human Capital Committee (the “Kenvue Compensation Committee”) of the Kenvue Board in its reasonable discretion (following consultation with Kimberly-Clark) plus actual performance for the period following Closing as determined by the Management Development and Compensation Committee of the Kimberly-Clark Board in its reasonable discretion following completion of the applicable performance period, in each case, consistent with the terms of the applicable Kenvue Benefit Plan, which Closing-Year Bonus shall be paid at such time as bonuses have historically been paid under the applicable Kenvue Benefit Plan; provided that the applicable Bonus Eligible Employee must be employed through the service date required under the applicable Kenvue Benefit Plan (or experience a Qualifying Termination prior to the service date required under the applicable Kenvue Benefit Plan) in order to be entitled to a Closing-Year Bonus.

(j)            Prior to the First Effective Time, Kenvue and Kimberly-Clark shall reasonably cooperate in good faith to determine whether it is in the best interests of the Combined Company to provide that, with respect to each Kenvue Benefit Plan that is a defined contribution plan qualified under Section 401(k) of the Code, Kenvue shall or shall cause the applicable Kenvue Subsidiary to terminate, effective as of no later than the day immediately preceding the Closing Date, but contingent on the occurrence of the Closing, such Kenvue Benefit Plan, and, if so determined, Kenvue shall provide Kimberly-Clark, no later than five Business Days prior to the Closing Date, copies of resolutions or other documentation reasonably requested by Kimberly-Clark (which such resolutions and documentation are subject to Kimberly-Clark’s prior review and Kenvue shall consider, in good faith, Kimberly-Clark’s reasonable comments with respect thereto) effectuating such termination.

(k)           The provisions of this Section 7.04 are solely for the benefit of the parties to this Agreement, and no labor union or labor organization, collective bargaining unit, works council or other labor organization, current or former employee or any other individual associated with any of the foregoing, is or shall be regarded for any purpose as a third-party beneficiary to this Agreement. Notwithstanding anything to the contrary in this Agreement, no provision of this Agreement is intended to, or does, (i) constitute the establishment of, or an amendment to, any Benefit Plan, (ii) alter or limit the ability of Kenvue or Kimberly-Clark to amend, modify or terminate any Benefit Plan or any other benefit plan, program, agreement or arrangement, (iii) give any third party any right to enforce the provisions of this Section 7.04, (iv) prevent the Combined Company or any of its Subsidiaries, after the First Effective Time, from terminating the employment of any employee or (v) be deemed to confer upon any such individual or legal representative any rights under or with respect to any plan, program or arrangement described in or contemplated by this Agreement, and each such individual or legal representative shall be entitled to look only to the express terms of any such plan, program or arrangement for his or her rights thereunder.

Section 7.05      Treatment of Equity-Based Awards.

(a)           Prior to the First Effective Time, the Kenvue Board (or, if appropriate, any committee thereof administering the Kenvue Stock Plans) shall adopt such resolutions and take such other actions as may be necessary or appropriate (including under the Kenvue Stock Plan and the Kenvue Deferred Fee Plan (and the underlying grant, award or similar agreements)) to provide that, as of the First Effective Time:

(i)            Kenvue Stock Options. Each Kenvue Stock Option outstanding immediately prior to the First Effective Time shall, automatically and without any required action on the part of the holder thereof, be assumed and converted into a stock option (each a “Kenvue Assumed Stock Option”) with respect to a number of shares of Kimberly-Clark Common Stock (rounded down to the nearest whole share) equal to the product of (i) the number of shares of Kenvue Common Stock subject to such Kenvue Stock Option immediately prior to the First Effective Time and (ii) the Equity Award Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of Kenvue Common Stock of such Kenvue Stock Option immediately prior to the First Effective Time divided by (B) the Equity Award Exchange Ratio; provided, however, that the number of shares of Kimberly-Clark Common Stock underlying a Kenvue Assumed Stock Option shall be determined in a manner consistent with the requirements of Section 409A of the Code. Each Kenvue Assumed Stock Option shall be subject to the same terms and conditions (including with respect to vesting) that applied to the corresponding Kenvue Stock Option award immediately prior to the First Effective Time; provided that, following a Qualifying Termination, any vested Kenvue Assumed Stock Options (including those that vest as a result of such Qualifying Termination) shall remain outstanding and exercisable until the earlier of the one-year anniversary of such Qualifying Termination and the expiration date for such Kenvue Assumed Stock Option assuming no termination of employment.

(ii)           Kenvue RSU Awards. Each award of Kenvue RSUs (each, a “Kenvue RSU Award”) that is outstanding as of immediately prior to the First Effective Time shall, automatically and without any action on the part of the holder thereof:

(A)            if such Kenvue RSU Award is or becomes vested at the First Effective Time pursuant to its terms, be canceled and converted into the right to receive the Merger Consideration as if such vested Kenvue RSU Award had been settled in shares of Kenvue Common Stock immediately prior to the First Effective Time based on the number of shares of Kenvue Common Stock subject to such Kenvue RSU Award immediately prior to the First Effective Time (including any additional Kenvue RSUs credited as accumulated dividend equivalent rights (“Kenvue DERs”) with respect to such Kenvue RSU Award immediately prior to the First Effective Time), less applicable Tax withholding; or

(B)            if such Kenvue RSU Award is not covered by Section 7.05(a)(ii)(A), be converted into an award of Kimberly-Clark RSUs (an “RSU Conversion Award”) relating to a number of shares of Kimberly-Clark Common Stock equal to the product, rounded to the nearest whole number of shares, of (I) the number of shares of Kenvue Common Stock subject to such Kenvue RSU Award immediately prior to the First Effective Time (including any additional Kenvue RSUs credited as Kenvue DERs with respect to such Kenvue RSU Award immediately prior to the First Effective Time), and (II) the Equity Award Exchange Ratio, with the same terms and conditions that applied to such Kenvue RSU Award immediately prior to the First Effective Time (including vesting and dividend equivalent rights).

(iii)          Kenvue PSU Awards. Each award of Kenvue PSUs (each, a “Kenvue PSU Award”) that is outstanding as of immediately prior to the First Effective Time shall, automatically and without any action on the part of the holder thereof, be assumed and converted into (or canceled and replaced by) an RSU Conversion Award relating to a number of shares of Kimberly-Clark Common Stock equal to the product, rounded to the nearest whole number of shares, of (A) the number of shares of Kenvue Common Stock subject to such Kenvue PSU Award immediately prior to the First Effective Time (with such number of shares of Kenvue Common Stock determined based upon the greater of (x) target performance and (y) actual performance through the Closing, as determined by the Kenvue Compensation Committee (following consultation with Kimberly-Clark) and taking into account the truncated performance period) (including any additional Kenvue PSUs credited as Kenvue DERs with respect to such Kenvue PSU Award immediately prior to the First Effective Time), and (B) the Equity Award Exchange Ratio, with the same terms and conditions (including service-based vesting conditions and dividend equivalent rights but excluding performance-based vesting conditions) that applied to such Kenvue PSU Award immediately prior to the First Effective Time.

(iv)          Kenvue DSUs. Each award of Kenvue DSUs (each, a “Kenvue DSU Award”) that is outstanding as of immediately prior to the First Effective Time shall, automatically and without any action on the part of the holder thereof, be converted into an RSU Conversion Award relating to a number of shares of Kimberly-Clark Common Stock equal to the product, rounded to the nearest whole number of shares, of (A) the number of shares of Kenvue Common Stock subject to such Kenvue DSU Award immediately prior to the First Effective Time (including any additional Kenvue DSUs credited as Kenvue DERs with respect to such Kenvue DSU Award immediately prior to the First Effective Time) and (B) the Equity Award Exchange Ratio, with the same terms and conditions that applied to such Kenvue DSU Award immediately prior to the First Effective Time (including dividend equivalent rights).

(b)           As soon as practicable after the First Effective Time, the Combined Company shall take all corporate action necessary to (i) reserve for issuance a sufficient number of shares of Kimberly-Clark Common Stock for issuance with respect to the Kenvue Assumed Stock Options and RSU Conversion Awards and (ii) cause the registration of the shares of Kimberly-Clark Common Stock issuable with respect to the Kenvue Assumed Stock Options and RSU Conversion Awards to become effective as part of a registration statement on Form S-8, Form S-4 or Form S-3 as the case may be, or any successor or other appropriate forms, and, thereafter, the Combined Company shall deliver to holders of Kenvue Assumed Stock Options and RSU Conversion Awards any applicable prospectus and shall maintain the effectiveness of such registration statement, including the current status of any related prospectus, for so long as the Kenvue Assumed Stock Options and RSU Conversion Awards remain outstanding.

(c)           As soon as reasonably practicable after the First Effective Time (but no later than ten Business Days after the First Effective Time), the Combined Company shall, or shall cause one of its Affiliates to, (i) pay through the payroll of the Combined Company or one or more of its Affiliates the Cash Consideration payable in respect of any vested Kenvue RSUs pursuant to Section 7.05(a)(ii)(A), with such amounts to be paid net of any applicable withholding Taxes deductible solely with respect to such Cash Consideration, and (ii) deliver the Stock Consideration payable in respect of any vested Kenvue RSUs pursuant to Section 7.05(a)(ii)(A) to the administrator of the Kenvue Stock Plans for further distribution to the former holders of such vested Kenvue RSUs, with such Stock Consideration to be delivered on a “net settlement basis” to account for any applicable withholding Taxes (based on the Kimberly-Clark Closing Price) incurred solely with respect to such Stock Consideration. Notwithstanding the foregoing, to the extent that any such amounts relate to a Kenvue RSU Award that is nonqualified deferred compensation subject to Section 409A of the Code, the Combined Company or its applicable Affiliate shall pay or deliver such amounts at the earliest time permitted under the terms of the applicable agreement, plan or arrangement relating to such Kenvue RSU Award and that will not trigger a Tax or penalty under Section 409A of the Code.

(d)           Prior to the First Effective Time, the Kenvue Board or the appropriate committee thereof shall take, or cause to be taken, all necessary and appropriate action and will adopt resolutions as may be reasonably requested by Kimberly-Clark to facilitate the termination or assumption of the Kenvue Stock Plan and the Kenvue Deferred Fee Plan.

Section 7.06      Indemnification, Exculpation and Insurance.

(a)           From and after the First Effective Time, the Combined Company shall cause the Final Surviving Company to (i) indemnify and hold harmless, to the fullest extent permissible by applicable Law, each former and present director or officer of Kenvue or any of its respective Subsidiaries and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise if such service was at the request of Kenvue or any of its respective Subsidiaries (each, together with such Person’s heirs, executors or administrators, an “Indemnified Party”) against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any Action, whether civil, criminal, administrative or investigative, with respect to matters existing or occurring at or prior to the First Effective Time (including this Agreement and the Transactions), arising out of or pertaining to the fact that the Indemnified Party is or was an officer or director of Kenvue or any of its Subsidiaries or is or was serving at the request of Kenvue or any of its Subsidiaries as a director or officer of another Person, whether asserted or claimed prior to, at or after the First Effective Time as provided in their respective Organizational Documents as in effect on the date of this Agreement or in any agreement set forth on Section 7.06 of the Kenvue Disclosure Letter to which Kenvue or any Kenvue Subsidiary is a party and (ii) assume (in the case of the Final Surviving Company, in the Mergers without any further action) all obligations of Kenvue and such Subsidiaries to the Indemnified Parties in respect of indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the First Effective Time as provided in their respective Organizational Documents as in effect on the date of this Agreement or in any agreement set forth on Section 7.06 of the Kenvue Disclosure Letter to which Kenvue or any Kenvue Subsidiary is a party. For a period of six years from the First Effective Time, the Combined Company shall not amend, release or otherwise modify (or permit to be amended, released or otherwise modified) any such provisions or the indemnification, exculpation or advancement of expenses provisions of the Kenvue Charter, the Kimberly-Clark Charter or any of its Subsidiaries’ (including the Final Surviving Company’s) Organizational Documents in effect immediately prior to the First Effective Time in any manner that would adversely affect the rights thereunder of any individual who immediately before the First Effective Time was an Indemnified Party; provided, however, that all rights to indemnification in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim. In addition, from and after the First Effective Time, the Combined Company shall, and shall cause the Final Surviving Company to, without requiring a preliminary determination of entitlement to indemnification, advance any expenses (including fees and expenses of legal counsel) of any Indemnified Party under this Section 7.06 (including in connection with enforcing the indemnity and other obligations referred to in this Section 7.06) as incurred to the fullest extent permitted under applicable Law.

(b)           None of the Combined Company, the Final Surviving Company or any of its Subsidiaries shall settle, compromise or consent to the entry of any judgment in any threatened or actual litigation, claim or proceeding relating to any acts or omissions covered under this Section 7.06 (each, a “Claim”) for which indemnification could be sought by an Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Claim or such Indemnified Party otherwise consents in writing to such settlement, compromise or consent. Each of the Combined Company, the Final Surviving Company, its Subsidiaries and the Indemnified Parties shall cooperate in the defense of any Claim and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(c)           For a period of six years from the First Effective Time, the Combined Company shall cause to be maintained in effect the coverage provided by the policies of directors’ and officers’ liability insurance and fiduciary liability insurance in effect as of the date of this Agreement by Kenvue and the Kenvue Subsidiaries from a carrier with comparable or better credit ratings to Kenvue’s existing directors’ and officers’ insurance and fiduciary liability insurance policy carrier and on terms and conditions not less favorable to the insured Persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by Kenvue with respect to claims arising from facts, events, acts or omissions that occurred on or before the First Effective Time (including this Agreement and the Transactions). In lieu of the foregoing, Kenvue may in its discretion purchase, and Kimberly-Clark may in its discretion purchase if Kenvue declines to do so, a “tail” directors’ and officers’ liability insurance and fiduciary liability insurance policy covering the six-year period from and after the First Effective Time from a carrier with comparable or better credit ratings to Kenvue’s existing directors’ and officers’ insurance and fiduciary liability insurance policy carrier and on terms and conditions not less favorable to the insured Persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by Kenvue, with respect to claims arising from facts, events, acts or omissions that occurred on or before the First Effective Time.

(d)           In the event that the Combined Company, the Final Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the Combined Company or the Final Surviving Company shall cause proper provision to be made so that the successors and assigns of the Combined Company or the Final Surviving Company, as the case may be, assume the obligations set forth in this Section 7.06.

(e)           The provisions of this Section 7.06 (i) shall survive consummation of the Mergers, (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party (including the Indemnified Parties), his or her heirs and his or her representatives and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

Section 7.07      Financing.

(a)           Kimberly-Clark shall, and shall cause the Kimberly-Clark Subsidiaries to, use their respective reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to obtain the Committed Financing on the terms and conditions set forth in the Debt Commitment Letter, including using their respective reasonable best efforts to (i) maintain in effect the Debt Commitment Letter until the Transactions are consummated and (ii) unless Kimberly-Clark shall have reduced the commitments under the Debt Commitment Letter to zero in accordance with the immediately preceding clause (i), (A) negotiate definitive agreements with respect to the facilities contemplated by the Debt Commitment Letter on the terms and conditions set forth therein (including any “market flex” provisions applicable to the Financing) (or on terms that will not materially delay or prevent the Closing or make the funding with respect to the Committed Financing less likely to occur), (B) satisfy or cause to be waived on a timely basis all conditions applicable to Kimberly-Clark set forth in the Debt Commitment Letter or such definitive agreements that are within its control, (C) upon the satisfaction or waiver of such conditions, consummate the Committed Financing on the Closing Date and (D) enforce its rights under the Debt Commitment Letter and such definitive agreements. Kimberly-Clark shall not, without the prior written consent of Kenvue, amend, modify, supplement, waive (or otherwise grant consent under) the Debt Commitment Letter or any definitive agreements in respect of the Committed Financing or replace all or any portion of the commitments in respect of the Financing, to the extent such amendment, modification, supplement, replacement or waiver would reasonably be expected to (w) reduce the amount of the Committed Financing to an amount that would result in Kimberly-Clark having insufficient funds, when added with cash and marketable securities of Kimberly-Clark and any then-available Committed Financing, to pay the Required Amounts, (x)(i) impose new or additional conditions precedent to the initial funding of the Committed Financing other than as contemplated by the Debt Commitment Letter (as in effect on the date of this Agreement) or (ii) otherwise modify the conditions precedent to the initial funding of the Committed Financing (as in effect on the date of this Agreement) in a manner reasonably expected to delay, prevent or impede the funding of the Committed Financing (or satisfaction of the conditions precedent to the Committed Financing) on the Closing Date or make such funding materially less likely to occur, (y) delay in any material respect the Closing Date or (z) adversely affect the ability of Kimberly-Clark to enforce its rights against the other parties to the Debt Commitment Letter (the effect described in clause (w) through (z), a “Prohibited Modification”); provided, however, Kimberly-Clark may amend, modify, supplement or waive any provision of the Debt Commitment Letter to (A) add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Commitment Letter as of the date of this Agreement, in each case, as contemplated by the Debt Commitment Letter on the date of this Agreement, (B) reduce or terminate the commitments thereunder as a result of the consummation of an alternative financing which generates, taken together with other sources of funds immediately available to Kimberly-Clark, the Required Amounts, and (C) in any manner that does not result in a Prohibited Modification. As soon as reasonably practicable, Kimberly-Clark will provide Kenvue with true and complete executed copies of any material amendment or supplement to, or modification or replacement of or waiver under, the Debt Commitment Letter (subject, in the case of any fee letters, to redaction solely of fee and other economic provisions that are customarily redacted in connection with transactions of this type) made in compliance with this Section 7.07(a). Upon any such amendment, modification, supplement, replacement, waiver or consummation of an alternative financing, (A) the definitions of “Debt Commitment Letter” and “Financing” set forth in this Agreement shall be deemed to have been modified as appropriate to reflect such amendment, modification, supplement, replacement, waiver or alternative financing and (B) any reference in this Agreement to the “Committed Financing” shall mean financing contemplated by the Debt Commitment Letter as modified pursuant to clause (A) above.

(b)           If the Committed Financing in an aggregate principal amount (together with cash and marketable securities on hand or other sources of funds immediately available to Kimberly-Clark) at least equal to Required Amounts becomes unavailable on the terms and conditions contemplated by the Debt Commitment Letter, and such unavailable amount is necessary to pay the Required Amounts (such event, an “Original Financing Failure”), Kimberly-Clark shall promptly notify Kenvue in writing of the Original Financing Failure and Kimberly-Clark shall use its reasonable best efforts to obtain, as promptly as reasonably practicable, alternative financing from alternative sources that does not include conditions to obtaining the financing that are more onerous to Kimberly-Clark, taken as a whole, than those contained in the Debt Commitment Letter and in an amount at least equal to the aggregate principal amount of the Committed Financing or such unavailable portion thereof, as the case may be (the “Alternate Financing”) that is necessary to pay the Required Amounts, and to obtain new financing commitment letter(s) with respect to such Alternate Financing (the “New Commitment Letter(s)”), which shall replace the existing Debt Commitment Letter; provided that any such Alternate Financing shall not obligate Kenvue prior to the Closing as a surety, guarantor or indemnitor or to extend credit to any Person. Kimberly-Clark shall promptly provide true and complete copies of such New Commitment Letter(s) (including all attachments thereto) and all related fee letters (subject, in the case of any fee letters, to redaction solely of fee and other economic provisions that are customarily redacted in connection with transactions of this type) to Kenvue. In the event New Commitment Letter(s) are obtained, (i) any reference in this Agreement to the “Debt Commitment Letter” shall be deemed to include the New Commitment Letter(s) and related fee letters and (ii) any reference in this Agreement to the “Committed Financing” shall include the financing contemplated by the New Commitment Letter(s).

(c)           Kimberly-Clark shall keep Kenvue informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange the Financing, including, for the avoidance of doubt, notifying Kenvue of any reduction in the aggregate principal amount of the Committed Financing in connection with Kimberly-Clark obtaining other Financing in lieu thereof as contemplated by the Debt Commitment Letter and permitted hereby and thereby. Kimberly-Clark shall give Kenvue prompt notice of (i) any material breach or material default by any party to the Debt Commitment Letter, or any definitive agreements related to the Committed Financing, in each case, of which Kimberly-Clark becomes aware, (ii) the receipt of any written notice or other written communication, in each case received from any Financing Source with respect to any (x) material breach of Kimberly-Clark’s obligations under the Debt Commitment Letter or definitive agreements related to the Committed Financing, or default, termination or repudiation by any party to the Debt Commitment Letter or definitive agreements related to the Committed Financing or (y) material dispute between or among any parties to the Debt Commitment Letter or definitive agreements related to the Committed Financing or any provisions of the Debt Commitment Letter, in each case with respect to the obligation to fund the amount of the Committed Financing to be funded at Closing and (iii) if for any reason Kimberly-Clark has determined in good faith that it will not be able to obtain all or any portion of the Committed Financing on the terms contemplated by the Debt Commitment Letter in an amount sufficient, when added with cash and marketable securities of Kimberly-Clark, to pay the Required Amounts. Notwithstanding the foregoing, in no event shall Kimberly-Clark be required to provide access to or disclose information that would jeopardize any attorney-client privilege of, or conflict with any confidentiality requirements applicable to, to Kimberly-Clark or any of its Subsidiaries (as reasonably determined in good faith by Kimberly-Clark); provided that Kimberly-Clark and the Kimberly-Clark Subsidiaries shall use reasonable best efforts to provide an alternative means of disclosing or providing such information, and in the case of any confidentiality obligation, Kimberly-Clark shall, to the extent permitted by such confidentiality obligations, notify Kenvue if any such information that Kenvue has specifically identified and requested is being withheld as a result of any such obligation of confidentiality.

(d)           From and after the date of this Agreement, and through the earlier of the Closing and the date on which this Agreement is terminated in accordance with Article IX, Kenvue shall, and Kenvue shall cause each Kenvue Subsidiary to, and Kenvue and each Kenvue Subsidiary shall use its reasonable best efforts to cause the appropriate Representatives of Kenvue and each Kenvue Subsidiary to (or, with respect to clauses (iv) and (v), to take or cause to be taken (without any “reasonable best efforts” or other qualifier)), provide such customary cooperation as is reasonably requested by Kimberly-Clark, any Kimberly-Clark Subsidiary or any of its or their respective Representatives in connection with the arrangement and consummation of the Committed Financing or any other Financing, including using reasonable best efforts to (i) cause appropriate senior management of Kenvue and any Kenvue Subsidiary reasonably available, upon reasonable advance notice and during normal business hours, to participate in a reasonable number of meetings and calls, diligence sessions, drafting sessions, road shows, sessions with rating agencies in connection with the Financing, (ii) assist with the preparation of (x) materials for rating agency presentations, lender presentations and investor and road show presentations, (y) bank information memoranda, registration statements, prospectuses, offering memoranda and private placement memoranda and (z) similar documents, in each case, required or customary in connection with the Financing or otherwise reasonably requested by Kimberly-Clark, (iii) provide customary authorization and representation letters to the Financing Sources authorizing the distribution of information to prospective lenders, (iv) provide the lead arrangers, agents, underwriters and initial purchasers for, and prospective lenders of, the Financing, at least three Business Days prior to the closing date of the applicable Financing (to the extent requested at least ten Business Days prior to the closing date of the applicable Financing) with all documentation and other information required with respect to Kenvue and the Kenvue Subsidiaries in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, Title III of Pub. L. 107-56 and 31 C.F.R. § 1010.230, the Office of Foreign Assets Control and the Foreign Corrupt Practices Act, (v) provide, as promptly as reasonably practicable, the Required Financial Information, (vi) cause its independent accountants to provide assistance and cooperation with any offering of securities, including (x) providing any necessary written consents to use their audit reports relating to Kenvue and the Kenvue Subsidiaries and to be named as an “Expert” in any document related to any Financing, (y) providing any customary “comfort” letters (including customary “negative assurance” comfort) and (z) participating in accounting due diligence sessions, (vii) cooperate with the Financing Related Parties’ due diligence, to the extent customary or reasonable, (viii) provide, as promptly as reasonably practicable, all financial and other customary financial information regarding Kenvue and the Kenvue Subsidiaries as may be reasonably necessary for Kimberly-Clark to prepare pro forma financial statements required or desirable for a public offering of debt or equity or equity-linked securities or required by Regulation S-K and Regulation S-X, including in connection with the Financing (it being understood that Kimberly-Clark shall be solely responsible for the preparation of any pro forma financial information or pro forma financial statements), (ix) cooperate with the preparation and delivery of customary definitive financing documents, including, in each case, the schedules thereto, or documents contemplated by the Financing, (x) cooperate with Kimberly-Clark and the Kimberly-Clark Subsidiaries in connection with any replacement letters of credit issued pursuant to the Kenvue Credit Facility, (xi) facilitate discussions with Kenvue’s existing lender and banking relationships and (xii) provide customary guarantee documentation at the Closing of the Financing, as required by the Financing Related Parties.

(e)           (i) The cooperation set forth in Sections 7.07(d), (j) and (k) shall not be required to the extent that it would (A) require Kenvue to take any action that, in the good faith judgment of Kenvue, unreasonably interferes with the ongoing business or operations of Kenvue and/or Kenvue Subsidiaries, (B) require Kenvue or any Kenvue Subsidiary to incur (1) any financing fee or (2) any other fee, expense or other liability that is not, subject to the limitations contained therein , subject to reimbursement or is not otherwise indemnified by Kimberly-Clark, (C) cause any representation or warranty in this Agreement to be breached (unless waived in advance by Kimberly-Clark), (D) cause any condition to Closing to fail to be satisfied or otherwise cause any breach of this Agreement, (E) be reasonably expected to cause any director, officer or employee of Kenvue or any Kenvue Subsidiary to incur any personal liability or (F) cause any breach of any applicable Law or any material Contract to which Kenvue or any Kenvue Subsidiary is a party and (ii) Kenvue and the Kenvue Subsidiaries shall not be required to (w) enter into, execute, or approve any agreement or other documentation prior to the Closing or agree to any change or modification of any existing agreement or other documentation that would, in each case, be effective prior to the Closing (other than the execution of customary authorization and representation letters) (x) deliver any certificate or take any other action that would reasonably be expected to result in personal liability to a director, officer or other personnel, (y) deliver any legal opinion or (z) otherwise provide any information or take any action to the extent it could result in (I) a loss or waiver of any privilege or (II) the disclosure of any trade secrets, customer-specific data or competitively sensitive information not otherwise required to be provided under this Agreement or the violation of any confidentiality obligation; provided that Kenvue and the Kenvue Subsidiaries shall use reasonable best efforts to provide an alternative means of disclosing or providing such information, and in the case of any confidentiality obligation, Kenvue shall, to the extent permitted by such confidentiality obligations, notify Kimberly-Clark if any such information that Kimberly-Clark has specifically identified and requested is being withheld as a result of any such obligation of confidentiality.

(f)            Subject to Kimberly-Clark’s indemnification obligations under Section 7.07(g), Kenvue hereby consents to the customary use of its and Kenvue Subsidiaries’ logos and trademarks in connection with the Financing; provided that such logos and trademarks are used solely in a manner that is not intended to and would not reasonably be expected to harm or disparage Kenvue or any Kenvue Subsidiary or the reputation or goodwill of Kenvue or any Kenvue Subsidiary.

(g)           Kimberly-Clark shall indemnify and hold harmless Kenvue and each Kenvue Subsidiary and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses (including reasonable and documented out-of-pocket attorneys’ fees), interest, awards, judgments and penalties suffered or incurred in connection with any and all of the matters contemplated by this Section 7.07 (other than arising from (i) fraud, or intentional misrepresentation, bad faith or gross negligence on the part of Kenvue, Kenvue Subsidiaries or any of their Representatives or (ii) the material breach of this Agreement by Kenvue, in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction), whether or not the Transactions are consummated or this Agreement is terminated. Kimberly-Clark shall, promptly upon request by Kenvue, reimburse Kenvue for all reasonable and documented out-of-pocket costs (including reasonable and documented out-of-pocket attorneys’ fees) incurred by Kenvue or Kenvue Subsidiaries in connection with this Section 7.07, whether or not the Transactions are consummated or this Agreement is terminated.

(h)          Prior to the Closing, Kenvue shall deliver to Kimberly-Clark a payoff letter in respect of the Kenvue Credit Facility as of the Closing to allow for the payoff, discharge and termination in full on the Closing Date of all Indebtedness under the Kenvue Credit Facility (and to provide to Kimberly-Clark a substantially complete draft of such letter no later than four Business Days prior to the Closing Date) in form and substance reasonably acceptable to Kimberly-Clark and the Financing Related Parties and in final and fully executed and authorized form, subject to the conditions to effectiveness and release set forth therein.

(i)            Kimberly-Clark expressly acknowledges and agrees that (i) obtaining the Financing is not a condition to the Closing, (ii) notwithstanding anything contained in this Agreement to the contrary, Kimberly-Clark’s obligations hereunder are not conditioned in any manner upon Kimberly-Clark obtaining the Financing, or any other financing and (iii) a breach by Kenvue of Section 7.07(d) or Section 7.07(j) shall not constitute a breach for purposes of Section 8.03(b) unless (x) Kenvue has knowingly and willfully breached its obligations under Section 7.07(d) or Section 7.07(j) and (y) such breach is the proximate cause of the Financing not being consummated.

(j)            Prior to the Closing, Kimberly-Clark or any Kimberly-Clark Subsidiary may, or, upon the reasonable request of Kimberly-Clark, Kenvue or any Kenvue Subsidiary shall (A) commence any of the following: (I) one or more offers to purchase any or all of the outstanding Kenvue Notes for cash (the “Offers to Purchase”); or (II) one or more offers to exchange any or all of the outstanding Kenvue Notes for securities issued by Kimberly-Clark (or its affiliates) (the “Offers to Exchange”); and/or (B) solicit the consent of the holders of any series of Kenvue Notes regarding proposed amendments to the indenture governing such series of Kenvue Notes (the “Consent Solicitations” and, together with the Offers to Purchase and Offers to Exchange, if any, the “Kenvue Note Offers and Consent Solicitations”); provided that the closing of any such transaction shall not be consummated until, and shall be conditioned upon the occurrence of, the Closing and, to the extent any such transaction includes a consent fee or other consideration offered to holders, it shall be funded by Kimberly-Clark or the Kimberly-Clark Subsidiaries. Any Kenvue Note Offers and Consent Solicitations shall be made on such terms and conditions (including price to be paid and conditionality) as are proposed by Kimberly-Clark or the Kimberly-Clark Subsidiaries and which are permitted by the terms of Kenvue Indenture and applicable Law, including SEC rules and regulations; provided that any Kenvue Note Offers and Consent Solicitations shall be conditioned upon the occurrence of the Closing. Kimberly-Clark or the Kimberly-Clark Subsidiaries shall consult with Kenvue regarding the material terms and conditions of any Kenvue Note Offers and Consent Solicitations, including the timing and commencement of any Kenvue Note Offers and Consent Solicitations and any tender deadlines. Kimberly-Clark or the Kimberly-Clark Subsidiaries shall provide Kenvue with the applicable offer to purchase, offer to exchange, consent solicitation statement, letter of transmittal and press release, if any, in connection therewith, and each other document relevant to the transaction that will be used in the applicable Kenvue Note Offers and Consent Solicitations (collectively, the “Debt Offer Documents”) a reasonable period of time in advance of commencing the applicable Kenvue Note Offers and Consent Solicitations to allow Kenvue and its legal counsel to review and comment on such Debt Offer Documents, and Kimberly-Clark and its Subsidiaries shall give reasonable and good faith consideration to any comments made or input provided by Kenvue and its legal counsel. Subject to the receipt of the requisite consents from holders of the applicable Kenvue Notes, in connection with any or all of the Consent Solicitations, Kenvue shall, and shall use reasonable best efforts to cause any trustee or agent under the Kenvue Indenture to, execute a supplemental indenture to the Kenvue Indenture in accordance with the terms thereof amending the terms and provisions of such indenture as described in the applicable Debt Offer Documents in a form as reasonably requested by Kimberly-Clark or the Kimberly-Clark Subsidiaries (each, a “Kenvue Supplemental Indenture”); provided that, notwithstanding the fact that such supplemental indentures may become effective earlier, the proposed amendments set forth therein shall not become operative until, and such operation shall be conditioned upon, the Closing. Kenvue shall, and shall cause each Kenvue Subsidiary to, and shall use reasonable best efforts to cause its and their respective Representatives to, provide all reasonable and customary cooperation as may be reasonably requested by Kimberly-Clark, the Kimberly-Clark Subsidiaries or its or their respective Representatives to assist Kimberly-Clark and the Kimberly-Clark Subsidiaries in connection with any Kenvue Note Offers and Consent Solicitations (including, in connection with an Offer to Exchange, using reasonable best efforts to cause Kenvue’s independent accountants to (x) provide any necessary written consents to use their audit reports relating to Kenvue and the Kenvue Subsidiaries, (y) to be named as an “Expert” in any document related to any Financing and any customary “comfort” letters (including customary “negative assurance” comfort) and (z) participating in accounting due diligence sessions); provided that neither Kenvue nor counsel for Kenvue shall be required to furnish any certificates, legal opinions or negative assurance letters in connection with any Kenvue Note Offers and Consent Solicitations (other than, in connection with the execution of any Kenvue Supplemental Indenture relating to the Consent Solicitations, with respect to which Kenvue shall (1) deliver customary officer’s certificates and (2) cause legal counsel for Kenvue to deliver customary legal opinions to the trustee under the applicable indenture in the form required by the applicable indenture and solely to the extent such certificates or legal opinions, as applicable, would not conflict with applicable Law and would be accurate in light of the facts and circumstances at the time of delivery). The dealer manager, solicitation agent, information agent, depositary or other agent retained in connection with any Kenvue Note Offers and Consent Solicitations will be selected by Kimberly-Clark or the Kimberly-Clark Subsidiaries, retained by Kimberly-Clark or the Kimberly-Clark Subsidiaries, and their fees and out-of-pocket expenses will be paid directly by Kimberly-Clark or the Kimberly-Clark Subsidiaries. If, at any time prior to the completion of the Kenvue Note Offers and Consent Solicitations, Kenvue or any Kenvue Subsidiary, on the one hand, or Kimberly-Clark or any Kimberly-Clark Subsidiary, on the other hand, discovers any information that it reasonably believes should be set forth in an amendment or supplement to the Debt Offer Documents, so that the Debt Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading, such party that discovers such information shall promptly notify the other party, and an appropriate amendment or supplement prepared by Kimberly-Clark or the Kimberly-Clark Subsidiaries describing such information shall be disseminated to the holders of the applicable Kenvue Notes. The consummation of any or all of the Kenvue Note Offers and Consent Solicitations shall not be a condition to the Closing.

(k)           If requested by Kimberly-Clark or the Kimberly-Clark Subsidiaries, in lieu of or in addition to Kimberly-Clark commencing Kenvue Note Offers and Consent Solicitations for the Kenvue Notes, Kenvue shall, (A) issue (or cause to be issued) one or more conditional notices of optional redemption for all or a portion of the outstanding aggregate principal amount of the Kenvue Notes (which may be delivered at Kenvue’s request in advance of the Closing Date so long as the redemption of such notes is expressly conditioned upon the occurrence of the Closing), pursuant to the redemption provisions of the Kenvue Indenture and (B) take any other actions reasonably requested by Kimberly-Clark to facilitate the satisfaction and discharge of the Kenvue Notes pursuant to the satisfaction and discharge provisions of the Kenvue Indenture and the other provisions of the Kenvue Indenture applicable thereto; provided that any such redemption and satisfaction and discharge shall not be effective unless and until the Closing has occurred and Kimberly-Clark or any Kimberly-Clark Subsidiary shall have provided Kenvue or the trustee or agent under the Kenvue Indenture sufficient funds to pay in full the amount required with respect to Kenvue Notes for such redemption and satisfaction and discharge. If requested by Kimberly-Clark, Kenvue shall use reasonable best efforts to take any actions reasonably required in connection with the redemptions contemplated by this Section 7.07(k) (including delivery of any officer’s certificates and causing its legal counsel to provide all customary legal opinions to the trustee under the Kenvue Indenture in the applicable form required under the Kenvue Indenture and solely to the extent such certificates or legal opinions, as applicable, would not conflict with applicable Law and would be accurate in light of the facts and circumstances at the time of delivery).

Section 7.08      Transaction Litigation. From the date of this Agreement and until the termination of this Agreement in accordance with Article IX, in the event that any litigation or other Action is commenced or, to the Knowledge of either Kenvue or Kimberly-Clark, threatened by, a stockholder or holder of any Equity Interests of Kimberly-Clark or Kenvue against the same or its directors or executive officers relating to this Agreement or the Transactions, Kimberly-Clark or Kenvue, as applicable, shall provide the other party prompt notice of, keep the other party reasonably informed of, consult with the other party regarding and give the other party the opportunity to participate in (but not control) the defense and settlement of any such litigation or other Action, and the parties shall reasonably cooperate with respect to any such litigation or other Action. Without limiting the generality of the foregoing, neither Kimberly-Clark, Kenvue or any of their respective Representatives shall cease to defend, consent to the entry of any judgment or agree to or propose any settlement of any such litigation or other Action without the other party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 7.09      Section 16 Matters. Prior to the First Effective Time, Kenvue and each Kimberly-Clark Party shall take all such steps as may be required to cause (a) any dispositions of Kenvue Common Stock (including derivative securities) resulting from the Transactions by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Kenvue immediately prior to the First Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act and (b) any acquisitions of Kimberly-Clark Common Stock (including derivative securities) resulting from the Transactions, by each individual who may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Combined Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.10      Public Announcements. Except with respect to (x) any Kimberly-Clark Adverse Recommendation Change (or any responses thereto) or Kenvue Adverse Recommendation Change (or any responses thereto) made in accordance with the terms of this Agreement or (y) any disclosure of information concerning this Agreement in connection with any dispute between the parties regarding this Agreement, Kenvue and the Kimberly-Clark Parties shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transactions, and shall not issue any such press release or make any such public statement without the prior consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed), except as such party may reasonably conclude is required by applicable Law (including obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system) (provided that the party making the release or statement has used its reasonable best efforts to consult with the other party prior to making such release or statement). Kenvue and the Kimberly-Clark Parties agree that the initial press release to be issued with respect to the Transactions shall be in the form heretofore agreed to by the parties. Notwithstanding the foregoing sentences of this Section 7.10, Kenvue and the Kimberly-Clark Parties may make any oral or written public announcements, releases or statements without complying with the foregoing requirements if the substance of such announcements, releases or statements was publicly disclosed and previously subject to the foregoing requirements.

Section 7.11      Stock Exchange Listing. Kimberly-Clark shall use its reasonable best efforts to cause the shares of Kimberly-Clark Common Stock to be issued as Stock Consideration to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Closing Date.

Section 7.12      Stock Exchange De-Listing. Each of Kenvue and Kimberly-Clark shall use their respective reasonable best efforts to cause the shares of Kenvue Common Stock and any other securities of Kenvue to be de-listed from NYSE and de-registered under the Exchange Act as soon as reasonably practicable following the First Effective Time.

Section 7.13      Governance Matters. Kimberly-Clark shall take all necessary actions to cause, effective as of the First Effective Time, the Board of Directors of Kimberly-Clark to consist of three Kenvue Designees, with the remainder consisting of existing members of the Board of Directors of Kimberly-Clark as of immediately prior to the First Effective Time, in each case, until such director’s successor is elected and qualified or such director’s earlier death, resignation or removal, in each case, in accordance with Kimberly-Clark’s Organizational Documents.

Section 7.14      Conveyance Taxes. Kenvue and Kimberly-Clark shall reasonably cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any transfer (including real property and stock transfer), sales, use, value added and stamp Taxes, and any transfer, recording, registration and other fees, which become payable by Kenvue or Kimberly-Clark (or any of their respective Affiliates) in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the First Effective Time.

Section 7.15      Takeover Statutes. If any Takeover Statute is or may become applicable to the Transactions, each of the parties and its respective Board of Directors shall (a) grant such approvals and take all such actions as are legally permissible so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise act to eliminate or minimize the effects of any such Takeover Statute on the Transactions.

Section 7.16      Dividends. Each of Kenvue and Kimberly-Clark shall coordinate with the other in respect of the designation of the record dates and payment dates for their respective quarterly cash dividends, so that holders of shares of Kenvue Common Stock do not (a) receive dividends on both shares of Kenvue Common Stock received in the Mergers and Kimberly-Clark Common Stock in respect of any calendar quarter or (b) fail to receive a dividend on either shares of Kimberly-Clark Common Stock received in the Mergers or Kenvue Common Stock in respect of any calendar quarter (in the case of this clause (b), unless Kimberly-Clark determines not to pay a dividend on any shares of Kimberly-Clark Common Stock in respect of such quarter).

Section 7.17      Additional Tax Matters.

(a)           Each of Kenvue and Kimberly-Clark shall, and shall cause their Affiliates to, use their respective reasonable best efforts to cause the Mergers to qualify for the Intended Tax Treatment and will not take (or knowingly fail to take) any action that would reasonably be expected to prevent such qualification. Each of Kenvue and Kimberly-Clark shall notify the other party promptly after becoming aware of any reason to believe that the Mergers may not qualify for the Intended Tax Treatment. Each of Kenvue and Kimberly-Clark hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-1(c), 1.368-2(g) and 1.368-3(a).

(b)           In the event that any tax opinion is required to be provided in connection with the Form S-4 described in Section 7.01 (a “Tax Opinion”), Tax Opinion Counsel shall provide such opinion, subject to customary modifications and limitations. In providing a Tax Opinion pursuant to the preceding sentence, Tax Opinion Counsel shall be entitled to rely upon tax representation letters, which shall be provided by the parties, be dated as of the Closing Date and such additional dates as may be necessary in connection with the Form S-4 and contain such customary representations, warranties and covenants as are reasonably necessary or appropriate to allow such tax counsel to provide such Tax Opinion. Kenvue and Kimberly-Clark will cooperate in good faith to facilitate the issuance of any Tax Opinion.

(c)           Each of Kenvue and Kimberly-Clark acknowledges and agrees that, notwithstanding anything to the contrary in this Agreement, its respective specific obligations to effect the Mergers are not subject to any condition or contingency with respect to the qualification of the Mergers for the Intended Tax Treatment or the provision of the Tax Opinion by the Tax Opinion Counsel. The provisions of this Section 7.17 no longer shall apply if the parties jointly determine in good faith, after consultation with their respective tax advisors, that the Mergers should not qualify for the Intended Tax Treatment.

(d)           The parties shall comply with the obligations set forth in Section 7.17(d) of the Kenvue Disclosure Letter.

ARTICLE VIII

Conditions Precedent

Section 8.01      Conditions to Each Party’s Obligations to Effect the Mergers. The respective obligations of each party to effect the Mergers is subject to the satisfaction or waiver on or prior to the Closing of the following conditions:

(a)           Stockholder Approvals. The Kenvue Stockholder Approval and the Kimberly-Clark Stockholder Approval shall have been obtained.

(b)           Listing. The shares of Kimberly-Clark Common Stock issuable as Stock Consideration shall have been approved for listing on Nasdaq, subject to official notice of issuance.

(c)           Required Regulatory Approvals. The Required Regulatory Approvals shall have been obtained.

(d)           No Legal Restraints. No Legal Restraint shall be in effect that prevents, makes illegal, enjoins or prohibits the consummation of the Mergers.

(e)           Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no Action for that purpose shall have been initiated or threatened by the SEC.

Section 8.02      Conditions to Kenvue’s Obligations to Effect the Mergers. The obligations of Kenvue to consummate the Mergers are further subject to the satisfaction or waiver on or prior to the Closing of the following conditions:

(a)           Representations and Warranties of the Kimberly-Clark Parties. (i) The representations and warranties of the Kimberly-Clark Parties contained in this Agreement (except for the representations and warranties of the Kimberly-Clark Parties specified in the following clauses (ii) through (iv) of this Section 8.02(a)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Kimberly-Clark Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Kimberly-Clark Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Kimberly-Clark Material Adverse Effect;

(ii)           the representations and warranties of the Kimberly-Clark Parties contained in Section 5.08(a) (Absence of Certain Changes and Events—Kimberly-Clark Material Adverse Effect) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of such time;

(iii)          the representations and warranties of the Kimberly-Clark Parties contained in Section 5.02(a) (Capital Structure—Authorized Shares; Capitalization) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except for any de minimis inaccuracies; and

(iv)          each of the representations and warranties of the Kimberly-Clark Parties contained in the first sentence of Section 5.01 (Organization, Standing and Power), Section 5.02(b) and (c) (Capital Structure—Issuance; Equity Interest Obligations), Section 5.04(a) (Authority; Execution and Delivery; Enforceability), Section 5.25 (Brokers’ Fees and Expenses) and Section 5.26 (Opinions of Financial Advisors) that are qualified by materiality or “Kimberly-Clark Material Adverse Effect” shall be true and correct in all respects and those not so qualified shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date).

(b)           Performance of Obligations of the Kimberly-Clark Parties. The Kimberly-Clark Parties shall have performed in all material respects all obligations required to be performed by them at or prior to the Closing under this Agreement.

(c)           Certificate of Kimberly-Clark. Kenvue shall have received a certificate signed on behalf of Kimberly-Clark by an executive officer of Kimberly-Clark confirming the matters set forth in Section 8.02(a) (Representations and Warranties of the Kimberly-Clark Parties) and Section 8.02(b) (Performance of Obligations of the Kimberly-Clark Parties) as of the Closing.

Section 8.03      Conditions to Kimberly-Clark’s Obligations to Effect the Mergers. The obligations of Kimberly-Clark to consummate the Mergers are further subject to the satisfaction or waiver on or prior to the Closing of the following conditions:

(a)           Representations and Warranties of Kenvue. (i) The representations and warranties of Kenvue contained in this Agreement (except for the representations and warranties of Kenvue specified in the following clauses (ii) through (iv) of this Section 8.03(a)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Kenvue Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Kenvue Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Kenvue Material Adverse Effect;

(ii)           the representations and warranties of Kenvue contained in Section 4.08(a) (Absence of Certain Changes and Events—Kenvue Material Adverse Effect) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of such time;

(iii)          the representations and warranties of Kenvue contained in Section 4.02(a) (Capital Structure—Authorized Shares; Capitalization) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except for any de minimis inaccuracies; and

(iv)          each of the representations and warranties of Kenvue contained in the first sentence of Section 4.01 (Organization, Standing and Power), Section 4.02(b) and (c) (Capital Structure—Issuance; Equity Interest Obligations), Section 4.04(a) (Authority; Execution and Delivery; Enforceability), Section 4.25 (Brokers’ Fees and Expenses) and Section 4.26 (Opinions of Financial Advisors) that are qualified by materiality or “Kenvue Material Adverse Effect” shall be true and correct in all respects and those not so qualified shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date).

(b)           Performance of Obligations of Kenvue. Kenvue shall have performed in all material respects all obligations required to be performed by it at or prior to the Closing under this Agreement.

(c)           Certificate of Kenvue. Kimberly-Clark shall have received a certificate signed on behalf of Kenvue by an executive officer of Kenvue confirming the matters set forth in Section 8.03(a) (Representations and Warranties of Kenvue) and Section 8.03(b) (Performance of Obligations of Kenvue) as of the Closing.

ARTICLE IX

Termination, Amendment and Waiver

Section 9.01      Termination. This Agreement may be terminated at any time prior to the First Effective Time, whether before or after the receipt of the Kimberly-Clark Stockholder Approval or the Kenvue Stockholder Approval, as follows:

(a)           by mutual written consent of Kimberly-Clark and Kenvue;

(b)           by either Kimberly-Clark or Kenvue:

(i)            if the First Merger is not consummated on or before November 2, 2026 (the “Outside Date”); provided that, if the Closing shall not have occurred by the Outside Date but on that date any of the conditions set forth in Section 8.01(c) or Section 8.01(d) (solely as it relates to any Antitrust Laws or Foreign Investment Laws or Legal Restraints thereunder) shall not be satisfied or waived but all other conditions shall have been satisfied or waived (other than those that by their terms are to be fulfilled at the Closing; provided that each such condition would be capable of being fulfilled if the Closing were to occur on such date), then the Outside Date shall automatically, without any action on the part of the parties, be extended to May 3, 2027, and such date shall be the “Outside Date” for purposes of this Agreement; provided, further, that the right to terminate this Agreement under this Section 9.01(b)(i) shall not be available to any party if such failure of the First Merger to occur on or before the Outside Date is a proximate result of a breach of this Agreement by such party (including, in the case of Kimberly-Clark, First Merger Sub or Second Merger Sub);

(ii)           if the condition set forth in Section 8.01(d) (No Legal Restraints) is not satisfied and the Legal Restraint giving rise to such non-satisfaction shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 9.01(b)(ii) shall not be available to any party if such non-satisfaction or Legal Restraint is a proximate result of a breach of this Agreement by such party (including, in the case of Kimberly-Clark, First Merger Sub or Second Merger Sub);

(iii)          if the Kenvue Stockholder Approval is not obtained at the Kenvue Stockholders Meeting duly convened (unless such Kenvue Stockholders Meeting has been postponed or adjourned, in which case at the final postponement or adjournment thereof); or

(iv)          if the Kimberly-Clark Stockholder Approval is not obtained at the Kimberly-Clark Stockholders Meeting duly convened (unless such Kimberly-Clark Stockholders Meeting has been postponed or adjourned, in which case at the final postponement or adjournment thereof);

(c)           by Kimberly-Clark, if Kenvue breaches or fails to perform any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of Kenvue contained herein fails to be true and correct, which breach or failure (i) would give rise to the failure of a condition set forth in Section 8.03(a) (Representations and Warranties of Kenvue) or Section 8.03(b) (Performance of Obligations of Kenvue) and (ii) is not reasonably capable of being cured by the Outside Date or, if reasonably capable of being so cured, is not cured by Kenvue within 45 days after receiving written notice of such breach from Kimberly-Clark; provided that Kimberly-Clark shall not have the right to terminate this Agreement pursuant to this Section 9.01(c) if a Kimberly-Clark Party is then in material breach of any of its representations, warranties, obligations or agreements under this Agreement in a manner such that a condition set forth in Section 8.02(a) (Representations and Warranties of the Kimberly-Clark Parties) or Section 8.02(b) (Performance of Obligations of the Kimberly-Clark Parties) would not be satisfied;

(d)           by Kenvue, if a Kimberly-Clark Party breaches or fails to perform any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of a Kimberly-Clark Party contained herein fails to be true and correct, which breach or failure (i) would give rise to the failure of a condition set forth in Section 8.02(a) (Representations and Warranties of the Kimberly-Clark Parties) or Section 8.02(b) (Performance of Obligations of the Kimberly-Clark Parties) and (ii) is not reasonably capable of being cured by the Outside Date or, if reasonably capable of being so cured, is not cured by such Kimberly-Clark Party within 45 days after receiving written notice of such breach from Kenvue; provided that Kenvue shall not have the right to terminate this Agreement pursuant to this Section 9.01(d) if Kenvue is then in material breach of any of its representations, warranties, obligations or agreements under this Agreement in a manner such that a condition set forth in Section 8.03(a) (Representations and Warranties of Kenvue) or Section 8.03(b) (Performance of Obligations of Kenvue) would not be satisfied;

(e)           by Kimberly-Clark, in the event that (i) a Kenvue Adverse Recommendation Change shall have occurred or (ii) Kenvue shall have failed to include in the Joint Proxy Statement the Kenvue Recommendation; provided, however, that Kimberly-Clark will not have the right to terminate this Agreement pursuant to this Section 9.01(e) if the Kenvue Stockholder Approval has been obtained; or

(f)            by Kenvue, in the event that (i) a Kimberly-Clark Adverse Recommendation Change shall have occurred or (ii) Kimberly-Clark shall have failed to include in the Joint Proxy Statement the Kimberly-Clark Recommendation; provided, however, that Kenvue will not have the right to terminate this Agreement pursuant to this Section 9.01(f) if the Kimberly-Clark Stockholder Approval has been obtained.

The party desiring to terminate this Agreement (other than pursuant to Section 9.01(a)) shall give written notice of such termination to the other parties in accordance with Section 10.02, specifying the provision of this Agreement pursuant to which such termination is effected and the basis for such termination described in reasonable detail.

Section 9.02      Effect of Termination. In the event this Agreement is terminated by either Kenvue or Kimberly-Clark as provided in Section 9.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Kimberly-Clark Parties or Kenvue, other than Section 7.02(c) (Access to Information; Confidentiality), this Section 9.02 (Effect of Termination ), Article I (Definitions; Interpretations) and Article X (General Provisions), which provisions shall survive such termination; provided that no such termination shall relieve any party from (i) any obligation to pay, if applicable, the Kimberly-Clark Termination Fee or the Kenvue Termination Fee, as applicable, and any applicable expenses, in each case, pursuant to Section 9.03 or (ii) any liability for fraud or Willful Breach of any covenant or agreement set forth in this Agreement (which liability the parties acknowledge and agree shall not be limited to reimbursement of out-of-pocket fees, costs or expenses incurred in connection with the Transactions, and may include, pursuant to Section 261 of the DGCL, damages based on loss of the economic benefit of the transactions contemplated by this Agreement to Kenvue or Kimberly-Clark, as applicable, and the stockholders of Kenvue or Kimberly-Clark, as applicable (taking into consideration all relevant matters, including other business opportunities or combination opportunities and the time value of money)).

Section 9.03      Fees and Expenses.

(a)           Except as provided in Section 9.03(b), Section 9.03(c), and Section 9.03(d), all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Transactions are consummated.

(b)           Kimberly-Clark shall pay to Kenvue the Kimberly-Clark Termination Fee if:

(i)            Kenvue terminates this Agreement pursuant to Section 9.01(f) (Kimberly-Clark Adverse Recommendation Change); provided that if either Kimberly-Clark or Kenvue terminates this Agreement pursuant to Section 9.01(b)(i) (Outside Date) or Section 9.01(b)(iv) (Failure to Obtain Kimberly-Clark Stockholder Approval) at any time after Kenvue would have been permitted to terminate this Agreement pursuant to Section 9.01(f) (Kimberly-Clark Adverse Recommendation Change), this Agreement shall be deemed terminated pursuant to Section 9.01(f) (Kimberly-Clark Adverse Recommendation Change) for purposes of this Section 9.03(b)(i); or

(ii)           (A) this Agreement is terminated pursuant to Section 9.01(b)(i) (Outside Date), Section 9.01(b)(iv) (Failure to Obtain Kimberly-Clark Stockholder Approval) or Section 9.01(d) (Kimberly-Clark Terminable Breach), (B) after the date of this Agreement, but prior to the date this Agreement is terminated, a third party has made or announced an intention to make (whether or not conditional) a Kimberly-Clark Takeover Proposal and (C) within twelve months of such termination, (1) Kimberly-Clark or any Kimberly-Clark Subsidiary enters into a definitive Contract with respect to a Kimberly-Clark Takeover Proposal or (2) a Kimberly-Clark Takeover Proposal is consummated (in each case, whether or not such Kimberly-Clark Takeover Proposal is the same Kimberly-Clark Takeover Proposal as the one referenced in clause (B)). For the purposes of this Section 9.03(b)(ii) only, the term “Kimberly-Clark Takeover Proposal” shall have the meaning assigned to such term in Section 6.02(g) except that all references to “20%” therein shall be deemed to be references to “50%”.

(c)           Kenvue shall pay to Kimberly-Clark the Kenvue Termination Fee if:

(i)            Kimberly-Clark terminates this Agreement pursuant to Section 9.01(e) (Kenvue Adverse Recommendation Change); provided that if either Kimberly-Clark or Kenvue terminates this Agreement pursuant to Section 9.01(b)(i) (Outside Date) or Section 9.01(b)(iii) (Failure to Obtain Kenvue Stockholder Approval) at any time after Kimberly-Clark would have been permitted to terminate this Agreement pursuant to Section 9.01(e) (Kenvue Adverse Recommendation Change), this Agreement shall be deemed terminated pursuant to Section 9.01(e) (Kenvue Adverse Recommendation Change) for purposes of this Section 9.03(c)(i); or

(ii)           (A) this Agreement is terminated pursuant to Section 9.01(b)(i) (Outside Date), Section 9.01(b)(iii) (Failure to Obtain Kenvue Stockholder Approval) or Section 9.01(c) (Kenvue Terminable Breach), (B) after the date of this Agreement, but prior to the date this Agreement is terminated, a third party has made or announced an intention to make (whether or not conditional) a Kenvue Takeover Proposal and (C) within twelve months of such termination, (1) Kenvue or any Kenvue Subsidiary enters into a definitive Contract with respect to a Kenvue Takeover Proposal or (2) a Kenvue Takeover Proposal is consummated (in each case, whether or not such Kenvue Takeover Proposal is the same Kenvue Takeover Proposal as the one referenced in clause (B)). For the purposes of this Section 9.03(c)(ii) only, the term “Kenvue Takeover Proposal” shall have the meaning assigned to such term in Section 6.03(g) except that all references to “20%” therein shall be deemed to be references to “50%”.

(d)           Any Termination Fee due under Section 9.03(b) (Kimberly-Clark Termination Fee) or Section 9.03(c) (Kenvue Termination Fee) shall be paid by wire transfer of same-day funds:

(i)            in the case of a termination pursuant to Section 9.03(b)(i) (Kimberly-Clark Adverse Recommendation Change Termination Fee) or pursuant to Section 9.03(c)(i) (Kenvue Adverse Recommendation Change Termination Fee), on the third Business Day following the date of termination of this Agreement; and

(ii)           in the case of a termination pursuant to Section 9.03(b)(ii) (Tail Termination Fee) or pursuant to Section 9.03(c)(ii) (Tail Termination Fee), on the date of the first to occur of the events referred to in Section 9.03(b)(ii)(C) or Section 9.03(c)(ii)(C), as applicable.

(e)           Notwithstanding anything to the contrary in this Agreement, (i) in no event shall Kimberly-Clark be obligated to pay the Kimberly-Clark Termination Fee more than once and (ii) in no event shall Kenvue be obligated to pay the Kenvue Termination Fee more than once.

(f)            Subject in all respects to the parties’ injunction, specific performance and equitable relief rights and related rights set forth in Section 10.08, in the event a Termination Fee becomes due and payable to a party in accordance with this Agreement, the payment of such fee and any applicable expenses pursuant to Section 9.03(f) shall be, except in the event of fraud or Willful Breach, the sole and exclusive remedy of such party and its Subsidiaries and any of their respective former, current or future general or limited partners, stockholders, financing sources, managers, members, directors, officers and Affiliates against the other party and its Subsidiaries and any of their respective former, current or future general or limited partners, stockholders, financing sources, managers, members, directors, officers or Affiliates for (i) any loss, liability or damages suffered, directly or indirectly, as a result of the failure of the Transactions to be consummated, (ii) the termination of this Agreement, (iii) any liabilities or obligations arising under this Agreement or (iv) any claims or actions or other losses arising out of or relating to this Agreement or any breach, termination or failure of or under this Agreement. While a party may pursue both a grant of specific performance in accordance with Section 10.08 and the payment of the applicable Termination Fee under this Section 9.03, under no circumstances shall such party be permitted or entitled to receive both a grant of specific performance that results in the Closing and any money damages, including all or any portion of the applicable Termination Fee.

(g)           Notwithstanding any other provision of this Agreement (other than with respect to claims for, or arising out of or in connection with fraud or a Willful Breach of any covenant or agreement set forth in this Agreement, or with respect to claims pursuant to the Confidentiality Agreement), the parties agree that each of the Kenvue Termination Fee and the Kimberly-Clark Termination Fee constitute liquidated damages, and not a penalty, in reasonable amounts that will compensate Kenvue or Kimberly-Clark, as applicable, in the circumstances in which such fees are payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement, which amounts would otherwise be impossible to calculate with precision. Kenvue and Kimberly-Clark acknowledge and agree that the agreements contained in Section 9.03(b) through Section 9.03(d) are an integral part of the Transactions, and that, without these agreements, Kenvue and Kimberly-Clark would not have entered into this Agreement. Accordingly, if either Kenvue or Kimberly-Clark fails to promptly pay the amount due from such party pursuant to Section 9.03(b) (Kimberly-Clark Termination Fee) or Section 9.03(c) (Kenvue Termination Fee), as applicable, and, in order to obtain such payment, the other party commences an Action that results in a Judgment in its favor for such payment, Kenvue or Kimberly-Clark, as applicable, shall pay to the other party such payment and its costs and expenses (including attorneys’ fees and expenses) in connection with such Action, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received. The parties further agree that this Agreement does not confer upon either Kenvue or Kimberly-Clark “a right or obligation with respect to” Kenvue Common Stock within the meaning of Section 1234A of the Code.

Section 9.04      Amendment. Prior to the First Effective Time, this Agreement may be amended by the parties at any time before or after receipt of the Kimberly-Clark Stockholder Approval or the Kenvue Stockholder Approval; provided, however, that (i) after receipt of the Kimberly-Clark Stockholder Approval, there shall be made no amendment that by Law requires further approval by the stockholders of Kimberly-Clark without the further approval of such stockholders and (ii) after receipt of the Kenvue Stockholder Approval, there shall be made no amendment that by Law requires further approval by the stockholders of Kenvue without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 9.05      Extension; Waiver. At any time prior to the First Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, (c) waive compliance with any covenants and agreements contained in this Agreement or (d) waive the satisfaction of any of the conditions contained in this Agreement. No extension or waiver by Kenvue shall require the approval of the stockholders of Kenvue unless such approval is required by Law and no extension or waiver by Kimberly-Clark shall require the approval of the stockholders of Kimberly-Clark unless such approval is required by Law. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE X

General Provisions

Section 10.01      Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the First Effective Time. This Section 10.01 shall not limit Section 9.02 or any covenant or agreement of the parties which by its terms contemplates performance after the First Effective Time.

Section 10.02      Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given if delivered by hand, emailed (to the extent that no “bounce back”, “out of office” or similar message indicating non-delivery is received with respect thereto) or sent by overnight courier (providing proof of delivery) to the parties at the following email addresses and street addresses (or at such other email address or street address as shall be specified by like notice):

(a)          if to a Kimberly-Clark Party, to:

Kimberly-Clark Corporation
351 Phelps Drive

Irving, Texas 75038
Attention: Jeffrey Melucci; Grant McGee
Email:      [***]; [***]

with a copy to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention: Edward J. Lee, P.C.; Steven M. Choi
Email:        [***]; [***]

Kirkland & Ellis LLP
401 W. 4th Street
Austin, TX 78701
Attention: Kim Hicks, P.C.
Email:        [***]

(b)          if to Kenvue, to:

Kenvue Inc.
1 Kenvue Way
Summit, NJ 07901
Attention: Matt Orlando, General Counsel
Email:        [***]

with a copy to:

Cravath, Swaine & Moore LLP
Two Manhattan West
375 Ninth Avenue
New York, New York 10001
Attention: Robert I. Townsend III

George F. Schoen

Michael E. Mariani

Jin-Kyu Baek

Email:	[***]

[***]

[***]

[***]

Section 10.03      Severability. If any term, condition or other provision of this Agreement is invalid, illegal or incapable of being enforced by, due to or as a result of any Law or public policy, all other terms, conditions and other provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party or such party waives its rights under this Section 10.03 with respect thereto. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that Transactions are fulfilled to the extent possible.

Section 10.04      Counterparts. This Agreement may be executed in one or more counterparts (including by electronic signature), all of which shall be considered one and the same agreement, and shall become effective when the remaining counterparts have been signed by each of the parties and delivered to the other parties.

Section 10.05      Entire Agreement; No Third-Party Beneficiaries. This Agreement (and the documents and instruments referred to herein, including the Kenvue Disclosure Letter and the Kimberly-Clark Disclosure Letter), taken together with the Confidentiality Agreement, (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the Transactions and (b) is not intended to confer upon any Person other than the parties any rights or remedies, except for: (i) if the First Effective Time occurs, the right of Kenvue stockholders to receive the Merger Consideration as provided in Article III; (ii) if the First Effective Time occurs, the rights of the Indemnified Parties set forth in Section 7.06; and (iii) following the valid termination of this Agreement pursuant to Article IX, subject to Section 9.02, Section 9.05 and the last sentence of this Section 10.05, the right of Kenvue or Kimberly-Clark, as a representative of their respective holders of shares of Kenvue Common Stock or Kimberly-Clark Common Stock (who are third-party beneficiaries hereunder solely to the extent necessary for this clause (iii) to be enforceable), to pursue any damages (including damages based on loss of the economic benefit of the Transactions to Kenvue or the holders of shares of Kenvue Common Stock or Kimberly-Clark or the holders of shares of Kimberly-Clark Common Stock, as applicable). Notwithstanding anything herein to the contrary, unless otherwise required by applicable Law, the rights granted pursuant to clause (iii) of this Section 10.05 and the provisions of Section 9.02 with respect to the recovery of damages based on the losses suffered by Kenvue or the holders of shares of Kenvue Common Stock or Kimberly-Clark or the holders of shares of Kimberly-Clark Common Stock, as applicable (including the loss of the economic benefit of the Transactions to Kenvue or the holders of shares of Kenvue Common Stock or Kimberly-Clark or the holders of shares of Kimberly-Clark Common Stock, as applicable, pursuant to Section 261 of the DGCL or otherwise) shall only be enforceable on behalf of the holders of shares of Kenvue Common Stock by Kenvue or Kimberly-Clark Common Stock by Kimberly-Clark, as applicable, in their respective sole and absolute discretion, as representatives of the respective holders of shares of Kenvue Common Stock or Kimberly-Clark Common Stock, as applicable; provided that, in such capacity as a representative of the holders of shares of Kenvue Common Stock or Kimberly-Clark Common Stock, as applicable, Kenvue or Kimberly-Clark, as applicable, shall (x) be entitled to reimbursement from any such recovery of damages of its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees determined by reference to standard hourly rates) that have been incurred by Kenvue or Kimberly-Clark, as applicable, in connection with acting as a representative of the holders of shares of Kenvue Common Stock or Kimberly-Clark Common Stock, as applicable, pursuant to clause (iii) of this Section 10.05 and (y) not be liable for any action taken, suffered or omitted to be taken by it in good faith except to the extent that Kenvue’s or Kimberly-Clark’s, as applicable, gross negligence or willful misconduct was the cause of any direct loss to the holders of shares of Kenvue Common Stock or Kimberly-Clark Common Stock, as applicable; provided, further, that any such damages recovered by Kenvue or Kimberly-Clark, as applicable, may, in Kenvue’s or Kimberly-Clark’s sole and absolute discretion, be either (1) distributed, in whole or in part, by Kenvue to the holders of shares of Kenvue Common Stock of record as of any date determined by Kenvue, or by Kimberly-Clark to the holders of shares of Kimberly-Clark Common Stock of record as of any date determined by Kimberly-Clark, as applicable or (2) retained by Kenvue for the use and benefit of Kenvue on behalf of the holders of shares of Kenvue Common Stock in any manner Kenvue deems appropriate, or retained by Kimberly-Clark for the use and benefit of Kimberly-Clark on behalf of the holders of shares of Kimberly-Clark Common Stock in any manner Kimberly-Clark deems appropriate. Notwithstanding anything to the contrary in this Agreement, the Kenvue Disclosure Letter and the Kimberly-Clark Disclosure Letter shall not be deemed a part of this Agreement as provided in Section 268(b) of the DGCL.

Section 10.06      Governing Law; Consent to Jurisdiction; Venue.

(a)           This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, and any claim arising out of, relating to or in connection with this Agreement shall be governed by the Laws of the State of Delaware, without regard to the conflict of Laws principles that would otherwise result in the application of any Law other than the Laws of the State of Delaware.

(b)           All Actions arising out of or relating to this Agreement or the Transactions shall be heard and determined in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction over any Action, any state or federal court of competent jurisdiction within the State of Delaware). The parties hereby irrevocably (i) submit to the exclusive jurisdiction and venue of such courts in any such Action, (ii) waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action, (iii) agree to not attempt to deny or defeat such jurisdiction by motion or otherwise request for leave from any such court and (iv) agree to not bring any Action arising out of or relating to this Agreement or the Transactions in any court other than the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction over any Action, any state or federal court of competent jurisdiction within the State of Delaware), except for Actions brought to enforce the judgment of any such court. The consents to jurisdiction and venue set forth in this Section 10.06(b) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties. Each party agrees that service of process upon such party in any Action arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 10.02 of this Agreement. Kenvue and each Kimberly-Clark Party each agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.

Section 10.07      Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 10.08      Specific Performance. The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages (including any fees payable pursuant to Section 9.03), even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific performance is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages (including any fees payable pursuant to Section 9.03, which are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement) would provide an adequate remedy for any such breach.

Section 10.09      Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.09.

Section 10.10      Matters Concerning Financing Related Parties. Notwithstanding anything in this Agreement to the contrary, each of the parties (on behalf of itself and its Subsidiaries and each of its controlled Affiliates) hereby:

(a)           agrees that any Action, whether in law or in equity, whether in Contract, in tort or otherwise, involving any Financing Related Party in any way arising out of or relating to this Agreement, any Financing Documents, the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder (any such Action, a “Financing Related Action”) shall be subject to the exclusive jurisdiction of, and shall be brought exclusively in, the U.S. District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and any appellate court thereof, and irrevocably and unconditionally submits, for itself and its property, with respect to any Financing Related Action, to the exclusive jurisdiction of, and to venue in, any such court;

(b)           agrees not to bring or support, or permit any of its Affiliates to bring or support, any Financing Related Action in any forum other than the U.S. District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and any appellate court thereof;

(c)           irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Financing Related Action, (i) any claim that it is not personally subject to the jurisdiction of any such court for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any Action commenced in any such court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), (iii) that (A) any Financing Related Action in any such court is brought in an inconvenient forum or (B) the venue of any Financing Related Action is improper and (iv) that a final judgment in any such Financing Related Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law;

(d)            agrees that notice as provided herein shall constitute sufficient service of process and waives any argument that such service is insufficient;

(e)            agrees that any Financing Related Action shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws that would result in the application of the law of any other state, except as otherwise expressly provided in the Debt Commitment Letter or the applicable Financing Document;

(f)            expressly and irrevocably waives to the fullest extent permitted by Law, all right to a jury trial with respect to any Financing Related Action;

(g)            agrees that none of the Financing Related Parties will have any obligation or liability, on any theory of liability, to Kenvue or any of its Affiliates, and neither Kenvue nor any of its Affiliates shall have any rights or claims against any of the Financing Related Parties, in each case, in any way arising out of or relating to this Agreement, any Financing Document, the Financing or any of the other transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract, in tort or otherwise;

(h)           agrees that, notwithstanding anything to the contrary in Section 10.05 or elsewhere in this Agreement, the Financing Related Parties are express third-party beneficiaries of, and may rely upon and enforce, this Section 10.10;

(i)            agrees that the provisions in this Section 10.10 and the definitions of “Financing”, “Financing Documents”, “Financing Sources” and “Financing Related Parties” (and any other definition set forth in, or any other provision of, this Agreement to the extent that an amendment, waiver or other modification of such definition or other provision would amend, waive or otherwise modify the substance of this Section 10.10 or the definition of “Financing”, “Financing Documents”, “Financing Sources” or “Financing Related Parties”) shall not be amended, waived or otherwise modified, in each case, in any way adverse to the Financing Related Parties in any material respect without the prior written consent of the Financing Sources (and any such amendment, waiver or other modification without such prior written consent shall be null and void); and

(j)            agrees that no Financing Related Parties shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature;

provided that nothing in this Section 10.10 shall limit the rights of the parties to the Financing under the Debt Commitment Letter or any Financing Document.

[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, the Kimberly-Clark Parties and Kenvue have duly executed this Agreement, all as of the date first written above.

Kenvue INC.

By:	/s/ Kirk Perry
	Name:	Kirk Perry
	Title:	Interim Chief Executive Officer

KIMBERLY-CLARK corporation

By:	/s/ Michael Hsu
	Name:	Michael Hsu
	Title:	Chairman and Chief Executive Officer

VESTA SUB I, INC.

By:	/s/ Nelson Urdaneta
	Name:	Nelson Urdaneta
	Title:	President and Chief Executive Officer

VESTA SUB II, LLC

By:	/s/ Nelson Urdaneta
	Name:	Nelson Urdaneta
	Title:	President and Chief Executive Officer

[Signature Page to Merger Agreement]